   As filed with the Securities and Exchange Commission on July 12, 1999

                                              Registration No. 333-81831

                                                               333-81831-01

                                                               333-81831-02

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------

                              Amendment No. 1

                                    to
                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ----------------
                           LYONDELL CHEMICAL COMPANY
                       LYONDELL CHEMICAL WORLDWIDE, INC.
                       LYONDELL CHEMICAL NEDERLAND, LTD.
         (Exact name of each co-registrant as specified in its charter)

              Delaware                                      2911                           95-4160558
              Delaware                                      2911                           51-0104393
              Delaware                                      2911                           51-0110124
    (State or other jurisdiction      (Primary Standard Industrial Classification Code  (I.R.S. Employer
  of incorporation or organization)                       Number)                      Identification No.)

                                                Robert J. Millstone
   1221 McKinney Street, Suite 700       Vice President and General Counsel
        Houston, Texas 77010              1221 McKinney Street, Suite 700
           (713) 652-7200                       Houston, Texas 77010
  (Address, including zip code, and                (713) 652-7200
          telephone number,           (Name, address, including zip code, and
    including area code, of each                 telephone number,
     co-registrant's principal       including area code, of agent for service
         executive offices)                   for each co-registrant)

                                     Copy to:
                               Stephen A. Massad
                             Baker & Botts, L.L.P.
                                One Shell Plaza
                                 910 Louisiana
                              Houston, Texas 77002
                                 (713) 229-1234

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering under Rule 462(b) pursuant to the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               ----------------
                        Calculation of Registration Fee


--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                          Proposed maximum     Proposed
   Title of each class of securities        Amount to     offering price  maximum aggregate         Amount of
            to be registered              be registered    per note (a)   offering price (a) registration fee (b)(c)
--------------------------------------------------------------------------------------------------------------------
9 5/8% Senior Secured Notes, Series A,
 due 2007...............................  $  900,000,000       100%        $  900,000,000           $250,200
9 7/8% Senior Secured Notes, Series B,
 due 2007...............................  $1,000,000,000       100%        $1,000,000,000           $278,000
10 7/8% Senior Subordinated Notes due
 2009...................................  $  500,000,000       100%        $  500,000,000           $139,000
Guarantees of 9 5/8% Senior Secured
 Notes, Series A, due 2007..............              --        --                     --                 --
Guarantees of 9 7/8% Senior Secured
 Notes, Series B, due 2007..............              --        --                     --                 --
Guarantees of 10 7/8% Senior
 Subordinated Notes due 2009............              --        --                     --                 --
--------------------------------------------------------------------------------------------------------------------
 TOTAL.................................   $2,400,000,000                   $2,400,000,000           $667,000
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(a) Estimated solely for the purpose of calculating the registration fee under Rule 457(f) pursuant to the Securities Act.
(b) Pursuant to Rule 457(n) of the Securities Act, no separate registration fee is payable for the guarantees.

(c) The registration fee payable in connection with this Registration Statement was submitted in connection with the initial filing on June 29, 1999.

   The co-registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the co-registrants will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
                                 Subject to completion, dated July 12, 1999

                           Lyondell Chemical Company

                                 $2,400,000,000

                               Offers to Exchange

$900,000,000 9 5/8% Outstanding       for   $900,000,000 9 5/8% Registered
Senior Secured Notes, Series A, due         Senior Secured Notes, Series A,
2007                                        due 2007

$1,000,000,000 9 7/8% Outstanding     for   $1,000,000,000 9 7/8% Registered
Senior Secured Notes, Series B, due         Senior Secured Notes, Series B,
2007                                        due 2007

$500,000,000 10 7/8% Outstanding      for   $500,000,000 10 7/8% Registered
Senior Subordinated Notes due 2009          Senior Subordinated Notes due 2009

The new notes:

 . will be freely tradeable and registered under the Securities Act of 1933

 . are otherwise substantially identical to the outstanding notes

 . will accrue interest at the same rate per annum as the outstanding notes payable semi-annually in arrears on each May 1 and November 1, beginning November 1, 1999

 . will rank equally with the outstanding notes that are not exchanged

 . will not be listed on any securities exchange or on any automated dealer quotation system

 . are guaranteed by our subsidiaries Lyondell Worldwide and Lyondell Nederland

The exchange offers:

 . expire at 5:00 p.m., New York City time, on August   , 1999, unless extended
  or sooner terminated

 . are not conditioned on any minimum aggregate principal amount of outstanding notes being tendered

In addition, you should note that:

 . all outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new notes that are registered under the Securities Act of 1933

 . tenders of outstanding notes may be withdrawn any time before the expiration of the exchange offers

 . the exchange of outstanding notes for new notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes

   You should consider carefully the risk factors beginning on page 14 of this prospectus before participating in the exchange offers.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus is                     , 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  14
Cautionary Statements....................................................  29
Forward-Looking Information..............................................  29
The Exchange Offers......................................................  29
Use of Proceeds..........................................................  40
Capitalization...........................................................  41
Unaudited Pro Forma Financial Statements.................................  42
Selected Historical Financial Data.......................................  49
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  52
Business.................................................................  62
Description of Other Indebtedness........................................  70
Description of New Notes.................................................  73
United States Federal Income Tax Considerations.......................... 121
Registration Rights Agreement............................................ 121
Book-entry; Delivery and Form............................................ 124
Plan of Distribution..................................................... 126
Legal Matters............................................................ 127
Experts.................................................................. 127
Where You Can Find More Information...................................... 128
Incorporation by Reference............................................... 128

                               Prospectus Summary

   This summary highlights information from this prospectus. It is not complete and may not contain all of the information that is important to you. This prospectus includes specific terms of the exchange offers, information about our business and detailed financial data. We encourage you to read the detailed information and financial statements and related notes appearing elsewhere in this prospectus in their entirety. Pro forma disclosures assume that Lyondell Chemical Worldwide, Inc., formerly ARCO Chemical Company, was acquired on January 1, 1998.

                         Summary of the Exchange Offers

   On May 17, 1999, we completed the private offering of the outstanding notes. In connection with the private offering, we entered into a registration rights agreement with the initial purchasers in the private offering. In this agreement, we agreed to deliver this prospectus to you and to use our best efforts to complete the exchange offers within 210 days after the date we issued the outstanding notes. You are entitled to exchange your outstanding notes for new notes that are registered with the SEC and are freely tradeable. You should read the discussion under the headings "--Summary of Terms of the New Notes" beginning on page 10 and "Description of New Notes" beginning on page 73 for further information regarding the new notes.

   We summarize the terms of the exchange offers below. You should read the discussion under the heading "The Exchange Offers" beginning on page 29 for further information regarding the exchange offers and resale of the new notes.

The Exchange Offers.........  We are offering to issue to you in separate exchange offers:

                              . registered 9 5/8% Senior Secured Notes, Series
                                A, due 2007 in exchange for your outstanding unregistered 9 5/8% Senior Secured Notes, Series A, due 2007;

                              . registered 9 7/8% Senior Secured Notes, Series
                                B, due 2007 in exchange for your outstanding unregistered 9 7/8% Senior Secured Notes, Series B, due 2007; and

                              . registered 10 7/8% Senior Subordinated Notes
                                due 2009 in exchange for your outstanding unregistered 10 7/8% Senior Subordinated Notes due 2009 in exchange for a like kind and principal amount of outstanding notes properly tendered to us by you.

Expiration Date.............
                              Unless sooner terminated, the exchange offers expire at 5:00 p.m., New York City time, on
                              August   , 1999, or at a later date and time to
                              which we extend them. We may choose to extend one or more of the exchange offers without extending the others.

Withdrawal of Tenders.......  You may withdraw the tender of your outstanding notes at any time before the expiration date of the applicable exchange offer.

Conditions to the Exchange    We will not be required to accept outstanding
 Offers.....................  notes for exchange if the exchange offers would violate applicable law or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offers.
                              We will not be required to exchange the
                              outstanding notes of any holder that does not make specific representations to us. The exchange offers are not conditioned on each other or on any minimum aggregate principal amount of outstanding notes being tendered.

Procedures for Tendering
 Outstanding Notes..........  If you wish to participate in an exchange offer, you must complete, sign and date the applicable letter of transmittal and fax, mail or deliver the applicable letter of transmittal, together with the outstanding notes, to the exchange agent. If your outstanding notes are held through The Depository Trust Company (DTC), you may deliver your outstanding notes by book-entry transfer.

                              In the alternative, if your outstanding notes are held through the DTC and you wish to participate in an exchange offer, you may do so instead through the automated tender offer program of the DTC. If you tender under this program, you will agree to be bound by the applicable letter of transmittal that we are providing with this prospectus as though you had actually signed the applicable letter of transmittal.

                              By signing or agreeing to be bound by the applicable letter of transmittal, you will represent to us, among other things, that:

                              . any new notes you receive will be acquired in
                                the ordinary course of your business;

                              . you have no arrangement or understanding with
                                any person to participate in the distribution of the outstanding notes or the new notes within the meaning of the Securities Act;

                              . if you are not a broker-dealer or are a broker-
                                dealer but will not receive new notes for your own account in exchange for outstanding notes, you are not engaged in and do not intend to participate in the distribution of the new notes;

                              . if you are a broker-dealer that will receive
                                new notes for your own account in exchange for outstanding notes, you represent that the outstanding notes to be exchanged for new notes were acquired by you as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. It is understood that by acknowledging that you will deliver, and by delivering, a prospectus in connection with any resale of the new notes, you are not admitting that you are an "underwriter" within the meaning of the Securities Act; and

                              . you are not an "affiliate," as defined in Rule
                                405 of the Securities Act, of Lyondell or a broker-dealer tendering outstanding notes acquired directly from Lyondell for its own account.

Special Procedures for
 Beneficial Owners..........  If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in an exchange offer, you should promptly contact the registered holder and instruct it to tender the outstanding notes on your behalf.

                              If you wish to tender your outstanding notes on your own behalf, you must either arrange to have your outstanding notes registered in your name or obtain a properly completed bond power from the registered holder prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
 Procedures.................  If you wish to tender your outstanding notes and cannot comply with the requirement to deliver the applicable letter of transmittal and your outstanding notes or use the automated tender offer program of the DTC before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described in "The Exchange Offers--Guaranteed Delivery Procedures" beginning on page 37.

U.S. Federal Income Tax
 Considerations.............  The exchange of outstanding notes for new notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds.............  We will not receive any cash proceeds from the issuance of the new notes.

Plan of Distribution........  All broker dealers who receive new notes in the exchange offers have a prospectus delivery obligation.

                              Broker-dealers who acquired the outstanding notes as a result of market-making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with the resales of the new notes.

                              Broker-dealers who acquired the outstanding notes from Lyondell must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as selling noteholders, in order to resell the outstanding notes or the new notes.

Consequences of Failure to
 Exchange Outstanding
 Notes......................  If you do not tender your outstanding notes, you will continue to hold notes subject to the existing transfer restrictions. Following completion of the exchange offers, the liquidity of the market for your outstanding notes could be adversely affected. In most cases, we will have no obligation to register the outstanding notes once we complete the exchange offers.

                               The Exchange Agent

   We have appointed The Bank of New York as exchange agent for each of the exchange offers. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the applicable letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

      For Delivery by Mail:           For Overnight Delivery Only or by Hand:


       The Bank of New York                     The Bank of New York
             21 West                                  21 West
    101 Barclay St., Floor 7E                     101 Barclay St.
        New York, NY 10286                Corporate Trust Services Window
        Attn: Reorg. Dept.                          Ground Level
                                                 New York, NY 10286
                                                 Attn: Reorg. Dept.

          By Facsimile Transmission (for eligible institutions only):

                              (212) 815-6339

                            Attn: Enrique Lopez

                              To Confirm Receipt:
                                 (212) 815-2742

                                 About Lyondell

   Lyondell Chemical Company is a global chemical company with leading market positions in all of its major products, world-scale production capacity and low cost operations. Lyondell has advantages in the supply of raw materials through its equity ownerships in its three joint ventures Equistar Chemicals, LP, LYONDELL-CITGO Refining LP and Lyondell Methanol Company, L.P. Ownership in these joint ventures enhances Lyondell's operating leverage and, together with Lyondell's core business of less cyclical chemical products, mitigates the impact of petrochemical and refining cycles affecting its joint ventures.

   Lyondell's operations are comprised of four businesses: intermediate chemicals and derivatives, petrochemicals and polymers, refining and methanol.

Intermediate Chemicals and Derivatives (Lyondell Worldwide)

   Lyondell is the world's largest producer of propylene oxide (PO) and a leading worldwide producer and marketer of PO derivatives, including polyether polyols, propylene glycol, propylene glycol ethers and butanediol. PO is a key component in the manufacture of urethanes and nonurethane products. Lyondell is the world's second largest supplier of toluene diisocyanate (TDI), another key component of urethanes. End uses for Lyondell's PO and its derivatives include:

  . flexible foam for automotive seating and furniture;

  . antifreeze and coolants;

  . personal care products;

  . coatings, adhesives, sealants and elastomers;

  . resins; and

  . solvents.

   Lyondell is also a major producer of styrene monomer and tertiary butyl alcohol (TBA), co-products of its proprietary PO technology. Styrene monomer is used to produce plastics and resins including polystyrene, used in household goods such as disposable food service items and toys, and expandable polystyrene, used in foam cups and containers, insulation and packaging. Lyondell currently utilizes most of its TBA to make methyl tertiary butyl ether
(MTBE), a gasoline blending component used to reduce fuel emissions and enhance octane. The intermediate chemicals and derivatives business is the only business conducted through wholly owned Lyondell operations.

Petrochemicals and Polymers (Equistar)

   Lyondell owns 41% of Equistar, which is an integrated, low-cost producer of petrochemicals and polymers. Equistar is North America's largest producer of ethylene, propylene and polyethylene and third largest producer of ethylene oxide. End uses for its products consist of a wide range of consumer and industrial products including:

  . packaging film;

  . trash bags;

  . plastic bottles;

  . plastic caps and other closures;

  . rigid packaging; and

  . carpet facing and backing.

   Equistar was formed in December 1997 by combining the ethylene, propylene, aromatics and polymers businesses of Lyondell and Millennium Chemicals Inc. Equistar was expanded in May 1998 with the addition of the olefins, ethylene oxide and derivatives businesses of Occidental Chemical Corporation. Dan Smith, the chief executive officer of Lyondell, also serves as the chief executive officer of Equistar.

Refining

   Lyondell owns 58.75% of LYONDELL-CITGO Refining, which owns and operates North America's largest extra heavy crude oil refinery, processing low cost 17(degrees) API crude oil. LYONDELL-CITGO Refining processes large volumes of this extra heavy crude oil into premium petroleum products including:

  . gasoline;

  . low sulfur diesel;

  . jet fuel;

  . aromatics;

  . lube oils; and

  . other refined products.

   LYONDELL-CITGO Refining has a long-term crude oil supply agreement with Petroleos de Venezuela, S.A. (PDVSA), the national oil company of Venezuela. This agreement helps to stabilize earnings and cash flow through an advantageous pricing formula. LYONDELL-CITGO Refining was formed in 1993 as a joint venture with CITGO Petroleum Corporation, an indirect wholly owned subsidiary of PDVSA.

Methanol (Lyondell Methanol)

   Lyondell owns 75% of Lyondell Methanol, the third largest producer of methanol in the United States. Lyondell Methanol was formed in December 1996 by Lyondell and MCN Investment Corporation, a producer of natural gas, the primary raw material for methanol.

Refinancing of Credit Facility

   In May 1999, Lyondell completed a partial refinancing of the debt under its credit facility. The refinancing reduced consolidated debt by approximately $630 million and eliminated substantially all debt maturities through year end 2000 by refinancing with longer-term debt. The refinancing consisted of:

  . the issuance of the outstanding notes for gross proceeds of $2.4 billion;

  . the borrowing of an additional $1 billion under two new term loans under the credit facility; and

  . the issuance of 40.25 million shares of Lyondell common stock for gross proceeds of $765 million.

   The following chart shows the organization of Lyondell.







                              [Chart appears here]

                              Lyondell's Strategy

   Lyondell's mission is to maximize total return to its stockholders and increase cash flow through growth, improved profitability and reduced earnings volatility.

   Lyondell has been a leader in the ongoing restructuring of the chemical industry, taking a series of steps to reposition its business portfolio over the past several years. The following is a list of major actions Lyondell has taken to fulfill this strategy:

   1993  -- Formation of LYONDELL-CITGO Refining
   1995  -- Acquisition of Alathon(TM) high density polyethylene business
   1996  -- Formation of Lyondell Methanol
   1997  -- Completion of $1.1 billion LYONDELL-CITGO Refining upgrade project
   1997  -- Creation of Equistar
   1998  -- Expansion of Equistar with the addition of the Occidental assets
   1998  -- Acquisition of ARCO Chemical Company

   Lyondell will continue to identify and evaluate opportunities for strategic business combinations, including partnership arrangements such as Equistar and LYONDELL-CITGO Refining, as a means to provide profitable growth and further enhance Lyondell's competitive positions. Lyondell actively seeks opportunities to maximize efficiency or value through various transactions, including the purchase or sale of assets, contractual arrangements or joint ventures. To the extent permitted under the terms of Lyondell's credit facility and other debt agreements, some of these transactions may be financed by additional borrowings or by the issuance of Lyondell common stock.

Building on Leading Market Positions and Technologies to Achieve Profitable
Growth

   Lyondell intends to build on its leading market positions and technologies to achieve consistent profitable growth. Today, Lyondell and Equistar hold leading market positions in the majority of their primary products, as shown below.

                                                  North American
                                                      Market         Global
Product                                              Position    Market Position
-------                                           -------------- ---------------
Lyondell:
  PO.............................................        1               1
  Urethanes:
    Polyols......................................        2               2
    TDI..........................................        2               2

Equistar:
  Ethylene.......................................        1               2
  Propylene......................................        1               3
  Polyethylene...................................        1               4

   Lyondell intends to increase sales by creating new markets for its products through focused technological innovation and the development of higher value products that create additional uses for Lyondell's primary products. To achieve this goal, Lyondell is undertaking the following initiatives:

  . participating in anticipated global demand growth in urethanes and performance chemicals by using Lyondell's strengths in technology, manufacturing, marketing and access to raw materials;

  . taking advantage of additional opportunities derived from Equistar's
    North American market leadership and low cost position in ethylene, propylene and polyethylene;

  . strategically expanding Equistar's polymers technology and capacity by focusing on higher value products with large market demand potential, such as medium and high molecular weight high density polyethylene; and

  . continuing to exploit LYONDELL-CITGO Refining's $1.1 billion refinery upgrade by increasing the total processing volume of extra heavy, low cost crude oil and producing a higher percentage of higher value products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--First Quarter 1999 Compared to Fourth Quarter 1998--Refining."

Improving Profitability and Reducing Earnings Volatility

   Lyondell's current business portfolio is strategically positioned to provide opportunities to improve profitability and reduce earnings cyclicality. In addition, Lyondell intends to continue its ongoing cost reduction initiatives to maximize efficiency of its operations.

   Lyondell continues to integrate its businesses:

  . by capitalizing on its advantages in the supply of raw materials between Lyondell and Equistar and Equistar and LYONDELL-CITGO Refining in order to capture profit margins across a wide range of products and to improve stability of production volumes and earnings throughout Lyondell; and

  . through increasing Equistar product sales and improving its marketing efforts using the global expertise and market presence of Lyondell.

   Lyondell continues its efforts to reduce costs:

  . by completing the cost reduction programs in place at Lyondell, Equistar and LYONDELL-CITGO Refining;

  . through realizing identified cost savings and revenue enhancements across
    Lyondell's business portfolio by optimizing manufacturing operations, using more efficient purchase and distribution practices and reducing overhead and staffing; and

  . by maximizing value from the strategic flexibility and optimization potential inherent in Equistar's large number of plant sites, raw material flexibility and broad polymers product slate.

Debt Reduction and Refinancing Initiatives

   Lyondell significantly increased its borrowed funds in 1998 to acquire Lyondell Worldwide. The decision to take advantage of this acquisition opportunity did not alter management's view of an optimal long-term capital structure which calls for a lower debt-to-equity ratio and an investment grade debt rating. Lyondell is looking to the cash flow of its businesses, potential joint ventures involving strategic assets, new equity capital, working capital initiatives, potential asset sales, refinancing plans and other cash generating opportunities to achieve this goal.

   Management believes that Lyondell is well positioned through its leading market positions, world-scale production capacity and low cost operations to continue to satisfy its ongoing cash requirements through its share of cash distributions from both Equistar and LYONDELL-CITGO Refining and cash flow from its intermediate chemicals and derivatives business. This positioning should also generate significant additional cash flow when prices for some of Lyondell's cyclical products emerge from their current troughs.

                       Summary of Terms of the New Notes

   Unlike the outstanding notes, the new notes will be registered under the Securities Act and freely tradeable and will not have registration rights. Otherwise, the new notes are substantially identical to the outstanding notes. The new notes will evidence the same debt as the outstanding notes, and the outstanding notes and the new notes will be governed by the same indentures.

Securities Offered..........  $900 million principal amount of registered
                              9 5/8% Senior Secured Notes, Series A, due 2007.

                              $1.0 billion principal amount of registered
                              9 7/8% Senior Secured Notes, Series B, due 2007.

                              $500 million principal amount of registered
                              10 7/8% Senior Subordinated Notes due 2009.

Maturity Dates..............  The Series A Senior Secured Notes and the Series
                              B Senior Secured Notes mature on May 1, 2007.

                              The Senior Subordinated Notes mature on May 1,
                              2009.

Interest Payment Dates......  Interest payments for the new notes will be made semi-annually on each May 1 and November 1, beginning November 1, 1999.

Optional Redemption.........  We may redeem any of the Series A Senior Secured
                              Notes at any time at a redemption price equal to a "make-whole" price, which we describe in more detail beginning on page 80.

                              We may redeem any of the Series B Senior Secured Notes at any time on or after May 1, 2004 at the redemption prices described on page 81.

                              We may redeem any of the Senior Subordinated
                              Notes at any time on or after May 1, 2004 at the redemption prices described on page 82.

                              On or before May 1, 2002, we may redeem up to 35% of the Senior Subordinated Notes with the proceeds of common stock offerings at a redemption price equal to 110.875% of the principal amount of the notes redeemed.

Change of Control...........  Upon the occurrence of the change of control events described beginning on page 82, you may require us to repurchase some or all of your new notes at 101% of their principal amount, plus accrued interest. The occurrence of those change of control events may, however, be an event of default under our credit facility. We cannot assure you that we will have sufficient resources to repurchase your new notes in these circumstances.

Subsidiary Guarantees.......  The new notes will be unconditionally guaranteed by our subsidiaries Lyondell Worldwide and Lyondell Nederland. The guarantees of the Senior Secured Notes will be general obligations of each guarantor and will rank equally with all existing and future unsubordinated debt of each guarantor. The guarantees of the Senior Subordinated Notes will be general obligations of each guarantor and will rank junior to all existing and future unsubordinated debt of each guarantor, including the guarantees of the Senior Secured Notes.

Security....................  The Senior Secured Notes will be secured by a lien equally and ratably with all debt
                              outstanding under our credit facility and, with respect to some of our manufacturing plants, some Lyondell Worldwide bonds as well. The liens will constitute first-priority liens, subject to exceptions and permitted liens, on the following:

                              . Lyondell's and Lyondell Worldwide's personal
                                property;

                              . substantially all the stock of the domestic
                                subsidiaries directly owned by Lyondell and Lyondell Worldwide;

                              . 65% of the stock of foreign subsidiaries
                                directly owned by Lyondell and Lyondell
                                Worldwide;

                              . the rights of some of Lyondell's subsidiaries
                                to receive distributions from Lyondell's existing joint ventures in which they own equity interests; and

                              . mortgages on Lyondell Worldwide's facilities
                                located in Bayport, Texas, Channelview, Texas and Lake Charles, Louisiana.

                              The Senior Secured Notes could become unsecured. Any lien for the benefit of the holders of the Senior Secured Notes will be automatically released, without the consent of the holders, upon a release of that lien under the terms of the security documents or if the release is approved by the requisite lenders under our credit facility. In addition, the collateral agent and Lyondell may amend the provisions of the security documents with the consent of the requisite lenders and without the consent of the holders of the Senior Secured Notes. The lenders under the existing credit facility will have the sole ability to control remedies with respect to the collateral, including any sale or liquidation after acceleration of the new notes or the debt under the credit facility.

Ranking.....................  The Senior Secured Notes will rank equally with all our existing and future unsecured senior debt and before all such debt to the extent of the value of the collateral available to the holders of the Senior Secured Notes. This collateral is shared by the holders of the new notes on a ratable basis with the holders of Lyondell's other senior secured debt, including the debt under the credit facility and some debt of Lyondell Worldwide.

                              The Senior Subordinated Notes will rank junior to all our existing and future unsubordinated debt, including the Senior Secured Notes, the debt under our credit facility and some debt of Lyondell Worldwide.

                              The new notes will also effectively rank junior to all liabilities of our subsidiaries that have not guaranteed the new notes and all liabilities of our joint ventures.

                              The new notes will rank equal in right of payment with any outstanding notes that are not exchanged.

                              At May 31, 1999:

                              . Lyondell and the guarantors had outstanding
                                approximately $5.8 billion of unsubordinated debt that was secured, including the Senior Secured Notes; and

                              . Lyondell's joint ventures, which have not
                                guaranteed the new notes, had approximately
                                $4.0 billion of outstanding liabilities, including trade payables, that are effectively senior to the new notes.

Restrictive Covenants.......  The new notes will be issued under the same indentures as the outstanding notes. The indentures contain restrictive covenants for your benefit that restrict our ability, and the ability of our subsidiaries, to:

                              . incur additional debt or issue subsidiary
                                preferred stock;

                              . increase dividends on our capital stock;

                              . redeem or repurchase capital stock or
                                repurchase subordinated debt;

                              . engage in transactions with affiliates, except
                                on an arms-length basis;

                              . create liens or engage in sale and leaseback
                                transactions;

                              . make some types of investments and sell assets;
                                and

                              . consolidate or merge with, or sell
                                substantially all our assets to, another person.

                              Some of these covenants will no longer apply if the new notes are rated "BBB-" by Standard & Poor's or "Baa3" by Moody's, even if the new notes are subsequently downgraded to a lower rating.

Form of New Notes...........  The new notes will be represented by one or more permanent global securities deposited with the DTC. You will not receive certificates for your new notes unless one of the events described under the heading "Book-Entry; Delivery and Form--Certificated Notes" on page 124 occurs. Instead, beneficial ownership interests in the new notes will be shown on the book-entry records maintained by the DTC. Transfers of beneficial ownership of the new notes will be effected only through the book-entry records maintained by the DTC.

Liquidated Damages..........  If we fail to complete the exchange offers as required by the registration rights agreement, we will be obligated to pay liquidated damages to holders of the outstanding notes as described on page 123.

Use of Proceeds.............  We will not receive any cash proceeds from the issuance of the new notes.

                                  Risk Factors

   Please read and carefully consider the "Risk Factors" beginning on page 14 before participating in the exchange offers.

                          Principal Executive Offices

   The principal executive offices for Lyondell, Lyondell Worldwide and Lyondell Nederland are located at 1221 McKinney Street, Suite 700, Houston, Texas 77010, and our telephone number is (713) 652-7200.

           Selected Historical Financial Data and Unaudited Pro Forma
                              Financial Statements

   Please read "Selected Historical Financial Data" beginning on page 49 for the selected financial data for Lyondell for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, for Lyondell Worldwide for the years ended December 31, 1994, 1995, 1996 and 1997 and for Lyondell for the three-month periods ended March 31, 1998 and 1999. Please read "Unaudited Pro Forma Financial Statements" beginning on page 42 for our unaudited pro forma financial data for the year ended December 31, 1998 and the three-month periods ended March 31, 1998 and 1999.

                                  Risk Factors

   You should carefully consider the following risks before participating in the exchange offers.

Risk Factors Relating to the New Notes and the Exchange Offers

If you fail to exchange your outstanding notes, the existing transfer restrictions will remain in effect; the market value of your outstanding notes may be adversely affected because of a smaller float and reduced liquidity.

   If you do not exchange your outstanding notes for new notes under the exchange offers, the existing transfer restrictions on the outstanding notes will continue to apply. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes.

   The tender of outstanding notes under the exchange offers will reduce the aggregate principal amount of the outstanding notes traded or held in the marketplace. This may have an adverse effect upon, and increase the volatility of, the market price of any outstanding notes that you continue to hold due to a reduction in liquidity.

There is no public market for the new notes, and we do not intend to list them on any securities exchange or automated quotation system; an active trading market for the new notes may not develop.

   There is no existing public market for the new notes. We cannot provide any assurance regarding:

  . the liquidity of any markets that may develop for the new notes;

  . your ability to sell your new notes; or

  . the prices at which you will be able to sell your new notes.

   Future trading prices of the new notes will depend on many factors, including:

  . prevailing interest rates;

  . our operating results;

  . ratings of the new notes; and

  . the market for similar securities.

   The initial purchasers of the outstanding notes have advised us that they presently intend to make a market in the new notes after completion of the exchange offers. However, the initial purchasers do not have any obligation to do so, and they may discontinue any market-making activities at any time without any notice.

   We do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes on any automated dealer quotation system.

Risk Factors Relating to Lyondell's Debt

Our balance sheet is highly leveraged; in order to fulfill our debt repayment obligations, we may need to refinance our debt, delay acquisitions or capital expenditures, or take other action to raise cash or reduce expenses.

   At May 31, 1999, Lyondell had $6.3 billion of consolidated debt, which amounted to approximately 82 percent of its total capitalization. Lyondell's consolidated debt amounts do not include $3.1 billion in joint venture debt, $713 million of which is Equistar debt for which Lyondell remains contingently liable.

   Lyondell's ability to pay or to refinance its debt will depend on future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors. Many of these factors are beyond Lyondell's control. Lyondell anticipates that its operating cash flow, together with money Lyondell can borrow under its credit facility, will be sufficient to meet anticipated future operating expenses and capital expenditures. However, if future operating cash flows are less than currently anticipated, Lyondell may be forced to:

  . reduce or delay capital acquisitions or capital expenditures;

  . sell assets; or

  . reduce operating expenses.

   Approximately $240 million of Lyondell's remaining outstanding debt will be required to be repaid by December 31, 2000. Lyondell expects that most of this debt will be repaid using cash from operations. The remaining debt is expected to be repaid from proceeds of capital markets issuances, asset sales and/or joint venture transactions. In addition, Lyondell's amended credit facility requires Lyondell to issue up to approximately $470 million of additional subordinated notes (or more junior securities) by June 2002, unless specified financial tests are satisfied. This $470 million requirement will be reduced by $2 for every $1 of common stock issued in the future and will be eliminated if Lyondell achieves either:

  . a total debt to adjusted EBITDA ratio, as defined in the credit facility, of 3.0 to 1.0; or

  . a rating for its senior secured debt of BB by Standard & Poor's and Ba2 by Moody's.

Lyondell cannot assure you that it will be able to sell these securities on satisfactory terms, if at all.

Our debt agreements may restrict our ability to take some actions regardless of whether these actions may be beneficial to holders of the new notes, our stockholders or Lyondell.

   Our Indentures

   The indentures governing the new notes contain covenants that limit Lyondell's ability to engage in some types of transactions. Among other things, these covenants limit Lyondell's and Lyondell's subsidiaries' ability to:

  . incur additional debt or issue subsidiary preferred stock;

  . increase dividends on its capital stock;

  . redeem or repurchase capital stock or repurchase subordinated debt;

  . engage in transactions with affiliates, except on an arms-length basis;

  . create liens or engage in sale and leaseback transactions;

  . make some types of investments and sell assets; and

  . consolidate or merge with, or sell substantially all its assets to, another person.

   Our credit facility

   Lyondell's credit facility also contains restrictive covenants and prohibits Lyondell from prepaying other debt, including the new notes, until some loans under the credit facility are repaid in full and Lyondell's senior unsecured debt is rated investment grade. The credit facility also requires Lyondell to maintain specified financial ratios and satisfy financial condition tests. Lyondell's ability to meet those financial ratios and tests can be affected by events beyond its control, and Lyondell cannot assure you that it will be able to satisfy those ratios and tests. The credit facility covenants also limit Lyondell's ability to:

  . increase dividends on its capital stock;

  . make some types of investments; and

  . allow its subsidiaries to incur some types and amounts of debt.

   A breach of any of these provisions could permit the lenders to accelerate the debt under the credit facility to be immediately due and payable and to terminate all commitments to extend further credit. If Lyondell were unable to repay this debt, the lenders could proceed against the collateral granted to them as security. Lyondell has pledged a substantial portion of its assets as security for obligations under the credit facility and the Senior Secured Notes. Lyondell cannot assure you that, if its lenders accelerate the repayment of borrowings under the credit facility, Lyondell will have sufficient assets to repay the new notes.

Most of the covenants under the new notes do not apply to our joint ventures; our joint ventures could increase their debt leverage, default on their debt obligations or take other action limiting their ability to pay distributions to Lyondell for which you will have no recourse.

   Lyondell conducts a substantial amount of its operations through its joint ventures Equistar, LYONDELL-CITGO Refining and Lyondell Methanol. None of these joint ventures is a "subsidiary" or a "restricted subsidiary" of Lyondell, as those terms are defined in the indentures. Therefore, the covenants described above do not apply to the joint ventures in which Lyondell participates.

   As a result, holders of the new notes will have no recourse if Equistar, LYONDELL-CITGO Refining or Lyondell Methanol substantially increases its debt leverage. The indentures obligate Lyondell to use its best efforts to ensure that its joint ventures do not agree to restrictions on their ability to pay dividends to Lyondell, but that obligation is modified by significant exceptions. For more information on these exceptions, you should read the section called "Description of New Notes--Restrictive Covenants--Dividend and Other Payment Restrictions Affecting Subsidiaries and Joint Ventures." Equistar, LYONDELL-CITGO Refining and Lyondell Methanol could enter into agreements that would restrict their ability to pay dividends or make other distributions to Lyondell despite Lyondell's best efforts to the contrary. Additionally, under applicable state law, Lyondell's joint ventures may be limited in amounts that they are permitted to pay as distributions on their equity interests. Any restriction on dividends from Lyondell's joint ventures could have a material adverse effect on Lyondell.

   Moreover, a default on debt obligations by a joint venture that is not a "restricted subsidiary" would not give rise to a default under the indentures governing the new notes. This is the case even though creditors of the defaulting joint venture would have remedies against the joint venture. As a result, holders of the new notes will have no recourse if any of these joint ventures defaults on any of its debt.

   A default by any of Lyondell's joint ventures under any of its material debt instruments would give rise to a default under the credit facility. A default by any joint venture on its debt could also result in a dividend blockage, which could have a material adverse effect on Lyondell.

The new notes are subordinated to debt of our subsidiaries and joint ventures; the Senior Subordinated Notes are subordinated to Lyondell's senior debt.

   Subsidiary and joint venture liabilities

   None of Lyondell's joint ventures have guaranteed the new notes. Lyondell's subsidiaries Lyondell Worldwide and Lyondell Nederland are guarantors of the new notes and are guarantors under the credit facility. No other subsidiaries of Lyondell will guarantee the new notes. As a result, the new notes are not debt of Lyondell's joint ventures or subsidiaries, other than Lyondell Worldwide and Lyondell Nederland. Holders of the debt and other liabilities of Lyondell's joint ventures and other subsidiaries will effectively be senior to claims against those entities by holders of the new notes. At May 31, 1999, these joint ventures had $4.0 billion of outstanding liabilities, including trade payables.

   Subordination provisions of the Senior Subordinated Notes

   The Senior Subordinated Notes rank junior to all existing and future senior debt of Lyondell and the guarantors. At May 31, 1999, Lyondell and the guarantors had approximately $5.8 billion of senior debt, substantially all of which was secured.

   As a result of this subordination, if either:

  . Lyondell is insolvent or enters into bankruptcy or a similar proceeding;

  . Lyondell fails to make a payment when due on senior debt; or

  . any senior debt is accelerated;

then the holders of this senior debt must be paid in full before the holders of the Senior Subordinated Notes may be paid.

   In addition, Lyondell cannot make any cash payments to holders of Senior Subordinated Notes if it has failed to make payments to holders of designated senior debt. Under some circumstances, Lyondell cannot make any payments to holders of Senior Subordinated Notes for a period of up to 179 days if Lyondell has defaulted on covenants under designated senior debt but there has been no payment default or acceleration.

   Additional Pari Passu Debt

   If Lyondell incurs any additional debt that ranks equally with the new notes, the holders of that debt will be entitled to share ratably with the holders of the new notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of Lyondell. This may have the effect of reducing the amount of cash repaid to holders of the new notes.

Lyondell may not be able to repurchase your new notes upon a change of control.

   Upon the occurrence of some change of control events described in the indentures, you may require Lyondell to purchase your new notes at 101% of their principal amount, plus accrued interest. Lyondell may not have the financial resources to purchase your new notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other debt. The credit facility provides that some change of control events will constitute a default under the credit facility and could result in the acceleration of the maturity of all debt under the credit facility. Future debt may also contain similar provisions.

Holders of the Senior Secured Notes may not be able to fully realize the value of their liens; in such case, holders of the Senior Secured Notes will have an unsecured claim against Lyondell to the extent that amounts due on the Senior Secured Notes exceed the proceeds from the sale of the secured assets.

   The security for the benefit of the holders of the Senior Secured Notes can be released without their consent.

   The liens for the benefit of the Senior Secured Notes may be released without any vote or consent by the holders of the Senior Secured Notes under the following guidelines:

  . the security documents generally provide for an automatic release of all liens on any asset that is disposed of in compliance with the provisions of the security documents;

  . any lien can be released if approved by the requisite number of lenders under our credit facility;

  . the collateral agent and Lyondell may amend the provisions of the security documents with the consent of the requisite number of lenders under our credit facility and without the consent of the holders of any of the Senior Secured Notes; and

  . the lenders under our credit facility will have the sole ability to control remedies with respect to the collateral, including the sale or liquidation of the collateral after acceleration of the new notes or the debt under the credit facility.

As a result, Lyondell cannot assure you that the Senior Secured Notes will continue to be secured by a substantial portion of Lyondell's assets. Holders of the Senior Secured Notes will have no recourse if the lenders under Lyondell's credit facility approve the release of any or all the collateral. This is the case even if that release adversely affects any rating of the Senior Secured Notes.

   The collateral may not be valuable enough to satisfy all the obligations secured by the collateral.

   Lyondell will secure its obligations under the Senior Secured Notes by the pledge of some of its and Lyondell Worldwide's assets. This pledge is also for the benefit of the lenders under the credit facility and the holders of Lyondell Worldwide's outstanding debentures.

   The security documents and the indentures allow Lyondell to apply the proceeds of any sale of assets, including the collateral and excluding sales after acceleration of the credit facility, to repay debt under the credit facility and Lyondell Chemical Worldwide's 9.9% Debentures due 2000 before repaying amounts owed under the Senior Secured Notes.

   The value of the pledged assets in the event of a liquidation will depend upon numerous factors, including market and economic conditions and the availability of buyers. No independent appraisals of the pledged property have been prepared in connection with the sale of the outstanding notes or the exchange offers. Accordingly, Lyondell cannot assure you that the proceeds of any sale of the pledged assets following an acceleration of the Senior Secured Notes to maturity would be sufficient to satisfy, or would not be substantially less than, amounts due on the Senior Secured Notes and the other debt secured thereby. If the proceeds of any sale of the pledged assets were not sufficient to repay all amounts due on any Senior Secured Notes, the holders of Senior Secured Notes would have only an unsecured claim against the remaining assets of Lyondell for the remainder of the amounts due.

   By their nature, some or all of the pledged assets will be illiquid and may have no readily ascertainable market value. Likewise, Lyondell cannot assure holders of Senior Secured Notes that the pledged assets will be saleable. If the pledged assets are saleable, there may be substantial delays in connection with a liquidation. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by Lyondell or constitute subordinate liens on the pledged assets, third parties may exercise rights and remedies with respect to the property subject to these encumbrances, including rights to require marshaling of assets. These rights of third parties could adversely affect the value of the subject pledged assets and the ability of the collateral agent to realize or foreclose on the subject pledged assets.

   Bankruptcy laws may limit your ability to realize value from the collateral.

   If Lyondell defaults under the indentures for the Senior Secured Notes, the collateral agent's right to repossess and dispose of the pledged assets is likely to be significantly impaired if a bankruptcy case is commenced by or against Lyondell before the collateral agent repossesses and disposes of the pledged assets. Under the bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from that debtor, without approval of the bankruptcy court. Moreover, the bankruptcy code permits the debtor in default to continue to retain and use the collateral so long as the secured creditor receives "adequate protection" by court order.

   The meaning of the term "adequate protection" may vary according to circumstances. In general, it is intended to protect the value of a secured creditor's interest in the collateral and may include cash payments or the granting of additional security for any decrease in the value of the collateral as a result of the stay of repossession or the disposition or use of the collateral by the debtor during the bankruptcy case. Generally, adequate protection payments are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor's interest in the collateral is declining during the course of the bankruptcy case. Due to the lack of a precise definition for the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict:

  . how long payments under the Senior Secured Notes could be delayed following the beginning of the bankruptcy case;

  . whether or when the collateral agent could repossess or dispose of the pledged assets; or

  . whether or to what extent holders of the Senior Secured Notes would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of "adequate protection."

   The collateral is subject to casualty risks and no mortgage title insurance has been obtained.

   Lyondell is obligated under the security documents at all times to properly insure the pledged assets against loss or damage by fire or other hazards to the extent that these assets are usually insured by corporations operating assets of a similar nature in the same or similar localities. There are, however, some types of losses which may be either uninsurable or not economically insurable. Further, the insurance proceeds may not compensate Lyondell fully for its losses. In the event there is a total or partial loss of any of the pledged assets, the proceeds received by Lyondell may not be sufficient to satisfy all the secured obligations, including the Senior Secured Notes.

   In the event of a total or partial loss to any of the mortgaged facilities, some items of equipment may not be easily replaced because they are sufficiently large or customized that replacement units generally are not readily available. Accordingly, notwithstanding any insurance coverage, the large size of some of Lyondell's equipment and the extended period needed to manufacture replacement units could cause significant delays in replacement.

   Additionally, Lyondell is not required under the security documents to purchase any title insurance insuring the collateral agent's lien on the mortgaged properties. If a loss occurs from any mortgaged property because of a title defect, Lyondell might not be able to replace the property with collateral of equal value.

Fraudulent transfer statutes may limit your rights as a note holder; a court could invalidate our obligations under the new notes or the liens or subordinate your rights as a note holder to the rights of other creditors.

   The incurrence by Lyondell of debt, including the new notes, to refinance the debt incurred under the credit facility to acquire Lyondell Worldwide could be reviewed under relevant federal and state fraudulent transfer laws in a bankruptcy case or a lawsuit by or on behalf of unpaid creditors of Lyondell. The collateral for the Senior Secured Notes includes mortgages on a substantial portion of the domestic operating assets of Lyondell Worldwide. These assets are not burdened by any liens and are available for claims of Lyondell Worldwide's creditors before the claims of Lyondell's creditors. Creditors of Lyondell Worldwide might claim that the granting of the liens on these assets is a fraudulent transfer under federal or state laws.

   Federal or state fraudulent transfer laws permit a court to do all of the following:

  . avoid all or a portion of Lyondell's obligations to holders of the new notes;

  . subordinate Lyondell's obligations to holders of the new notes to Lyondell's other existing and future debt, thereby entitling other creditors to be paid in full before any payment is made on the new notes; or

  . take other action detrimental to holders of the new notes, including, in some circumstances, invalidating the new notes or the liens securing the Senior Secured Notes.

If a court were to take any of these actions, holders of the new notes might not ever be repaid.

   Under federal and state fraudulent transfer laws, to take any of those actions, courts will typically need to find that, at the time the new notes were issued, Lyondell either:

  . issued the new notes with the intent of hindering, delaying or defrauding current or future creditors; or

  . received less than fair consideration or reasonably equivalent value for incurring the debt represented by the new notes and:

    (1) was insolvent or was rendered insolvent by reason of the issuance of the new notes;

    (2) was engaged, or about to engage, in a business or transaction for which Lyondell's assets were unreasonably small; or

    (3) intended to incur, or believed or should have believed it would incur, debts beyond its ability to pay as the debts mature.

All of the terms used above are defined in or interpreted under the applicable fraudulent transfer laws.

   Different jurisdictions define "insolvency" differently. However, Lyondell generally would be considered insolvent at the time it incurred the debt constituting the new notes if either:

  . the fair market value, or fair saleable value, of its assets is less than the amount required to pay its total existing debts and liabilities, including the probable liability on contingent liabilities, as they become absolute or matured; or

  . Lyondell was incurring debts beyond its ability to pay as the debts mature.

   Lyondell cannot assure holders of the new notes:

  . what standard a court would apply to determine if Lyondell was "insolvent" on the date it issued the new notes;

  . that a court would not determine that Lyondell was insolvent on the date it issued the new notes under either valuation method described above; or

  . that a court would not determine that the payments constituted fraudulent transfers on some other legal ground without regard to Lyondell's solvency.

Fraudulent transfer statutes may limit your rights under the guarantees; a court could invalidate the guarantees or subordinate your rights under the guarantees to the rights of other creditors.

   Our obligations under the new notes are guaranteed by Lyondell Worldwide and Lyondell Nederland, two of our subsidiaries. The guarantees may be reviewed under various laws enacted for the protection of creditors. It is possible that the creditors of a guarantor may challenge a guarantee as a fraudulent transfer under relevant federal and state laws, by claiming, for example, that the obligations of the guarantor were incurred for less than reasonably equivalent value or fair consideration because the guarantee was incurred for the benefit of Lyondell and only indirectly, if at all, for the benefit of the guarantor. Under some circumstances, including a finding that a guarantor was insolvent at the time its guarantee was issued, a court could hold that the obligations of the guarantors under the guarantees may be voided or are subordinate to other obligations of the guarantors. In addition, it is possible that the amount for which a guarantor is liable under a guarantee may be limited. In that case, the analysis of insolvency described above would generally apply.

   In an attempt to limit the applicability of fraudulent transfer laws, the indentures limit the amount of the guarantees of Lyondell Worldwide and Lyondell Nederland to the amount that will result in each guarantee not constituting a fraudulent transfer or improper corporate distribution. However, Lyondell cannot assure you as to what standard a court would apply in making a determination as to what would be the maximum liability of a guarantor.

Risk Factors Relating to Lyondell's Business

The chemical and refining industries are cyclical and volatile; the chemical industry has experienced alternating periods of tight supply and overcapacity which affect our results of operations and the market value of the new notes.

   Lyondell's historical operating results reflect the cyclical and volatile nature of both the chemical and refining industries. Both industries are mature and capital intensive. Margins for these industries are sensitive to supply and demand balances, which have historically been cyclical. The chemical industry historically has experienced alternating periods of tight supply, causing prices and profit margins to increase. These periods are typically followed by periods of substantial capacity addition, resulting in oversupply and declining prices and profit margins.

   Due to the commodity nature of most of Lyondell's products, Lyondell is not necessarily able to protect its market position by product differentiation or to pass on cost increases to its customers. Accordingly, increases in raw materials and other costs do not necessarily correlate with changes in product prices, either in the direction of the price change or in absolute magnitude.

   Moreover, a number of Lyondell's competitors in various segments of the chemical industry have announced plans for expansion of plant capacity. Lyondell cannot assure holders of the new notes that future growth in product demand will be sufficient to utilize this additional, or even current, capacity. Excess industry capacity may lower Lyondell's production rates and margins and its income and cash flow. As a result, Lyondell's earnings fluctuate significantly.

   External factors beyond Lyondell's control, including:

  . general economic conditions;

  . competitor action;

  . international events and circumstances; and

  . governmental regulation in the United States and abroad

can cause volatility in raw material prices, demand for Lyondell's products, product prices and volumes, and margins. These factors can also magnify the impact of economic cycles on Lyondell's business. A number of Lyondell's products are highly dependent on durable goods markets that are particularly cyclical, such as the housing and automotive markets. Any events or factors that adversely affect Lyondell's results of operations may, in turn, also adversely affect the market value of the new notes.

The chemical industry is highly competitive, with many of our competitors having greater financial resources than we have; competition may affect our results of operations and the market value of the new notes.

   The chemical industry is highly competitive. Many of Lyondell's competitors are larger and have greater financial resources than Lyondell. Among Lyondell's chemical competitors are some of the world's largest chemical companies, including:

  . The Dow Chemical Company;

  . Shell Chemical;

  . BASF AG; and

  . Bayer AG.

In the past several years, there have been a number of mergers, acquisitions and spin-offs in the chemical industry. This restructuring activity may result in fewer but more competitive producers with greater financial resources than Lyondell.

  Competition within the chemical industry is affected by a variety of factors, including:

  . product price;

  . reliability of product supply;

  . technical support;

  . customer service;

  . product quality; and

  . availability of potential substitute materials.

Changes in the competitive environment could have a material adverse effect on the business and operations of Lyondell. These changes could include:

  . the emergence of new competitors;

  . the rate of capacity additions by competitors;

  . the intensification of price competition in Lyondell's markets;

  . the introduction of new or substitute products by competitors;

  . technological innovations by competitors; and

  . new environmental laws and regulatory requirements.

We may encounter difficulties in integrating recently acquired and combined operations which may affect our results of operations and the market value of the new notes.

   Lyondell acquired Lyondell Worldwide in July 1998. Lyondell combined its petrochemicals and polymers business with the business contributed by Millennium Chemicals Inc. to form Equistar in December 1997. Equistar was expanded by the addition of businesses previously held by Occidental Petroleum Corporation in May 1998. The processes of integrating the operations of Lyondell Worldwide with Lyondell and integrating the operations of Equistar are not complete.

   As is the case with any integration of major businesses that previously operated independently, the integration processes for Lyondell Worldwide and for Equistar require the dedication of significant management and operational resources. The difficulties of combining operations may be magnified by:

  . coordinating geographically separate organizations;

  . integrating personnel with disparate business backgrounds; and

  . combining different transaction processing and financial reporting systems and processes and corporate cultures.

   Lyondell's integration process could cause an interruption of or a loss of momentum in business activities. In addition, Lyondell may suffer a loss of key employees, customers or supplies, loss of revenues, increases in costs or other difficulties, some of which may not have been foreseen. Lyondell may not be able to realize the operating efficiencies, cost savings and other benefits that are sought from these transactions. Difficulties encountered in the integration processes could have a material adverse effect on the business and operations of Lyondell.

Lyondell and Equistar actively pursue acquisitions, dispositions and joint ventures which may affect our results of operations and the market price of the new notes.

   Lyondell and Equistar both actively seek opportunities to maximize efficiency and value through various transactions, including purchases or sales of assets or contractual arrangements or joint ventures. These transactions generally are intended to result in the realization of savings, the creation of efficiencies or the generation of cash to reduce debt. To the extent permitted under Lyondell's and Equistar's credit facilities and other debt agreements, these transactions may be financed by additional borrowings by Lyondell or Equistar or by the issuance of common stock of Lyondell.

   These transactions may also affect the results of operations of Lyondell or Equistar in the short term due to the costs associated with these transactions. However, they are expected to yield longer-term benefits if the anticipated efficiencies and cost savings of the transactions are realized. Factors such as those described in the immediately preceding risk factor may make it difficult or impossible to realize these expected efficiencies and cost savings.

Shared control of joint ventures involving Lyondell may delay decisions or actions which may affect our results of operations and the market price of the new notes.

   Lyondell conducts a substantial amount of its operations through its joint ventures. Lyondell shares control of these joint ventures with unaffiliated third parties. Lyondell's forecasts and plans for its joint ventures assume that its joint venture partners will observe their obligations with respect to the joint ventures. If any of Lyondell's joint venture partners do not observe their commitments, it is possible that the affected joint venture would not be able to operate according to its business plans or that Lyondell would be required to increase its level of commitment in order to give effect to the business plans.

   As with any joint venture arrangement, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major issues. This could potentially adversely affect the business and operations of the joint venture and, in turn, the business and operations of Lyondell.

LYONDELL-CITGO Refining's crude oil supply agreement with PDVSA may limit its earnings and cash flow and decrease distributions to us; decreased distributions could affect our results of operations and the market price of the new notes.

   Substantially all of the crude oil used by LYONDELL-CITGO Refining as a raw material for its refinery is purchased under the crude supply agreement with PDVSA. The crude supply agreement was entered into in 1993. Lyondell experienced the full effects of the crude supply agreement beginning in 1997. The crude supply agreement incorporates formula prices to be paid by LYONDELL-CITGO Refining for the crude oil supplied. The formula prices are based on the market value of a slate of refined products deemed to be produced from each particular crude oil or raw material less:

  . deemed refining costs adjustable for inflation and energy costs;

  . actual costs, including crude oil transportation costs, import duties and taxes; and

  . a deemed margin, which varies according to the grade of crude oil or other raw material delivered.

   Deemed margins and deemed costs are adjusted periodically based on inflation rates for specific deemed cost components. Adjustments to the crude supply agreement margins track, but are less than, inflation rates. Because deemed operating costs and the slate of refined products deemed to be produced from a given barrel of crude oil or other raw material do not necessarily reflect the actual costs and yields in any period, and also because the market value of the refined products used in the pricing formula does not necessarily reflect the actual price received for the refined products, the actual refining margin earned by LYONDELL-CITGO Refining varies depending on, among other things, the efficiency of LYONDELL-CITGO Refining's operations.

   Although LYONDELL-CITGO Refining believes that the crude supply agreement reduces the volatility of its earnings and cash flow, the crude supply agreement also limits LYONDELL-CITGO Refining's ability to enjoy higher margins during periods when the market price of crude oil is low relative to the then-current market prices for refined products. In addition, if the actual yields, costs or volumes of the LYONDELL-CITGO Refining refinery differ substantially from those contemplated by the crude supply agreement, the benefits of the crude supply agreement could be substantially diminished. This could result in lower earnings and cash flow for LYONDELL-CITGO Refining. Furthermore, there may be periods during which LYONDELL-CITGO Refining's costs for crude oil under the crude supply agreement may be higher than crude oil available to LYONDELL-CITGO Refining from other sources.

The risk of enforcing judgments against non-United States affiliates of a sovereign nation affects LYONDELL-CITGO Refining's crude oil supply agreement with PDVSA; inability to enforce the crude supply agreement could result in decreased distributions from LYONDELL-CITGO Refining to Lyondell that could affect our results of operations and the market price of the new notes.

   There are risks associated with enforcing the provisions of contracts with companies such as PDVSA that are non-United States affiliates of a sovereign nation. It is impossible to predict how governmental policies may change under the current or any subsequent Venezuelan government. In addition, there are risks associated with enforcing judgments of United States courts against companies whose assets are located outside of the United States and whose management does not reside in the United States.

   All of the crude oil supplied by PDVSA is produced in Venezuela, a country that has experienced economic difficulties and social and political unrest in recent years. If the crude supply agreement is modified or terminated, or this source of crude oil is otherwise interrupted due to production difficulties, OPEC-mandated supply cuts, political or economic events in Venezuela, or other factors, LYONDELL-CITGO Refining could experience significantly greater volatility in its earnings and cash flows.

   Each partner has a right to transfer their interest in LYONDELL-CITGO Refining to unaffiliated third parties in some circumstances, subject to reciprocal rights of first refusal. If CITGO were to transfer its interest in LYONDELL-CITGO Refining to an unaffiliated third party, PDVSA would have an option to terminate the crude supply agreement. Depending on then-current market conditions, any breach or termination of the crude supply agreement could adversely affect LYONDELL-CITGO Refining. LYONDELL-CITGO Refining would have to purchase all of its crude oil in the open market, which could subject LYONDELL-CITGO Refining to significant price fluctuations. Alternative crude oil supplies providing similar margins might not be available for purchase by LYONDELL-CITGO Refining.

The supply of crude oil to LYONDELL-CITGO Refining has been reduced due to OPEC-mandated supply cuts; this could result in decreased distributions from LYONDELL-CITGO Refining to Lyondell and affect our results of operations and the market price of the new notes.

   In late April 1998, LYONDELL-CITGO Refining received notice from PDVSA of reduced delivery of crude oil related to announced OPEC production cuts. In August 1998, LYONDELL-CITGO Refining began receiving reduced deliveries from PDVSA. Following additional cutbacks announced by OPEC in late March 1999, LYONDELL-CITGO Refining received notice from PDVSA in May 1999 of further reductions in its delivery of crude oil under the crude supply agreement.

   Historically, Venezuela has complied with OPEC-mandated supply cuts by reducing its crude production. Decreased allocations of PDVSA crude oil tend to reduce LYONDELL-CITGO Refining's pretax income and, accordingly, Lyondell's pro rata share of LYONDELL-CITGO Refining's income. OPEC-mandated supply cuts are a force majeure event under the crude supply agreement for which Lyondell has no contractual remedy.

   While to date LYONDELL-CITGO Refining has been able to obtain alternate supplies of crude oil, the margin for this crude oil has been less than the margin for the crude oil purchased under the crude supply agreement. PDVSA may announce further cutbacks in production and thereby reduce LYONDELL-CITGO Refining's allocation of crude oil. Lyondell cannot predict whether LYONDELL-CITGO Refining will be able to continue to obtain adequate alternative supplies of crude oil, or at what cost it will be able to obtain substitute crude oil.

Hazards associated with chemical manufacturing and petroleum refining may occur and adversely affect our results of operations and the market price of the new notes.

   Material operating problems, including but not limited to the events described below, could occur that might have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or on Lyondell as a whole, during and after the period of operational difficulties. Lyondell's revenues are dependent on the continued operation of its various production facilities, including the ability to complete construction projects on a schedule. The usual hazards associated with chemical manufacturing and refining and the related storage and transportation of raw materials, products and wastes may occur in Lyondell's operations. These hazards may include:

  . pipeline leaks and ruptures;

  . explosions;

  . fires;

  . inclement weather and natural disasters;

  . mechanical failure;

  . unscheduled downtime;

  . labor difficulties;

  . transportation interruptions;

  . remediation complications;

  . chemical spills;

  . discharges or releases of toxic or hazardous substances or gases;

  . storage tank leaks; and

  . other environmental risks.

   These hazards may cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage. These hazards may also result in suspension of operations and the imposition of civil or criminal penalties. Furthermore, Lyondell is also subject to present and future claims with respect to workplace exposure, workers' compensation and other matters. Lyondell maintains property, business interruption and casualty insurance which it believes complies with customary industry practices. However, Lyondell is not fully insured against all potential hazards incident to its business.

Extensive environmental, health and safety laws and regulations impact our operations and assets; compliance with these regulations could affect our results of operations and the market price of the new notes.

   Lyondell's operations and ownership and use of real property are subject to extensive environmental, health and safety laws and regulations. These laws and regulations are promulgated by domestic and foreign governments at both the national and local level. Many of these laws and regulations:

  . impose requirements relating to the clean-up of contamination;

  . impose liability in the event of damage to natural resources; and

  . provide for substantial fines and potential criminal sanctions for violations.

   The nature of the chemical and refining industries exposes Lyondell to risks of liability under these laws and regulations due to the production, refining, storage, transportation and sale of materials that can cause contamination or personal injury if released into the environment. In addition, individuals could seek damages for alleged personal injury or property damage due to exposure to chemicals at Lyondell's facilities or to chemicals otherwise owned or controlled by Lyondell.

   Environmental laws may have a significant effect on:

  . the nature and scope of cleanup of contamination at current and former operating facilities;

  . the costs of transportation and storage of raw materials and finished products; and

  . the costs of the storage and disposal of wastes.

   Also, Superfund statutes may impose joint and several liability for the costs of remedial investigations and actions on any company that:

  . generated the waste;

  . arranged for disposal of the waste;

  . transported the waste to the disposal site;

  . selected the disposal site; or

  . presently or formerly owned or operated the disposal site.

All the responsible parties, or any one of them, including Lyondell, may be required to bear all of the costs of cleanup regardless of fault, legality of the original disposal or ownership of the disposal site.

   Lyondell expects that the nature of its businesses will continue to subject Lyondell to increasingly stringent environmental and health and safety laws and regulations. It is difficult to predict the future interpretation and development of these laws and regulations or their impact on Lyondell's future earnings and operations. Lyondell anticipates that compliance will continue to require increased capital expenditures and operating costs. In particular, the ultimate effect of the Clean Air Act on Lyondell's operations will depend on how the law is interpreted and implemented under regulations that are currently being developed and on additional factors such as the development of environmental control technologies.

   Lyondell's policy is to accrue costs relating to environmental matters when it is probable that the costs will be required and can be reasonably estimated. Estimated costs for future environmental compliance and remediation or other costs are necessarily imprecise due to factors which include:

  . the continuing evolution of environmental laws and regulatory requirements;

  . the availability and application of technology;

  . the identification of presently unknown remediation sites; and

  . the allocation of costs among the responsible parties under applicable statutes.

On a quarterly basis, Lyondell evaluates the status of all significant existing or potential environmental issues, develops or revises estimates of costs to satisfy known remediation requirements and adjusts its accruals accordingly. As of May 31, 1999, the reserve was $44 million. Based upon information presently available, Lyondell does not expect that future environmentally related costs will have a material adverse effect on its competitive or financial position or its ongoing results of operations. However, it is not possible to predict accurately the amount or timing of costs of any future environmental remediation requirements. Future costs could be material to future quarterly or annual results of operations.

Pending or future legislative initiatives or litigation may materially adversely affect our MTBE sales or subject Lyondell to products liability, which may affect our results of operations and affect the market price of the new notes.

   MTBE is present in some water supplies in California and other states due to gasoline leaking from underground storage tanks and recreational water craft. This has led to public concern that MTBE may contaminate drinking water supplies and result in a possible health risk. There have been claims that MTBE travels more rapidly through soil, is more soluble in water, and is more difficult and more costly to remediate than other gasoline components.

   Heightened public awareness about MTBE has resulted in state and federal legislative initiatives that have sought either to rescind the oxygenate requirement for reformulated gasoline sold in California and other states or restrict the use of MTBE. In April 1999, the governor of California announced an intention to eliminate MTBE from gasoline sold in California by December 31, 2002. There is ongoing review of this issue and the ultimate resolution of the appropriateness of using MTBE could result in a significant reduction in Lyondell's MTBE sales.

   In addition, Lyondell has a take-or-pay MTBE sales contract with Atlantic Richfield Company that contributes significant pre-tax margin. If the legislative initiatives described above are enacted, Atlantic Richfield Company has indicated that it might attempt to invoke a force majeure provision in the contract to reduce the quantities of MTBE it purchases under the contract or to terminate the contract. Lyondell would vigorously dispute either action. The contract has an initial term expiring December 31, 2002 and provides for formula-based prices that are currently significantly above spot market prices for MTBE. A significant reduction in Lyondell's sales under the Atlantic Richfield Company contract could have a negative impact on Lyondell's results of operations.

Exchange rate fluctuations, exchange controls, political risks and other risks relating to foreign operations affect Lyondell's international operations, which may affect our results of operations and affect the market price of the new notes.

   A number of risks affect Lyondell's international operations and exports to foreign markets including:

  . currency exchange rate fluctuations;

  . trade barriers;

  . exchange controls;

  . national and regional labor strikes;

  . political risks;

  . risks of increases in duties and taxes; and

  . changes in laws and policies governing operations of foreign-based companies.

   Lyondell uses various types of foreign currency forward, option and swap contracts to reduce foreign exchange exposures with respect to revenues, capital commitments and other expenses denominated in foreign currencies. However, these techniques may not protect Lyondell's reported results against loss and Lyondell may incur material losses on these hedge contracts. Foreign income tax rules reducing cash flow available to meet required debt service and other obligations of Lyondell may apply to earnings of foreign subsidiaries and intercompany payments.

   A number of Asian and Latin American economies have recently experienced economic difficulties. Prolonged economic difficulties in the Asian and Latin American markets could significantly impact worldwide demand and thereby place downward pressure on margins, which, if material, could in turn have an adverse effect on the business and operations of Lyondell.

Lyondell's quarterly results vary significantly, which could affect the market price of the notes.

   Lyondell's quarterly results vary significantly depending on various factors, most of which are beyond Lyondell's control, including:

  . changes in product prices;

  . changes in product demand;

  . changes in raw material costs or supply arrangements;

  . regional business activities, including a lower level of economic activity in Europe during the summer;

  . adverse developments in foreign markets;

  . fluctuations in shipments to customers;

  . foreign exchange fluctuations;

  . unanticipated expenses;

  . changes in interest rates; and

  . the scheduling of plant maintenance.

                             Cautionary Statement

   This prospectus is part of a registration statement we filed with the Securities and Exchange Commission.

  . You should rely only on the information or representations provided in this prospectus.

  . We have not authorized any person to provide information in this prospectus other than that provided in this prospectus.

  . We have not authorized anyone to provide you with different information.

  . We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

  . You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                          Forward-Looking Information

   Some of the statements in this prospectus include forward-looking statements. Although Lyondell believes the expectations reflected in the forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and there are no assurances that these expectations will prove to be correct. The actual results obtained by Lyondell could differ materially from those anticipated in these forward-looking statements as a result of factors beyond the control of Lyondell or its joint ventures. These factors include:

  . the cyclical and highly competitive nature of the chemical and refining industries;

  . uncertainties associated with the United States and world-wide economies;

  . current and potential government regulatory actions in the United States and other countries;

  . substantial chemical capacity additions resulting in oversupply and declining prices and margins;

  . raw materials costs or supply arrangements;

  . Lyondell's ability to implement cost reductions; and

  . operating interruptions, including leaks, explosions, fires, mechanical failure, labor difficulties, unscheduled downtime, transportation interruptions, spills and releases, and other environmental risks.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You are cautioned against putting undue reliance on forward-looking statements or projecting any future results based on these statements or present or prior earnings levels. All oral or written forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

                              The Exchange Offers

   We are offering to exchange our outstanding 9 5/8% Senior Secured Notes, Series A, due 2007, 9 7/8% Senior Secured Notes, Series B, due 2007 and
10 7/8% Senior Subordinated Notes due 2009 for a like kind and principal amount of our new 9 5/8% Senior Secured Notes, Series A, due 2007, 9 7/8% Senior Secured Notes, Series B, due 2007 and 10 7/8% Senior Subordinated Notes due 2009. The offers to exchange the outstanding notes are separate, independent offers. We may extend, delay or terminate one offer without extending, delaying or terminating the other offers. The description of the exchange offers contained in this prospectus applies to each of our exchange offers. However, holders of a particular series of outstanding notes will need to complete the exchange offer documentation related to that particular series of notes. Holders who wish to exchange outstanding notes of more than one series of notes must complete the separate exchange offer documentation related to each series of notes they wish to tender.

Purpose and Effect of the Exchange Offers

   We are offering the new notes under this prospectus to satisfy our obligations under the registration rights agreement we entered into with the initial purchasers of the outstanding notes. Under this agreement, we agreed to file a registration statement with the SEC relating to our offers to exchange the outstanding notes for new notes. We also agreed to use our reasonable best efforts to have the registration statement declared effective within 210 days after May 17, 1999 and to consummate the exchange offers no later than 30 business days after the registration statement is declared effective.

   However, the SEC has recently proposed the repeal of its interpretations permitting the use of a registration statement in connection with exchange offers like ours. We cannot predict whether the SEC will act on this proposal before completion of the exchange offers. If those interpretations are repealed before the exchange offers are completed, holders of outstanding notes will not be able to receive new notes under the exchange offers. Rather, we will be required to register the outstanding notes under a shelf registration statement in connection with resales by the holders. Holders will be required to deliver a prospectus to the purchasers and will be subject to some of the civil liability provisions under the Securities Act in connection with their resales.

   We will file with the SEC a shelf registration statement to cover resales of any or all of the series of outstanding notes if any of the following events occur:

  . an exchange offer is not permitted by applicable law or SEC policy; or

  . any holder of the outstanding notes which are Transfer Restricted
    Securities as defined in the registration rights agreement gives timely notice that:

    (1) it is prohibited by law or SEC policy from participating in the applicable exchange offer;

    (2) it cannot resell the new notes to the public without delivering a prospectus and this prospectus is not appropriate or available for those resales by it; or

    (3) it is a broker-dealer that holds outstanding notes acquired directly from us or any of our affiliates.

   If we are required to file a shelf registration statement, we will use our reasonable best efforts to cause the SEC to declare effective the shelf registration statement within 60 days of the deadline for filing the shelf registration statement. In addition, each holder will be required to deliver information to be used in connection with the shelf registration statement in order to have its outstanding notes included in the shelf registration statement. We will also use our reasonable best efforts to keep the shelf registration statement effective for up to two years after May 17, 1999.

   We have the ability to suspend the shelf registration statement for no more than:

  . 60 days during the first two years after May 17, 1999; and

  . 90 days during any subsequent year

if we determine, in our reasonable best judgment upon written advice of counsel, that continued effectiveness would require disclosure of confidential information or interfere with any financing, acquisition, reorganization or other material transaction involving Lyondell.

   If we fail to comply with deadlines for completion of any of the exchange offers, we will be required to pay liquidated damages to holders of the series of outstanding notes so affected. Please read the section captioned "Registration Rights Agreement" for more details regarding liquidated damages and Lyondell's obligations under the registration rights agreement.

   To exchange an outstanding note for a freely transferable new note in an exchange offer, you will be required to make all of the following representations:

  . any new note you receive will be acquired in the ordinary course of your business;

  . you have no arrangement or understanding with any person to participate in the distribution of the outstanding notes or the new notes within the meaning of the Securities Act;

  . if you are not a broker-dealer or you are a broker-dealer but will not receive new notes for your own account in exchange for outstanding notes, that you are not engaged in and do not intend to participate in a distribution of the new notes within the meaning of the Securities Act;

  . if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you will represent that the new notes are being acquired by you as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. It is understood that you are not admitting that you are an "underwriter" within the meaning of the Securities Act by acknowledging that you will deliver, and by delivering, a prospectus; and

  . you are not an "affiliate," as defined in Rule 405 of the Securities Act, of Lyondell or a broker-dealer tendering outstanding notes acquired directly from Lyondell for its own account.

Resale of New Notes

   Based on interpretations of the SEC staff in "no action letters" issued to third parties, we believe that each new note issued under each of the exchange offers may be offered for resale and be resold and otherwise transferred by the holder of that new note without compliance with the registration and prospectus delivery provisions of the Securities Act if:

  . you are not an "affiliate," within the meaning of Rule 405 under the Securities Act, of Lyondell, Lyondell Worldwide or Lyondell Nederland;

  . the new note is acquired in the ordinary course of your business; and

  . you do not intend to participate in the distribution of new notes.

   However, the SEC has not considered the legality of any of our exchange offers in the context of a "no action letter," and there can be no assurance that the staff of the SEC would make a similar determination with respect to any of our exchange offers as in other circumstances.

   If you tender your notes in an exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

  . cannot rely on these interpretations in "no action letters" by the SEC staff; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as a selling noteholder, in connection with a secondary resale transaction.

   Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell or a resale or other re-transfer of the new notes of any series only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by Lyondell. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offers. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of the new notes.

Terms of the Exchange Offers

   Upon the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn before the expiration date for the applicable exchange offer. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount and like kind of outstanding notes surrendered under an exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000. No exchange offer is conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange. No exchange offer is dependent on the consummation of any other exchange offer.

   As of the date of this prospectus, $900 million of 9 5/8% Senior Secured Notes, Series A, due 2007, $1 billion of 9 7/8% Senior Secured Notes, Series B, due 2007 and $500 million of 10 7/8% Senior Subordinated Notes due 2009 are outstanding. This prospectus and the applicable letter of transmittal are being sent to all registered holders of these outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in any of the exchange offers.

   We intend to conduct the exchange offers according to the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in an exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the applicable indenture and the registration rights agreement.

   We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes.

   If you tender outstanding notes in an exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes with respect to the exchange of your outstanding notes. We will pay all charges and expenses, other than some applicable taxes as described below, in connection with the exchange offers. It is important for holders to read the section labeled "--Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offers.

   We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offers.

Expiration Date

   Unless sooner terminated, the exchange offers will expire at 5:00 p.m., New
York City time on August   , 1999, unless, in our sole discretion, we extend
one or all of the exchange offers.

Extensions, Delay in Acceptance, Termination or Amendment

   We expressly reserve the right, at any time or from time to time to extend the period of time during which any exchange offer is open. We may extend any exchange offer independently of the expiration date of the other exchange offers. During any extension, all outstanding notes previously tendered will remain subject to the applicable exchange offer, and we may accept them for exchange. To extend an exchange offer, we will notify the exchange agent orally or in writing of any extension. We will also make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   If any of the conditions described below under "--Conditions to the Exchange Offers" have not been satisfied, we reserve the right, in our sole discretion to either:

  . delay accepting for exchange any outstanding notes;

  . extend any or all of the exchange offers; or

  . terminate any or all of the exchange offers

by giving oral or written notice of a delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offers in any manner.

   Any delay in acceptance, extension, termination or amendment of an exchange offer will be followed, as promptly as practicable, by oral or written notice to the registered holders of the applicable outstanding notes. If we amend an exchange offer in a manner we determine to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement and, if required, a post effective amendment to the registration statement of which this prospectus forms a part. We will distribute the supplement to the registered holders of the applicable outstanding notes. Depending upon the significance of the amendment to the exchange offer and the manner of disclosure to the registered holders, we will extend an exchange offer if the exchange offer would otherwise expire during that period.

   Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of any or all of the exchange offers, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.

Conditions to the Exchange Offers

   Despite any other term of the exchange offers, if in our reasonable judgment any of the exchange offers, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC:

  . we will not be required to accept for exchange, or to exchange any new notes for, any outstanding notes; and

  . we may terminate either or both of the exchange offers as provided in this prospectus before accepting any outstanding notes for exchange.

   In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made:

  . the representations described under "--Purpose and Effect of the Exchange
    Offers," "--Procedures for Tendering" and "Plan of Distribution"; and

  . other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

   We expressly reserve the right to amend or terminate any or all of the exchange offers, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offers specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the exchange agent and the holders of the outstanding notes as promptly as practicable.

   These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. In addition, we will not accept for exchange any outstanding notes tendered and will not issue new notes in exchange for any outstanding notes if, at that time, any stop order has been threatened or is in effect with respect to:

  . the registration statement of which this prospectus is a part; or

  . the qualification of the applicable indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

 How to Tender Generally

   Only a registered holder of outstanding notes may tender outstanding notes in an exchange offer. To tender in an exchange offer, you must either:

  (1)  . complete, sign and date the applicable letter of transmittal;

       . have the signature on the applicable letter of transmittal guaranteed if the letter of transmittal so requires;

       . mail, fax or deliver the applicable letter of transmittal to the exchange agent before the expiration date of the applicable exchange offer; and

       . deliver the outstanding notes to be tendered to the exchange agent with the applicable letter of transmittal prior to the expiration date or make book-entry delivery of the outstanding notes to the exchange agent, in which case the exchange agent must receive, before the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below; or

  (2) comply with the automated tender offer program procedures of DTC described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the applicable letter of transmittal and other required documents at its address provided above under "Prospectus Summary--The Exchange Agent" before the expiration date. Any tender by a holder that is not withdrawn before the expiration date will constitute an agreement between the holder and us according to the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal.

   If you wish to tender your outstanding notes and cannot comply with the requirement to deliver the applicable letter of transmittal and your outstanding notes or use the automated tender offer program of the DTC before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

   The method of delivery of the outstanding notes, the applicable letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Except as provided in the applicable letter of transmittal, delivery of these items will be deemed made only when actually received or confirmed by the exchange agent. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to ensure delivery to the exchange agent before the expiration date. Holders should not send the applicable letter of transmittal or outstanding notes to us. Holders may request their brokers-dealers, commercial banks, trust companies or other nominees to effect the above transactions on their behalf.

 Tendering Through DTC's Automated Tender Offer Program

   The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender outstanding notes. Instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, participants in the program may transmit their acceptance of the exchange offers electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent according to its procedures for transfer. DTC will then send an agent's message to the exchange agent.

   The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, stating that:

  . DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes which are the subject of book-entry confirmation;

  . the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  . the agreement may be enforced against the participant.

 How to Tender if You are a Beneficial Owner

   If you beneficially own outstanding notes that are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the applicable letter of transmittal and delivering your outstanding notes, either:

  . make appropriate arrangements to register ownership of the outstanding notes in your name; or

  . obtain a properly completed bond power from the registered holder of your outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed before the expiration date.

 Signatures and Signature Guarantees

   You must have the signatures on the applicable letter of transmittal or a notice of withdrawal described below guaranteed by one of the following:

  . a member firm of a registered national securities exchange;

  . a member of the National Association of Securities Dealers, Inc.;

  . a commercial bank or trust company having an office or correspondent in the United States; or

  . an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 that is a member of one of the recognized signature guarantee programs identified in the applicable letter of transmittal unless the outstanding notes are tendered either:

  . by a registered holder who has not completed the box entitled "Special
    Issuance Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal and the new notes are being issued directly to the registered holder of the outstanding notes tendered in the exchange for those new notes; or

  . for the account of a financial institution that is a participant in one of the medallion guarantee programs specified in the applicable letter of transmittal.

 When Endorsements or Bond Powers are Needed

   If the applicable letter of transmittal is signed by the registered holder of the outstanding notes to be tendered and the new notes are to be issued to the registered holder, then the outstanding notes are not required to be endorsed and a bond power is not required. In any other case, a holder tendering outstanding notes must either endorse the outstanding notes to be tendered or provide a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and a financial institution that is a participant in one of the medallion guarantee programs specified in the applicable letter of transmittal must guarantee the signature on the bond power.

   If the applicable letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. They should also submit evidence of their authority to deliver the applicable letter of transmittal satisfactory to us unless we waive this requirement.

 Determinations Under the Exchange Offers

   We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in our opinion or the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of an exchange offer, including the instructions in the applicable letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we will determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes, and none of the aforementioned will incur liability for failure to give notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and the defects or irregularities of which have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the applicable letter of transmittal, as soon as practicable following the expiration date.

 When We Will Issue New Notes

   In all cases, we will issue new notes for the outstanding notes that we have accepted for exchange under an exchange offer only after the exchange agent timely receives both:

  . the outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent's appropriate account at DTC; and

  . a properly completed and duly executed applicable letter of transmittal and all other required documents or a properly transmitted agent's message.

 Return of Outstanding Notes Not Accepted or Exchanged

   If we do not accept any tendered outstanding notes for exchange for any reason described in the terms and conditions of the exchange offers or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, the outstanding notes not exchanged will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the applicable exchange offer.

 Your Representations to Us

   By signing or agreeing to be bound by the applicable letter of transmittal, you will represent, among other things, that:

  . any new notes that you receive will be acquired in the ordinary course of your business;

  . you have no arrangement or understanding with any person to participate in the distribution of the new notes;

  . if you are not a broker-dealer or are a broker-dealer but will not receive new notes for your own account in exchange for outstanding notes, that you are not engaged in and do not intend to participate in a distribution of the new notes;

  . if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes which were acquired for your own account, that the new notes are being acquired by you as a result of market-making activities or other trading activities and that you will deliver a prospectus, meeting the requirements of the Securities Act, in connection with any resale of the new notes; and

  . that you are not an "affiliate," as defined in Rule 405 of the Securities
    Act, of Lyondell or a broker-dealer tendering outstanding notes acquired directly from Lyondell for your own account.

Book-entry Transfer

   The exchange agent will make a request to establish an account with respect to each series of the outstanding notes at DTC for purposes of the exchange offers promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's respective account at DTC according to DTC's procedures for transfer.

   Holders whose outstanding notes are not immediately available or who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the applicable letter of transmittal to the exchange agent on or before the applicable expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program before the expiration date, you may tender if:

  . the tender is made by or through a financial institution that is a participant in one of the medallion guarantee programs specified in the applicable letter of transmittal;

  . before the applicable expiration date, the exchange agent receives from the eligible guarantor financial institution, either a properly completed and duly executed notice of guaranteed delivery or a properly transmitted agent's message and notice of guaranteed delivery:

    (1) stating your name and address, the registration number(s) of your outstanding notes and the total principal amount of outstanding notes tendered;

    (2) stating that the tender is being made; and

    (3) guaranteeing that, within five business days after the expiration date, the applicable letter of transmittal or an agent's message in lieu thereof, together with the outstanding notes or a book-entry confirmation and any other documents required by the applicable letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  . the exchange agent receives the properly completed and executed applicable letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation and all other documents required by the applicable letter of transmittal, within five business days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, you may withdraw your tender at any time before 5:00 p.m., New York City time, on the expiration date unless previously accepted for exchange. For a withdrawal to be effective:

  . the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "Prospectus Summary--The Exchange Agent"; or

  . you must comply with the appropriate procedures of DTC's automated tender offer program system.

Any notice of withdrawal must comply with the following requirements:

  . specify the name of the person who tendered the outstanding notes to be withdrawn as depositor;

  . identify the outstanding notes to be withdrawn, including the registration numbers of the outstanding notes and the total principal amount of the outstanding notes;

  . contain the signature of the depositor in the same manner as the original signature on the applicable letter of transmittal used to deposit those outstanding notes or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer into the name of the depositor withdrawing the tender; and

  . specify the name in which the outstanding notes are to be registered, if different from that of the depositor.

If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

   We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offers.

   Any outstanding notes that have been tendered for exchange but are not exchanged for any reason will be returned to their holder without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the applicable exchange offer. Holders may re-tender properly withdrawn outstanding notes by following one of the procedures described under the caption "--Procedures for Tendering" above at any time on or before the expiration date.

Fees and Expenses

   We will bear the expenses of soliciting tenders of the outstanding notes. The principal solicitation is being made by mail. However, we may make additional solicitation by telephone or in person by our officers and regular employees and the officers and regular employees of our affiliates.

   We have not retained any dealer-manager in connection with any of the exchange offers and will not make any payments to broker-dealers or others soliciting acceptances of any of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the applicable letter of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding the tendered outstanding notes for exchange.

   We will pay the cash expenses to be incurred in connection with each of the exchange offers, including:

  . SEC registration fees;

  . fees and expenses of the exchange agent and trustee;

  . accounting and legal fees and printing costs; and

  . related fees and expenses.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under an exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  . new notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered;

  . tendered outstanding notes are registered in the name of any person other than the person signing the applicable letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of the outstanding notes under the applicable exchange offer.

If satisfactory evidence of payment of any applicable transfer taxes or an exemption from payment of any applicable taxes is not submitted with the applicable letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder and the exchange agent will retain possession of an amount of new notes with a face amount at least equal to the amount of the transfer taxes due pending receipt by the exchange agent of the amount of the taxes due.

Consequences of Failure to Exchange

   If you do not exchange your outstanding notes for new notes under the exchange offers, your notes will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or the offer or sale of the outstanding notes is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, you may offer for resale, or may resell or otherwise transfer new notes issued in the exchange offers without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

  . are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

  . acquired the new notes in the ordinary course of their business; and

  . have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offers.

If you tender in an exchange offer for the purpose of participating in a distribution of the new notes, you both:

  . cannot rely on the applicable interpretations of the SEC; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

   We will not recognize a gain or loss for accounting purposes upon the consummation of any of the exchange offers. We will amortize expenses of each of the exchange offers over the terms of the respective new notes under generally accepted accounting principles.

Other

   Participation in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

   We may, in the future, seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered outstanding notes.

                                Use of Proceeds

   We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes surrendered in exchange for the new notes will be retired and canceled and cannot be re-issued. Accordingly, the issuance of the new notes will not result in any change in our capitalization.

   We used the net proceeds from the May 1999 sale of the outstanding notes, together with the net proceeds from our May 1999 offering of common stock and new borrowings under the credit facility, to repay in full the $3.25 billion outstanding under term loan C and term loan D of the credit facility and to partially repay amounts outstanding under term loan A of our credit facility.

                                 Capitalization

   The following table shows the capitalization of Lyondell as of March 31, 1999 on an historical basis and as adjusted to reflect the May 1999 sale of the outstanding notes, together with the concurrent offering of common stock and borrowings under the credit facility, and the application of the proceeds from these activities.

   You should read this table in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and the related notes and other financial and operating data included elsewhere in this prospectus.

                                                                 As of
                                                             March 31, 1999
                                                           -------------------
                                                           Actual  As Adjusted
                                                           ------  -----------
                                                              (dollars in
                                                               millions)
Cash and cash equivalents................................. $  260    $  260
                                                           ======    ======
Debt, including current maturities of long-term debt (a):
  Secured debt
    Credit facility (b)................................... $6,288    $3,258
    Senior Secured Notes..................................     --     1,900
    Debentures (c)........................................    624       624
  Senior Subordinated Notes...............................     --       500
  Other debt..............................................      5         5
                                                           ------    ------
    Total debt, including current maturities of long-term
     debt.................................................  6,917     6,287
                                                           ------    ------
Minority interest.........................................    190       190
                                                           ------    ------
Stockholders' equity:
  Common stock, 250,000,000 shares authorized; 80,000,000
   issued (historical); 120,250,000 issued pro forma as
   adjusted...............................................     80       120
  Additional paid-in capital..............................    158       854
  Retained earnings.......................................    372       339 (d)
  Accumulated comprehensive income........................    (14)      (14)
  Treasury stock, at cost, 2,934,558 shares...............    (82)      (82)
                                                           ------    ------
    Total stockholders' equity............................    514     1,217
                                                           ------    ------
Total capitalization...................................... $7,621    $7,694
                                                           ======    ======

--------
(a) Does not include $3.1 billion in joint venture debt as of March 31, 1998, $713 million of which is Equistar debt for which Lyondell remains contingently liable.
(b) The decrease reflects application of proceeds net of credit facility amendment fees and debt issuance costs aggregating $106 million. As of March 31, 1999, debt under the credit facility was secured by a pledge of subsidiary stock and a pledge of Lyondell's rights to distributions from some existing joint ventures. Lyondell granted additional security in connection with the credit facility amendments in May 1999.
(c) Debentures were not secured as of March 31, 1999, but were secured at the time the credit facility amendments became effective in May 1999.
(d) The decrease reflects write-offs of the deferred debt issuance costs and credit facility amendment fees, net of tax.

                    Unaudited Pro Forma Financial Statements

   The unaudited pro forma balance sheet shown below gives effect to all of the following:

  . the May 1999 refinancing of $3.4 billion of debt under the credit facility through the gross proceeds of the borrowing of an $850 million term loan E and a $150 million term loan F under the credit facility and the sale of the outstanding notes;

  . the May 1999 offering of 40,250,000 shares of common stock at an offering price of $19 per share and the application of the net proceeds to reduce amounts outstanding under the credit facility; and

  . the amended terms of the credit facility;

as if the transactions were completed as of March 31, 1999.

   The unaudited pro forma income statements for the periods ended March 31, 1999, March 31, 1998 and December 31, 1998 shown below give effect to the transactions described above in addition to all of the following:

  . the acquisition of Lyondell Worldwide in a transaction accounted for as a purchase;

  . the repayment of a $345 million note payable to Equistar; and

  . the repayment of some other debt of Lyondell and Lyondell Worldwide;

as if all the transactions were completed as of January 1, 1998.

   The unaudited pro forma financial statements do not necessarily reflect the results of operations or financial position of Lyondell that would have resulted had the transactions above actually been consummated as of the dates specified. Also, they are not necessarily indicative of the future results of operations or future financial position of Lyondell.

   You should read the unaudited pro forma financial statements in conjunction with the historical financial statements and notes of Lyondell and its joint ventures which are included in this prospectus and incorporated by reference to Lyondell's annual report on Form 10-K for the year ended December 31, 1998 and quarterly report on Form 10-Q for the quarterly period ended March 31, 1999.

                           Lyondell Chemical Company
                       Unaudited Pro Forma Balance Sheet
                              As of March 31, 1999

                                                Actual                Pro forma
                                               Lyondell Adjustments   Lyondell
                                               -------- -----------   ---------
                                                   (dollars in millions)
Cash and cash equivalents.....................  $  260                 $  260
Accounts receivable, net......................     434                    434
Inventories...................................     516                    516
Prepaid expenses and other current assets.....      17                     17
                                                ------    -------      ------
    Total current assets......................   1,227                  1,227
Property, plant and equipment, net............   4,430                  4,430
Investments and long-term receivables.........   1,066                  1,066
Deferred charges and other assets.............     874    $   (46)(a)
                                                              119 (b)     947
Goodwill......................................   1,421                  1,421
                                                ------    -------      ------
    Total assets..............................  $9,018    $    73      $9,091
                                                ======    =======      ======
Accounts payable..............................  $  194                 $  194
Current maturities of long-term debt..........   1,694    $(1,685)(c)
                                                               10 (d)      19
Other accrued liabilities.....................     391                    391
                                                ------    -------      ------
    Total current liabilities.................   2,279     (1,675)        604
Long-term debt, less current maturities.......   5,223      3,390 (d)
                                                           (2,345)(c)   6,268
Other liabilities and deferred credits........     398                    398
Deferred income taxes.........................     414                    414
Minority interest.............................     190                    190
Stockholders' equity
  Common stock, 250,000,000 shares authorized;
   80,000,000 issued (historical); 120,250,000
   issued pro forma as adjusted...............      80         40 (e)     120
  Additional paid-in capital..................     158        696 (e)     854
  Retained earnings...........................     372        (33)(a)     339
  Accumulated comprehensive income............     (14)                   (14)
  Treasury stock, at cost, 2,934,558 shares...     (82)                   (82)
                                                ------    -------      ------
    Total stockholders' equity................     514        703       1,217
                                                ------    -------      ------
    Total liabilities and stockholders'
     equity...................................  $9,018    $    73      $9,091
                                                ======    =======      ======

             See notes to Unaudited Pro Forma Financial Statements.

                           Lyondell Chemical Company
                      Unaudited Pro Forma Income Statement
                   For the Three Months Ended March 31, 1999

                                                Actual  Refinancing  Pro forma
                                               Lyondell adjustments  Lyondell
                                               -------- -----------  ---------
                                                   (dollars in millions,
                                                 except per share amounts)
Sales and other operating revenues............  $  855                $   855
Operating costs and expenses:
  Cost of sales...............................     630                    630
  Amortization of goodwill and other
   intangibles................................      24                     24
  Selling, general and administrative, and
   research and development expenses..........      72                     72
                                                ------     ----       -------
Operating income..............................     129                    129
Interest expense..............................    (146)    $(91)(f)
                                                             76 (g)
                                                             10 (h)
                                                             (3)(i)      (154)
Interest income...............................       6                      6
Other income (expense), net...................      (7)                    (7)
Income from equity investments................      21                     21
                                                ------     ----       -------
Income before income taxes and extraordinary
 items........................................       3       (8)           (5)
Provision for income taxes....................       1       (3)(j)        (2)
                                                ------     ----       -------
Income before extraordinary items.............  $    2     $ (5)      $    (3)
                                                ======     ====       =======
Basic and diluted income before extraordinary
 items per common share.......................  $ 0.02                $ (0.02)
Basic and diluted weighted average shares
 outstanding (in thousands)...................  77,072                117,322(e)


             See notes to Unaudited Pro Forma Financial Statements.

                           Lyondell Chemical Company
                      Unaudited Pro Forma Income Statement
                   For the Three Months Ended March 31, 1998

                                          Lyondell                   Pro forma
                                          Worldwide                  combined
                                       (formerly ARCO                Lyondell
                                      Chemical Company)                 and                      Pro
                           Actual          through      Acquisition  Lyondell     Refinancing   forma
                          Lyondell     March 31, 1998   adjustments  Worldwide    adjustments  Lyondell
                          --------    ----------------- -----------  ---------    -----------  --------
                                     (dollars in millions, except per share amounts)
Sales and other
 operating revenues.....   $   --           $934                      $  934                   $   934
Operating costs and
 expenses:
  Cost of sales.........       --            722           $  (2)(k)     720                       720
  Amortization of
   goodwill and other
   intangibles..........       --             --              20 (l)      20                        20
  Selling, general and
   administrative, and
   research and
   development
   expenses.............        6             67                          73                        73
  Net unusual charges...        4             --                           4                         4
                           ------           ----           -----      ------                   -------
Operating income........      (10)           145             (18)        117                       117
Interest expense........       (7)           (18)             25 (m)                 $(91)(f)
                                                            (139)(n)                   76 (g)
                                                             (14)(o)    (153)          10 (h)
                                                                                       (3)(i)     (161)
Interest income.........        4              6                          10                        10
Other income, net.......       --              2                           2                         2
Income from equity
 investments............      117             --                         117                       117
                           ------           ----           -----      ------         ----      -------
Income before income
 taxes and extraordinary
 items..................      104            135            (146)         93           (8)          85
Provision for income
 taxes..................       39             43             (44)(j)      38           (3)(j)       35
                           ------           ----           -----      ------         ----      -------
Income before
 extraordinary items....   $   65           $ 92           $(102)     $   55         $ (5)     $    50 (j)(p)
                           ======           ====           =====      ======         ====      =======
Basic and diluted income
 before extraordinary
 items per common
 share..................   $ 0.82 (q)                                 $ 0.69 (q)               $  0.42 (q)
Basic weighted average
 shares outstanding (in
 thousands).............   78,713                                     78,713                   118,963 (e)
Diluted weighted average
 shares outstanding (in
 thousands).............   78,789                                     78,789                   119,039 (e)

             See notes to Unaudited Pro Forma Financial Statements.

                           Lyondell Chemical Company
                      Unaudited Pro Forma Income Statement
                      For the Year Ended December 31, 1998

                                          Lyondell                   Pro forma
                                          Worldwide                  combined
                                       (formerly ARCO                Lyondell
                                      Chemical Company)                 and                      Pro
                           Actual          through      Acquisition  Lyondell     Refinancing   forma
                          Lyondell      July 31, 1998   adjustments  Worldwide    adjustments  Lyondell
                          --------    ----------------- -----------  ---------    -----------  --------
                                     (dollars in millions, except per share amounts)
Sales and other
 operating revenues.....   $1,447          $2,106                     $3,553                   $ 3,553
Operating costs and
 expenses:
  Cost of sales.........    1,089           1,584          $  (5)(k)   2,668                     2,668
  Amortization of
   goodwill and other
   intangibles..........       41              16             48 (l)
                                                              (1)(r)     104                       104
  Selling, general and
   administrative, and
   research and
   development
   expenses.............      152             192                        344                       344
  Net unusual charges...       61             (20)                        41                        41
                           ------          ------          -----      ------                   -------
Operating income........      104             334            (42)        396                       396
Interest expense........     (287)            (45)            65 (m)                 $(364)(f)
                                                            (326)(n)                   303 (g)
                                                             (31)(o)    (624)           42 (h)
                                                                                       (11)(i)    (654)(p)
Interest income.........       25               8                         33                        33
Other income, net.......       12              20                         32                        32
Income from equity
 investments............      235              --                        235                       235
                           ------          ------          -----      ------         -----     -------
Income before income
 taxes and extraordinary
 items..................       89             317           (334)         72           (30)         42
Provision for income
 taxes..................       37              93           (100)(j)      30           (13)(j)      17
                           ------          ------          -----      ------         -----     -------
Income before
 extraordinary items....   $   52          $  224          $(234)     $   42         $ (17)    $    25 (p)
                           ======          ======          =====      ======         =====     =======
Basic and diluted income
 before extraordinary
 items per common
 share..................   $ 0.67 (q)                                 $ 0.54 (q)               $  0.21 (q)
Basic weighted average
 shares outstanding (in
 thousands).............   77,669                                     77,669                   117,919 (e)
Diluted weighted average
 shares outstanding (in
 thousands).............   77,699                                     77,699                   117,949 (e)


             See notes to Unaudited Pro Forma Financial Statements.

                           Lyondell Chemical Company
               Notes to Unaudited Pro Forma Financial Statements

(a) To reflect the write-off of deferred debt issuance costs and credit facility amendment fees of term loan C and term loan D and the partial write-off of deferred debt issuance costs and credit facility amendment fees of term loan A, offset by the impact of deferred taxes.
(b) To reflect payment and capitalization of debt issuance costs and credit facility amendment fees. Payments were made from proceeds of debt and equity offerings.
(c) To reflect the repayment of term loan C and term loan D and the partial repayment of term loan A with net proceeds from the sales of common stock and Senior Secured Notes and Senior Subordinated Notes and the borrowing of term loan E and term loan F.
(d) To reflect the sale of Senior Secured Notes and Senior Subordinated Notes and the borrowing of term loan E and term loan F.
(e) To reflect issuance of 40,250,000 shares of common stock at $19 per share less underwriting discounts.
(f) To reflect interest expense related to the sale of $900 million of 9 5/8% Senior Secured Notes, Series A, $1.0 billion of 9 7/8% Senior Secured Notes, Series B, and $500 million of 10 7/8% Senior Subordinated Notes, the borrowing of a $850 million term loan E and a $150 million term loan F and a 1.25% increase in the interest rate on the remaining portions of term loan A and term loan B. The impact of an increase in the LIBOR rate of 1/8 of 1% would be to increase pro forma interest expense by approximately $4 million for the year ended December 31, 1998 and $1 million each for the three months ended March 31, 1998 and 1999.
(g) To reflect elimination of interest expense as a result of repayment of term loan C and term loan D and the partial repayment of term loan A.
(h) To eliminate amortization expense of debt issuance costs due to repayment of term loan C and term loan D and the partial repayment of term loan A.
(i) To reflect amortization expense resulting from $89 million in debt issuance costs amortized over the life of the notes and term loan E and term loan F and a $17 million credit facility amendment fee amortized over the life of the credit facility, as amended.
(j) To reflect the tax effect of the pro forma adjustments and to adjust the tax provision to Lyondell's estimated income tax rate of 41.5% for the periods presented. State income tax is the primary difference between the estimated tax rate and the 35% federal statutory rate.
(k) To adjust depreciation expense for the estimated fair value of the acquired Lyondell Worldwide property, plant and equipment over an average useful life of 25 years. The purchase price allocation is preliminary. Lyondell is awaiting additional information related to the fair value of some assets acquired and liabilities assumed. Management does not expect the final determination of these matters to have a material effect on the purchase price allocation.
(l) To reflect amortization of goodwill and additional amortization expense for the estimated increase in other intangibles over periods ranging from four to 40 years.
(m) To reflect elimination of the historical Lyondell and Lyondell Worldwide interest expense.
(n) To reflect interest expense related to the issuance of the $2 billion term loan A, $1.25 billion term loan C and $2 billion term loan D, each at LIBOR plus 2%, combined with the historical interest expense on the $624 million Lyondell Worldwide debentures. LIBOR was 5.5% for the periods presented.
(o) To reflect amortization expense resulting from $129 million in debt issuance costs from financings under the credit facility over periods ranging from one to seven years.
(p) The unaudited pro forma income statement does not reflect a $50 million extraordinary charge, net of tax, related to repayment of term loan C and term loan D and the partial repayment of term loan A. The extraordinary charge represents the write-off of unamortized debt issuance costs and credit facility amendment fees related to the portion of the debt being repaid.

(q) Net unusual charges in 1998 include a $20 million reversal of a charge related to the restructuring and the asset reviews by Lyondell Worldwide, $57 million write-off of in-process research and development costs, $19 million related to the formation of Equistar and $6 million for Lyondell's share of the LYONDELL-CITGO Refining unusual charge related to a renegotiation of a labor agreement. Net unusual charges for the three months ended March 31, 1998 include $7 million related to the formation of Equistar. Basic and diluted earnings per share before the effects of the net unusual charges, net of tax, on both a historical and pro forma basis are as follows:

      Three Months Ended March 31, 1998--Historical...................... $0.88
      Three Months Ended March 31, 1998--Pro Forma Combined.............. $0.75
      Three Months Ended March 31, 1998--Pro Forma for the Refinancing... $0.45
      Year ended December 31, 1998--Historical........................... $1.29
      Year ended December 31, 1998--Pro Forma Combined................... $1.01
      Year ended December 31, 1998--Pro Forma for the Refinancing........ $0.52

(r) To eliminate Lyondell Worldwide historical goodwill amortization.

                       Selected Historical Financial Data

   The following tables show selected historical financial data for Lyondell and Lyondell Worldwide. These data have been derived from the audited financial statements of Lyondell and Lyondell Worldwide. You should read these data in conjunction with Lyondell and Lyondell Worldwide financial statements and the notes to those statements, and the other financial and operating data included elsewhere in this prospectus, and incorporated by reference to Lyondell's annual report on Form 10-K for the year ended December 31, 1998 and quarterly report on Form 10-Q for the quarterly period ended March 31, 1999.

                      Historical Lyondell Chemical Company

                                                                       For the three
                                                                        months ended
                              For the year ended December 31,            March 31,
                          -------------------------------------------  ---------------
                          1994(a)  1995(a)  1996(b)  1997(c)  1998(d)  1998(e)   1999
                          -------  -------  -------  -------  -------  -------  ------
                            (dollars in millions, except per share amounts and
                                                 ratios)
Income statement data:
Sales and other
 operating revenues.....  $3,857   $4,936   $5,052   $2,878   $1,447   $   --   $  855
Gain on sale of assets..      --       --       30       --       --       --       --
                          ------   ------   ------   ------   ------   ------   ------
                           3,857    4,936    5,082    2,878    1,447       --      855
Cost of sales...........   3,296    4,026    4,570    2,250    1,089       --      630
Selling, general and
 administrative, and
 research and
 development expenses...     137      204      234      186      152        6       72
Amortization of goodwill
 and other intangible
 assets.................      --       --       --       --       41       --       24
Unusual charges.........      --       --       --       24       61        4       --
                          ------   ------   ------   ------   ------   ------   ------
Operating income
 (loss).................     424      706      278      418      104      (10)     129
Interest expense........     (74)     (80)     (81)     (75)    (287)      (7)    (146)
Interest income.........       5        6        3       14       25        4        6
Other income (expense),
 net....................      (6)     (14)      (4)     (17)      12       --       (7)
Income from equity
 investments............      --       --       --      116      235      117       21
                          ------   ------   ------   ------   ------   ------   ------
Income before income
 taxes..................     349      618      196      456       89      104        3
Provision for income
 taxes..................     126      229       70      170       37       39        1
                          ------   ------   ------   ------   ------   ------   ------
Net income..............  $  223   $  389   $  126   $  286   $   52   $   65   $    2
                          ======   ======   ======   ======   ======   ======   ======
Earnings per share--
 basic and diluted......  $ 2.78   $ 4.86   $ 1.58   $ 3.58   $  .67   $  .82   $  .02
Weighted average common
 shares outstanding (in
 thousands):
Basic...................  80,000   80,000   80,000   79,796   77,669   78,713   77,072
Diluted.................  80,061   80,072   80,045   79,813   77,699   78,789   77,072
Other data:
Depreciation and
 amortization(f)........  $   65   $   86   $  110   $   84   $  138       --       85
Capital
 expenditures(g)........     252      982      609       49       64       --       32
Ratio of earnings to
 fixed charges..........    4.8x     6.8x     2.2x     4.6x     1.2x     3.9x     1.0x
Balance sheet data:
Total assets............  $1,663   $2,606   $3,276   $1,559   $9,225   $1,397   $9,018
Total debt(h)(i)........     737    1,060    1,366      445    6,994      395    6,917
Total stockholders'
 equity.................      63      380      431      619      574      652      514

                See notes to Selected Historical Financial Data.

                         Historical Lyondell Worldwide
                        (formerly ARCO Chemical Company)

                                               For the year ended December
                                                           31,
                                               ------------------------------
                                                1994    1995    1996    1997
                                               ------  ------  ------  ------
                                                  (dollars in millions,
                                                     except ratios)
Income statement data:
Sales and other operating revenues............ $3,423  $4,282  $3,955  $3,995
Cost of sales.................................  2,586   3,102   3,067   3,230
Selling, general and administrative, and
 research and development expenses............    332     357     348     334
Unusual charges...............................     30      --      --     175
                                               ------  ------  ------  ------
Operating income..............................    475     823     540     256
Interest expense..............................    (85)    (89)    (86)    (80)
Interest income...............................      8      16      25      10
Other income (expense), net...................     18       6       8     (18)
Income before income taxes....................    416     756     487     168
Provision for income taxes....................    147     248     139      57
                                               ------  ------  ------  ------
Net income(j)................................. $  269  $  508  $  348  $  111
                                               ======  ======  ======  ======
Other operating data:
Depreciation and amortization................. $  235  $  233  $  222  $  229
Capital expenditures..........................    186     195     244     263
Ratio of earnings to fixed charges............   4.8x    7.6x    5.2x    2.4x
Balance sheet data:
Total assets.................................. $3,737  $4,135  $4,394  $4,116
Total debt(h).................................    936     912   1,019     913
Total stockholders' equity....................  1,659   1,969   2,014   1,793


                See notes to Selected Historical Financial Data.

                  Notes to Selected Historical Financial Data

(a) Financial information for 1994 and 1995 includes 12 months of operating results for LYONDELL-CITGO Refining on a consolidated basis.
(b) Financial information for 1996 includes 12 months of operating results for LYONDELL-CITGO Refining and one month of operating results for Lyondell Methanol, each accounted for on a consolidated basis.
(c) Financial information for 1997 includes 12 months of operating results for Lyondell Methanol on a consolidated basis. It also includes 12 months of operating results for LYONDELL-CITGO Refining and one month of operating results for Equistar, each accounted for as an equity investment.
(d) Financial information for 1998 includes 5 months of operating results for Lyondell Worldwide on a consolidated basis. It also includes 12 months of operating results for Equistar, LYONDELL-CITGO Refining and Lyondell Methanol, each accounted for as an equity investment.
(e) Financial information for the three months ended March 31, 1998 is before the acquisition of Lyondell Worldwide which occurred in July 1998.
(f) Includes amortization of debt issuance costs of $23 million for 1998 and $14 million for the three months ended March 31, 1999.
(g) Includes $135 million in 1994, $458 million in 1995, $473 million in 1996 and $45 million in 1997 for the upgrade project at LYONDELL-CITGO Refining, primarily funded by CITGO and non-recourse debt. Includes $356 million in 1995 for the acquisition of the Alathon(TM) high density polyethylene business.
(h) Total debt represents long-term debt, notes payable and current maturities of long-term debt.
(i) Does not include $3.1 billion in joint venture debt as of March 31, 1999, $713 million of which is Equistar debt for which Lyondell remains contingently liable.
(j) Net income in 1997 includes an after-tax charge of $116 million for costs related to a restructuring program and asset reviews.

               Management's Discussion and Analysis of Financial
                      Condition and Results of Operations

   The following discussion is a description of Lyondell's business affairs that we believe are material at this time. You should read it in conjunction with the financial statements of Lyondell, Equistar and LYONDELL-CITGO Refining and the notes to those statements included in this prospectus and incorporated by reference to Lyondell's annual report on Form 10-K for the year ended December 31, 1998 and quarterly report on Form 10-Q for the period ended March 31, 1999.

General

   Lyondell operates in the intermediate chemicals and derivatives segment and, through its interests in Equistar, LYONDELL-CITGO Refining and Lyondell Methanol, operates in the petrochemicals, polymers, refining and methanol segments. Lyondell accounts for its investments in Equistar, LYONDELL-CITGO Refining and Lyondell Methanol using the equity method of accounting. During the third quarter of 1998, Lyondell acquired all of the outstanding shares of ARCO Chemical Company, now Lyondell Worldwide. Lyondell Worldwide is treated as a separate business segment, the intermediate chemicals and derivatives segment. Lyondell obtained its credit facility to finance the acquisition, paying $5.6 billion for the Lyondell Worldwide stock and assuming approximately $870 million of Lyondell Worldwide debt, net of cash.

   The following chart shows the revenues for Lyondell and the revenues, equity percentage owned by Lyondell and the accounting method used for each of Lyondell's businesses for the periods indicated.

                             Structure of Lyondell

                                                                   Three months
                                  Year ended December 31,              ended
                         -----------------------------------------   March 31,
                             1996          1997          1998          1999
                         ------------- ------------- ------------- -------------
                             (dollars in millions, except equity investment
                                              percentages)
Lyondell
Revenues................   $5,052(a)     $2,878(b)     $1,447(c)      $  855
Lyondell Worldwide
Revenues................   $3,955(d)     $3,995(d)     $3,553(e)      $  855
Percentage of equity
 owned by Lyondell at
 period end.............      --            --           100%          100%
Method of accounting....      N/A           N/A      Consolidation Consolidation
Equistar(f)
Revenues................      N/A         $  365        $4,363        $1,104
Percentage of equity
 owned by Lyondell at
 period end.............      N/A           57%           41%           41%
Method of accounting....      N/A         Equity        Equity        Equity
LYONDELL-CITGO Refining
Revenues................    $2,816        $2,695        $2,055        $  432
Percentage of equity
 owned by Lyondell at
 period end.............    86.44%        58.49%        58.75%        58.75%
Method of accounting.... Consolidation    Equity        Equity        Equity
Lyondell Methanol(g)
Revenues................    $   14        $  165        $  104        $   11
Percentage of equity
 owned by Lyondell at
 period end.............      75%           75%           75%           75%
Method of accounting.... Consolidation Consolidation    Equity        Equity

--------
(a) Revenues for 1996 are before the contribution of assets to Equistar. They include 12 months of operating revenues for LYONDELL-CITGO Refining and one month of operating revenues for Lyondell Methanol, each accounted for on a consolidated basis.

(b) Revenues for 1997 include 12 months of operating revenues for Lyondell Methanol on a consolidated basis. The first 11 months of revenues for 1997 are before the contribution of assets to Equistar. Revenues for 1997 include 12 months of operating revenues for LYONDELL-CITGO Refining and one month of operating revenues for Equistar, each accounted for as an equity investment.
(c) Revenues for 1998 include 5 months of operating revenues for Lyondell Worldwide on a consolidated basis. Revenues exclude 12 months of operating revenues for Equistar, LYONDELL-CITGO Refining and Lyondell Methanol, each accounted for as an equity investment.
(d) Lyondell Worldwide was purchased by Lyondell in July 1998. Information presented for the periods above for Lyondell Worldwide represents the results of operations of Lyondell Worldwide on a historical basis.
(e) Pro forma revenues of Lyondell Worldwide for the year ended December 31, 1998. For more information, see the Unaudited Pro Forma Financial Statements and the accompanying notes included in this prospectus.
(f) Equistar was formed in December 1997 as a joint venture between Lyondell and Millennium Chemicals Inc. Beginning May 15, 1998, the results of operations of the Occidental assets are included in the information presented above.
(g) Lyondell Methanol was formed in December 1996 by Lyondell and MCN Investment Corporation to own and operate the methanol facility at Equistar's Channelview, Texas facility.

                             Results of Operations

   Lyondell's historical operating results reflect the cyclical and volatile nature of both the chemical and refining industries. These industries have historically experienced alternating periods of tight supply, causing price and profit margins to increase, followed by periods of substantial capacity additions, resulting in oversupply and declining prices and profit margins. The chemical industry has experienced a downward trend since peaking in 1995. Lyondell experienced earnings declines in 1998 compared to 1997 primarily because of lower prices in both the chemicals and refining industries. Lyondell believes that consecutive-period comparisons are useful in illustrating the cyclical movement of the industries in which Lyondell and its joint ventures operate.

First Quarter 1999 Compared to Fourth Quarter 1998

   For the first quarter of 1999, Lyondell reported net income of $2 million compared to a loss of $27 million for the fourth quarter of 1998. The fourth quarter loss included unusual after-tax charges of $6 million primarily related to a new labor agreement at LYONDELL-CITGO Refining and formation costs at Equistar. The new labor agreement at LYONDELL-CITGO Refining is expected to result in cost savings in the near term. The first quarter net income improvement primarily reflected higher operating income in the intermediate chemicals and derivatives segment and higher equity income from Equistar, partly offset by lower equity income from LYONDELL-CITGO Refining.

   Operating income of the intermediate chemicals and derivatives segment was $129 million in the first quarter of 1999 compared to $97 million in the fourth quarter of 1998. The improvement was primarily due to lower administrative and acquisition-related transition costs. Income from equity investment in Equistar increased to $13 million in the first quarter of 1999 compared to a loss of $11 million in the fourth quarter of 1998. Improved results for the petrochemicals and polymers businesses of Equistar reflected a tighter supply/demand situation, leading to higher prices and margins. LYONDELL-CITGO Refining equity income decreased to $11 million in the first quarter of 1999 from $22 million in the fourth quarter of 1998. LYONDELL-CITGO Refining operating results were negatively affected by the impact of ongoing reduced allocations of Venezuelan extra heavy crude oil, lower margins on crude oil purchased in the spot market and lower crude oil processing rates.

Intermediate Chemicals and Derivatives (Lyondell Worldwide)

   The following table shows actual volumes for this segment, including styrene monomer volumes processed under long-term processing arrangements, which are included in sales and other operating revenues. The co-product TBA is principally used to produce the derivative MTBE.

                                                    Fourth Quarter First Quarter
                                                         1998          1999
                                                    -------------- -------------
                                                       (volumes in millions)
PO, PO derivatives, isocyanates (pounds)...........     1,077          1,080
Co-products:
Styrene monomer (pounds)...........................       819            782
TBA and derivatives (gallons)......................       245            265

   Operating income was $129 million for the first quarter of 1999 compared to $97 million for the fourth quarter of 1998. The improvement was primarily attributable to lower administrative and acquisition-related transition costs and the benefit of a seasonal increase in deicers sales volumes, partly offset by lower PO merchant volumes and margins. Core product volumes, defined as PO, PO derivatives and isocyanates, were flat as increased PO derivatives volumes, primarily deicers, were offset by lower PO merchant volumes. PO merchant volumes decreased due to reduced sales to PO co-producers and planned customer downtime during the first quarter. PO margins declined as the market anticipated industry capacity additions in Europe later in 1999. Styrene monomer volumes decreased 5% in the first quarter of 1999 compared to the fourth quarter of 1998 due to the timing of export shipments to Asia. TBA and derivatives volumes increased 8% primarily due to higher MTBE volumes.

Petrochemicals and Polymers (Equistar)

   Equistar reported income before federal income tax of $7 million in the first quarter of 1999 compared to a pretax loss of $51 million for the fourth quarter of 1998. The increase was primarily attributable to higher ethylene prices and margins, reflecting a tighter supply/demand balance in the first quarter of 1999. Polymers prices also improved but margin improvements were limited by higher ethylene raw material costs. The fourth quarter of 1998 was also negatively affected by charges related to Equistar's formation.

   In February 1999, Equistar completed a $900 million offering of senior unsecured notes. The proceeds were used to refinance existing debt and capital lease obligations of Equistar.

   In May 1999, Equistar shut down both olefins units at its Channelview, Texas facility due to a reoccurrence of a compressor problem in one unit and a heater malfunction in the second unit. Both units resumed operations by the end of May 1999. Equistar expects that any financial impact related to these temporary shutdowns will be limited by property damage insurance and business interruption insurance.

Refining (LYONDELL-CITGO Refining)

   LYONDELL-CITGO Refining had income before federal income tax of $15 million in the first quarter of 1999 compared to $42 million, before unusual charges, in the fourth quarter of 1998. The unusual charge of $10 million in the fourth quarter was related to a new labor agreement. LYONDELL-CITGO Refining operating results were negatively affected by the impact of ongoing reduced allocations of Venezuelan extra heavy crude oil, lower margins on crude oil purchased in the spot market and lower crude oil processing rates. Total crude oil processing rates averaged 255,000 barrels per day in the first quarter of 1999 compared to 273,000 barrels per day in the fourth quarter of 1998. LYONDELL-CITGO Refining reduced crude oil processing rates in the first quarter of 1999 due to declining margins on crude oil purchased in the spot market.

   LYONDELL-CITGO Refining's financial results continue to be impacted by reductions in PDVSA crude oil allocations, which began in August 1998 and continued following a March 1999 OPEC agreement to further limit oil production. Reduced allocations of crude oil supplied by PDVSA force LYONDELL-CITGO Refining to purchase a portion of its crude oil in the spot market, thereby reducing LYONDELL-CITGO Refining's pretax income and, accordingly, Lyondell's pro rata share of LYONDELL-CITGO Refining's income. Even though LYONDELL-CITGO Refining may continue to receive a reduced crude oil allocation from PDVSA, LYONDELL-CITGO Refining has begun to see some improvement in the spot margins for crude oil.

   On May 3, 1999, LYONDELL-CITGO Refining shut down a fluid catalytic cracker with a capacity of 92,000 barrels per day as a result of a malfunction that damaged the main air blower. The unit resumed operations in late May 1999. On May 7, 1999, LYONDELL-CITGO Refining shut down one of two coker units following a fire. LYONDELL-CITGO Refining estimates that the damaged coker will resume full operations by early July 1999. As a result of these incidents, crude oil processing rates have been reduced. LYONDELL-CITGO Refining is currently putting Venezuelan crude oil into inventory and expects to benefit from higher processing rates once repairs have been completed. To the extent the business interruption impact and the cost of repairs exceed insurance deductibles of $10 million each, per incident, Lyondell expects any excess cost to be covered by insurance.

First Quarter of 1999 Compared to First Quarter of 1998

Intermediate Chemicals and Derivatives (Lyondell Worldwide)

   Net income. Net income of $2 million in the first quarter of 1999 decreased from $65 million in the first quarter of 1998. Pretax income from equity investments decreased $96 million, or about $61 million after tax, in the first quarter of 1999 compared to the first quarter of 1998. Operating income of Lyondell Worldwide in the first quarter of 1999 was more than offset by higher interest expense related to Lyondell's credit facility.

   Revenues, Operating Costs and Expenses. The revenues and operating costs and expenses for the first quarter of 1999 primarily consist of the operating results of Lyondell Worldwide, which are included prospectively from August 1, 1998. The first quarter of 1998 includes only Lyondell's administrative expenses. Income from Lyondell's interests in Equistar, LYONDELL-CITGO Refining and Lyondell Methanol is reported as income from equity investments.

   Income from Equity Investments. Income from equity investments decreased substantially from $117 million in the first quarter of 1998 to $21 million in the first quarter of 1999.

   Lyondell's income from its equity investment in Equistar was $13 million in the first quarter of 1999 compared to $76 million for the first quarter of 1998. The decrease was attributable to substantially lower ethylene and polymers prices and margins in the first quarter of 1999 compared with the same period for 1998, reflecting ongoing excess industry capacity. The first quarter of 1999 benefit from the addition of the Occidental assets in May 1998 was substantially offset by costs associated with the LaPorte, Texas plant maintenance and operating problems at two of Equistar's plants in the first quarter of 1999.

   Lyondell's income from its equity investment in LYONDELL-CITGO Refining was $11 million in the first quarter of 1999 compared to $35 million for the first quarter of 1998. The decline was primarily due to reduced allocations of extra heavy Venezuelan crude oil under the LYONDELL-CITGO Refining crude supply agreement.

   Interest Expense. Interest expense was $146 million in the first quarter of 1999 compared to $7 million in the first quarter of 1998. The increase reflects higher debt levels as a result of amounts borrowed under Lyondell's credit facility and debt assumed as part of the acquisition of Lyondell Worldwide.

Petrochemicals and Polymers (Equistar)

   Revenues. Petrochemical revenues for the first quarter of 1999 increased compared to the first quarter of 1998, primarily due to increased sales volumes as a result of the addition of the Occidental assets in May 1998. This increase was partially offset by lower industry sales prices for ethylene, propylene and co-products. The decrease in industry sales prices is primarily attributable to ongoing excess industry capacity and downward pressure from raw materials costs, which declined throughout 1998. The sales price decreases began in the fourth quarter of 1997 and continued their downward trend through most of 1998. U.S. market sales prices increased during the first quarter of 1999, but average prices in the first quarter of 1999 were still lower compared to the first quarter of 1998.

   Polymers revenues decreased in the first quarter of 1999 compared to the first quarter of 1998 as a result of decreases in industry sales prices, partly offset by a 6% increase in volumes. The sales price decreases reflect excess industry supply, as industry capacity additions exceeded demand growth, and downward pressure from raw materials costs, which declined throughout 1998. The decreases in sales prices started during the fourth quarter of 1997 and continued in a downward trend through 1998. Industry prices increased during the first quarter of 1999, however average first quarter of 1999 prices were significantly lower than the first quarter of 1998. The volume increase reflects additional polyethylene capacity.

   Operating Income. Petrochemicals operating income decreased in the first quarter of 1999 compared to the first quarter of 1998 primarily due to lower product margins, as industry sales prices declined more than raw materials costs, and the effects of the LaPorte plant maintenance in the 1999 period. These were partly offset by the benefit of increased volumes as a result of the addition of the Occidental assets in May 1998.

   Polymers operating income for the first quarter of 1999 decreased compared to first quarter of 1998 primarily due to decreases in polymers sales prices, which more than offset decreases in polymers raw materials costs, reducing product margins.

   Interest expense. Interest expense increased from $32 million in the first quarter of 1998 to $43 million in the first quarter of 1999, primarily reflecting higher levels of long-term debt due to the addition of the Occidental assets in May 1998.

Refining (LYONDELL-CITGO Refining)

   Revenues. Revenues for LYONDELL-CITGO Refining were $432 million in the first quarter of 1999 compared to $529 million in the 1998 period. The decrease primarily resulted from lower industry prices for refined products, partly offset by a 7% increase in refined products volumes. Sales prices declined as a result of lower industry crude oil prices in the first quarter of 1999 compared to the 1998 period.

   Operating Income. LYONDELL-CITGO Refining's operating income was $24 million in the first quarter of 1999 compared to $65 million in the first quarter of 1998. The decrease primarily reflected the effects of reduced allocations of extra heavy Venezuelan crude oil.

1998 Compared to 1997

Intermediate Chemicals and Derivatives (Lyondell Worldwide)

   The following discussion compares Lyondell's pro forma 1998 results to pro forma 1997 results. The pro forma adjustments give effect to:

  . the Lyondell Worldwide acquisition and related debt financing which occurred in July 1998;

  . the formation of Equistar which occurred in December 1997; and

  . the deconsolidation of Lyondell Methanol which occurred in January 1998 as if each occurred as of January 1, 1997 and 1998, respectively.

  These pro forma adjustments are intended to facilitate a comparison of the results of the intermediate chemicals and derivatives business. Although Lyondell believes that the assumptions underlying these pro forma adjustments are reasonable and provide a reasonable basis for analyzing changes in the intermediate chemicals and derivatives business from 1997 to 1998, the amounts presented below are not intended to reflect what the results of operations of Lyondell and Lyondell Worldwide would have been had the transactions reflected in the pro forma adjustments actually occurred as of the dates given.

   The following table shows sales volumes for the intermediate chemicals and derivatives business:

                                                                   For the year
                                                                       ended
                                                                   December 31,
                                                                   -------------
                                                                    1997   1998
                                                                   ------ ------
                                                                    (volumes in
                                                                     millions)
PO, PO derivatives and TDI (pounds)...............................  4,135  4,159
Co-products:
  Styrene monomer (pounds)........................................  2,577  2,912
  TBA and derivatives (gallons)...................................  1,054    995

   Revenues. Pro forma revenues of $3.6 billion for 1998 decreased 11% compared to $4.0 billion for 1997. The decrease of $442 million was primarily due to lower average sales prices in 1998, reflecting a combination of:

  . downward pressure from lower raw materials costs;

  . ongoing competition in PO derivatives and TDI markets;

  . the negative effects of a stronger U.S. dollar on foreign sales; and

  . the effects of weaker Asian markets.

PO and PO derivatives volumes were essentially flat in 1998 versus 1997 as stronger demand for some PO derivatives in the United States and Europe was offset by lower volumes in Asian markets. The increase in styrene monomer volumes in 1998 was a result of the capacity expansion at the PO facility in Channelview, Texas completed in the second quarter of 1998. The increased capacity was dedicated to long-term styrene monomer processing arrangements. TBA and derivatives volumes decreased 6% in 1998, mainly due to lower MTBE demand.

   Operating costs. Pro forma cost of sales of $2.7 billion for 1998 decreased 15% compared to $3.2 billion for 1997. The 15% decrease was greater than the 11% decrease in revenues, reflecting comparatively lower raw material prices. Pro forma selling, general and administrative and research and development expenses of $344 million for 1998 remained flat as compared to 1997.

   Operating income. Pro forma operating income of $396 million for 1998 increased by 146% compared to $161 million for 1997. Operating income for 1998 reflected unusual charges of $41 million, primarily related to the write-off of in-process research and development projects of Lyondell Worldwide and Equistar formation costs. Operating income for 1997 reflected unusual charges of $191 million, primarily related to restructuring and other costs of Lyondell Worldwide and Equistar formation costs. Excluding these items, operating income of $437 million for 1998 increased by $85 million.

   Net income. Pro forma net income of $42 million for 1998 increased 55% compared to $27 million for 1997. Excluding the effects of the unusual charges in both years, pro forma net income of $66 million for 1998 decreased $84 million compared to 1997 as lower equity income from the joint ventures more than offset improved operating results and lower foreign exchange losses of Lyondell Worldwide.

Petrochemicals and Polymers (Equistar)

   The following discussion compares Equistar's actual 1998 results to combined 1997 results. The 1998 results include results attributable to the Occidental assets contributed to Equistar from May 15, 1998, the date on which they were contributed. The 1997 results have been prepared on a pro forma basis and combine 11 months of the operations of the businesses contributed to Equistar by Lyondell and Millennium Chemicals and one month of Equistar's actual operations. These pro forma adjustments are intended to facilitate a comparison of the results of the petrochemicals and polymers business. Although Lyondell believes that the assumptions underlying these pro forma adjustments are reasonable and provide a reasonable basis for analyzing changes in the Equistar business from 1997 to 1998, the amounts presented below are not intended to reflect what the results of operations of Equistar would have been had the transactions reflected in the pro forma adjustments actually occurred as of the dates given and are not necessarily indicative of future operations of Equistar.

Petrochemicals

   Revenues. Petrochemicals revenues of $3.5 billion for 1998 decreased 10% compared to combined 1997 revenues of $3.9 billion. The decrease is primarily due to lower industry sales prices for ethylene, propylene and co-products, partially offset by increased sales volumes as a result of the addition of the Occidental assets in May 1998. The decrease in sales prices is primarily attributable to increased industry capacity and downward pressure on sales prices as a result of lower raw materials costs. The sales price decreases began in the fourth quarter of 1997 and continued their downward trend through most of 1998. Ethylene and propylene volumes were 16,716 million pounds in 1998, a 77% increase over combined volumes of 9,429 million pounds in 1997. The increase in ethylene and propylene volumes is primarily a result of the addition of the Occidental assets. Aromatics volumes were 271 million gallons in 1998, a 40% increase over combined volumes of 193 million gallons in 1997. The increase in aromatics volumes is primarily a result of the addition of the Occidental assets.

   Operating costs. Petrochemicals cost of sales of $3.1 billion for 1998 decreased 1% from $3.2 billion for combined 1997. This decrease was less than the 10% decrease in revenues, reflecting the fact that raw materials prices declined at a slower rate than petrochemicals product prices. Petrochemicals selling expenses of $14 million for 1998 decreased 55% from $31 million for 1997. This decrease reflected lower personnel costs as a result of consolidation of operations.

   Operating income. Petrochemicals operating income of $319 million for 1998 decreased 53% compared to combined 1997 operating income of $684 million, primarily due to lower product margins as sales prices declined more than raw materials costs and, to a lesser extent, slightly higher fixed costs. The decrease in operating income as a result of the lower margins was partially offset by the addition of the Occidental assets in May 1998.

Polymers

   Revenues. Polymers revenues of $2.1 billion for 1998 decreased 18% compared to combined 1997 revenues of $2.5 billion as a result of decreases in industry sales prices. These sales price decreases were a result of excess industry supply and lower raw materials costs. The excess industry supply started during the fourth quarter of 1997 and continued in a downward trend through 1998. Polymers volumes were 6,488 million pounds in 1998, a 6% increase over combined volumes of 6,132 million pounds in 1997. Volume increases were a result of capacity additions at three facilities, as well as unscheduled industry outages, in 1997.

   Operating costs. Polymers cost of sales of $1.8 billion for 1998 decreased 16% from $2.1 billion for combined 1997. This decrease was less than the 18% decrease in revenues, reflecting the fact that raw materials prices declined at a slower rate than polymers product prices. Polymers selling expenses of $82 million for 1998 decreased 40% from $137 million for combined 1997. This decrease primarily reflected lower personnel costs as a result of consolidation of operations.

   Operating income. Polymers operating income of $177 million for 1998 decreased 24% compared to combined 1997 operating income of $233 million. The decrease is primarily due to decreases in polymers sales prices, which more than offset decreases in polymers raw materials costs.

Restructuring Charges

   Equistar's unusual charges, which are not allocated to either the petrochemicals or polymers segments, were $42 million in 1997 and $35 million in 1998. Both years included costs associated with the formation of

Equistar and the consolidation of some operations. These costs were paid by Equistar and allocated to the Equistar partners according to their ownership percentages.

Refining (LYONDELL-CITGO Refining)

   The following discussion compares LYONDELL-CITGO Refining's actual 1998 results to its actual 1997 results.

   Increased processing capacity resulting from the upgrade project enabled LYONDELL-CITGO Refining to increase its crude processing rates and produce greater refined product volumes, as shown in the table below.

                                                                  Year ended
                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
                                                                 (barrels per
                                                                    day in
                                                                  thousands)
      Crude processing rates:
        Crude supply agreement--coked...........................    203     223
        Other heavy crude oil--coked............................      7      19
        Other crude oil.........................................     14      18
                                                                 ------  ------
          Total.................................................    224     260
                                                                 ======  ======
      Refined product sales volumes:
        Gasoline................................................    111     121
        Diesel and heating oil..................................     68      79
        Jet fuel................................................     17      17
        Aromatics...............................................     11      10
        Other refined products..................................     93     103
                                                                 ------  ------
          Total.................................................    300     330
                                                                 ======  ======

   Revenues. Revenues for LYONDELL-CITGO Refining, including sales to affiliates, of $2.1 billion for 1998 decreased 22% compared to $2.7 billion for 1997. The decrease primarily resulted from lower refined products prices, which declined as a result of lower industry crude prices. These decreases were partially offset by higher sales volumes as production levels increased, reflecting a full year's benefit from the upgrade project.

   Operating costs. LYONDELL-CITGO Refining's cost of sales of $1.8 billion for 1998 decreased 28% from $2.5 billion for 1997. The benefits of lower raw material prices under the crude supply agreement were offset in part by the lower allocations under that agreement, which began in August 1998 and required LYONDELL-CITGO Refining to seek additional crude oil at higher prices in the spot market. LYONDELL-CITGO Refining's selling, general and administrative expenses of $78 million for 1998 increased 8% from $72 million for 1997. This increase reflected increased coke handling charges and other selling costs related to increased production and higher sales volumes.

   Operating income. LYONDELL-CITGO Refining's operating income of $213 million for 1998 increased 18% compared to $183 million for 1997. The increase reflected the benefits of the upgrade project, which resulted in higher average margins as higher volumes of extra heavy crude oil were processed in the coking mode. The upgrade project was completed in the first quarter of 1997. Initially, higher costs were incurred due to normal operational start-up activities during which the refinery did not operate at peak rates. Cost savings resulting from improved operational efficiency in 1998 were partly offset by higher depreciation expense attributable to the upgrade project.

   Interest expense. LYONDELL-CITGO Refining's net interest expense of $43 million for 1998 increased 23% compared to $35 million for 1997. Interest expense on debt related to construction of the upgrade project was capitalized through its completion, including the first quarter of 1997.

Methanol (Lyondell Methanol)

   Lyondell's share of Lyondell Methanol's earnings for 1998 was $6 million. Lyondell would have recorded approximately $43 million for its share of Lyondell Methanol's earnings had Lyondell followed the equity method of accounting for its investment in Lyondell Methanol during 1997. The decrease was due to significant declines in the sales prices of methanol beginning in the first quarter of 1998. Increased supply due to new capacity, as well as weaker demand from Asia, caused worldwide methanol price declines.

                        Liquidity and Capital Resources

 Cash Flows

   Operating activities. Lyondell's cash provided by operating activities totaled $263 million for 1998, a 2% decrease compared to $269 million for 1997. Cash provided by operating activities in 1998 included $160 million of proceeds from the sale of domestic receivables in December 1998 under a three-year revolving securitization agreement. Cash provided by operations in 1998 was negatively affected by the payment of liabilities associated with the acquisition of Lyondell Worldwide and the settlement of accounts payable retained by Lyondell in the formation of Equistar in December 1997.

   Investing activities. Lyondell completed the acquisition of Lyondell Worldwide on July 28, 1998 for a total cost of approximately $5.9 billion, excluding assumed debt. Lyondell made capital expenditures of $64 million in 1998, primarily related to Lyondell Worldwide. Equistar's 1998 capital expenditures totaled $200 million, of which $88 million was Lyondell's pro rata share. LYONDELL-CITGO Refining made 1998 capital expenditures of $61 million, of which Lyondell funded $35 million through loans to LYONDELL-CITGO Refining. Lyondell's 1999 capital budget is $273 million, including its $123 million pro rata share of its joint ventures' capital budgets.

   Distributions in excess of earnings for 1998 were $403 million by Equistar, $20 million by LYONDELL-CITGO Refining and $12 million by Lyondell Methanol. The $403 million excess distribution from Equistar includes $197 million resulting from Lyondell's repayment of a $345 million note to Equistar.

   Financing activities. Cash provided by financing activities was $5.4 billion for 1998, compared to cash used in financing activities of $176 million for 1997. During the third quarter of 1998, Lyondell obtained its $7 billion credit facility. Lyondell's $6.5 billion borrowing under the credit facility in connection with the Lyondell Worldwide acquisition was used for:

  . the purchase of all outstanding shares of Lyondell Worldwide stock;

  . repayment of debt, including a $345 million note to Equistar and $283 million in other debt of Lyondell and Lyondell Worldwide; and

  . payment of some debt issuance costs.

As part of the acquisition, Lyondell also assumed approximately $870 million of Lyondell Worldwide debt.

   Cash used in other financing activities in 1998 consisted primarily of $59 million used to repurchase Lyondell common stock. From time to time Lyondell purchases its shares in the market to issue under Lyondell's employee compensation and benefits plans, including stock option and restricted stock plans. In addition, in the second quarter of 1998 Lyondell completed a stock buyback program authorized in September 1997. A total of 2,567,051 shares were purchased under the program for $75 million.

   Lyondell paid regular quarterly dividends of $.225 per share of common stock in 1998 and for the first quarter of 1999.

 Debt

   As of May 31, 1999, Lyondell had outstanding consolidated debt of $6.3 billion and equity of $1.2 billion. Substantially all of the debt was incurred in July 1998 under the credit facility for the purpose of acquiring Lyondell Worldwide or was assumed as part of the acquisition.

   In May 1999, Lyondell completed a partial refinancing of the debt under its credit facility. The refinancing reduced consolidated debt by approximately $630 million and eliminated substantially all debt maturities through year end 2000 by refinancing longer-term debt. The refinancing consisted of:

  . the issuance of the outstanding notes for gross proceeds of $2.4 billion;

  . the borrowing of an additional $1 billion under two new term loans under the credit facility; and

  . the issuance of 40.25 million shares of Lyondell common stock for gross proceeds of $765 million.

   In addition, as of May 31, 1999, Equistar, LYONDELL-CITGO Refining and Lyondell Methanol had, in the aggregate, outstanding debt of approximately $3.1 billion and equity of approximately $4.5 billion. The ability of the joint ventures to distribute cash to Lyondell is reduced by their respective debt service obligations. Furthermore, a default under some joint venture debt agreements would constitute a cross-default under Lyondell's credit facility. Following repayment at maturity of Equistar's 10% Notes due June 1, 1999, Lyondell currently remains liable on approximately $563 million of debt for which primary responsibility was assumed by Equistar in connection with its formation. See "Description of Other Indebtedness--Joint Venture Debt" for a description of the debt of the joint ventures.

   To reduce its debt, Lyondell is looking to:

  . the cash flow of its businesses;

  . potential joint ventures involving strategic assets;

  . new equity capital;

  . working capital initiatives;

  . potential asset sales;

  . refinancing programs; and

  . other cash generating opportunities.

   Lyondell continues to believe that repositioning its balance sheet to achieve an investment grade rating over time is an important objective. The ability of Lyondell to:

  . meet its debt obligations;

  . finance its capital expenditure needs;

  . maintain its dividend rate; and

  . comply with the covenants and financial requirements in the credit facility will generally depend on the future performance of Lyondell and the availability and terms of additional financing or alternative means to repay and refinance bank debt. These factors, in turn, are affected by relevant prevailing economic, competitive and market conditions and other factors beyond Lyondell's control. The breach of any of the covenants or financial requirements in the credit facility could result in a default, which would permit the lenders to declare the loans immediately payable and to terminate future lending commitments. A default under the credit facility would also result in an acceleration of the maturity of the new notes.

   Lyondell believes that cash balances, cash generated from operating activities, and funds from financing activities and lines of credit will be adequate to meet anticipated future cash requirements for scheduled debt repayments, necessary capital expenditures and dividends. See "Risk Factors."

   Under Internal Revenue Code Sections 338 (g) and (h)(10), Lyondell and the former majority stockholder of Lyondell Worldwide agreed to elect to step-up the United States tax bases of Lyondell Worldwide's net assets. This will result in significant increased depreciation and amortization with resulting United States tax savings. The total value of these savings is expected to be between $800 million and $1 billion over time.

                              Business of Lyondell

   Our annual report on Form 10-K for the year ended December 31, 1998 contains a complete description of our businesses. Described below is a discussion of our strategy for the following business segments:

  . intermediate chemicals and derivatives;

  . petrochemicals and polymers;

  . refining; and

  . methanol.

Also included is a description of the business of Lyondell Worldwide and Lyondell Nederland, the guarantors of the new notes.

                          Business Segment Strategies

Intermediate Chemicals and Derivatives (Lyondell Worldwide)

 PO and its Derivatives

   Lyondell intends to maintain its leading market positions in its major products. It intends to be a major participant in the global growth of PO, urethanes and performance chemicals, building from its strengths in the areas of:

  . technology;

  . manufacturing;

  . marketing; and

  . access to raw materials.

   Over the past 25 years, the annual global industry growth rate for PO and its derivatives has averaged approximately 5%. Lyondell expects similar growth to continue into the future. Global demand for PO was estimated at approximately 8.7 billion pounds in 1998. Approximately 90% of that volume was consumed in the manufacture of three families of PO derivatives products: polyols, propylene glycol and propylene glycol ethers. The remainder was consumed in the manufacture of a growing segment of performance-based products, as well as butanediol and its derivatives. Lyondell intends to increase both its overall production of PO and its production of PO derivatives while continuing its participation in the PO merchant market, an important source of revenue and profit for Lyondell.

   Lyondell is a major participant in the global urethanes chemicals market through its production of polyols and TDI. Lyondell's strategy is to grow its urethanes business using its proprietary Impact(TM) polyols processing technology first introduced in 1995. This technology offers significant cost savings in the production of conventional polyols products. It is also key to the development of new, superior quality products for markets such as footwear, carpet backing and spandex. To date, Lyondell has been granted 66 patents and has over 34 patents pending for this technology. Lyondell plans to retrofit most of its polyols production facilities to utilize Impact(TM) technology over the next five years.

   Lyondell has the only PO-based processing route to butanediol. This efficient proprietary technology provides Lyondell with a competitive advantage in the rapidly expanding markets for butanediol and its derivatives. Butanediol and its derivatives represent a global market growing at 7% per year and provide access to markets such as:

  . pharmaceuticals;

  . personal care products;

  . fibers; and

  . high performance coatings.

   The co-products produced from Lyondell's two PO processes are TBA and styrene monomer. Lyondell's strategy is to maximize earnings contribution from these products.

 Cost Savings

   In late 1997, Lyondell Worldwide initiated a restructuring program designed to simplify its organization, streamline operations and reduce costs. Lyondell expects to achieve these cost savings by the end of 1999. Lyondell's management believes that it will be able to realize additional cost savings through:

  . overhead consolidation;

  . manufacturing and purchasing efficiencies;

  . reduced transportation costs; and

  . raw materials integration with Equistar.

Petrochemicals and Polymers (Equistar)

   Equistar intends to:

  . maximize its integration opportunities with Lyondell;

  . increase its production and sales of higher value products; and

  . continue its ongoing cost reduction activities.

   The formation of Equistar provided significant integration opportunities for Lyondell's ethylene production. Following the addition of the Occidental assets to Equistar in May 1998, Equistar currently consumes or sells approximately 75% of its ethylene production to downstream derivatives facilities owned by Equistar or one of its partners, which has the effect of reducing earnings volatility.

   The creation and subsequent expansion of Equistar were driven by the opportunity to reduce costs significantly and realize revenue enhancements that were not possible for the Equistar partners on a stand-alone basis. Equistar intends to reduce costs by:

  . optimizing its processing units for improved operating efficiency and increased processing rates;

  . maximizing the value of its raw materials flexibility and ethylene and polyethylene co-products production;

  . lowering distribution costs through volume leverage; and

  . reducing raw materials and other procurement costs.

Equistar expects to achieve significant cost savings by the end of the year
2000.

   Equistar is focused on capital projects designed to lower its operating costs. It is also currently undertaking a market strategy of expanding its value-added product lines, including:

  . high and medium molecular weight high density polyethylene film resins;

  . value and specialty injection molding resins; and

  . wire and cable resins.

   These capacity expansions are intended to support Equistar's expected increase in production and sales volumes for these products.

 Petrochemicals

   Equistar's business strategy for its petrochemicals business is to derive maximum value from its internal integration, as well as integration with Lyondell, and to improve its low cost operations. Management of Lyondell intends to use Equistar's production of propylene, ethylene, benzene and methanol as key raw materials for Lyondell's intermediate chemicals and derivatives business. Equistar will continue to pursue joint ventures as the preferred method to add ethylene and polyethylene production capacity when needed and will aggressively pursue research on alternative ethylene and polyethylene raw material technology to reduce the costs of raw materials. In addition, Equistar intends to improve its low cost operations by:

  . increasing its ability to use low cost raw materials;

  . maximizing ethylene and polyethylene co-product production; and

  . reducing raw materials and product delivery costs.

 Polymers

   Equistar will promote growth in polymers by targeting value-added markets that provide attractive margins and above average growth rates. In late 1998 Equistar completed a 125 million-pound expansion at its Victoria, Texas facility. A 480 million-pound expansion of its Matagorda, Texas facility is expected to be completed in the third quarter of 1999. These expansions will provide necessary capacity for the high and medium molecular weight high density polyethylene market. These are areas in which Equistar has a leading market position and for which demand is growing at 2 to 3% above average polyethylene growth.

   Equistar continues to pursue technological innovation for its polymers segment to create new polymers products. With the recent addition of the Occidental assets to Equistar in May 1998, Lyondell benefits from access to Occidental's processing technologies. To date, Equistar has received eight fundamental patents and has nine patents pending for its single-site catalyst technology. This technology is expected to lead to the development of higher value polymers products with enhanced performance characteristics, including improved puncture resistance, impact strength and clarity.

Refining (LYONDELL-CITGO Refining)

   LYONDELL-CITGO Refining's business strategy focuses on improving its ability to process low cost, extra heavy crude oil, thereby enabling LYONDELL-CITGO Refining to capitalize on the favorable economics of its crude supply agreement and to increase profitability with little additional fixed cost. LYONDELL-CITGO Refining has already demonstrated its ability to exceed the refinery's designed processing rate of 230,000 barrels per day of extra heavy crude oil. Peak processing rates of approximately 270,000 barrels per day have been achieved. LYONDELL-CITGO Refining is developing a plan to increase the refinery's capability to process up to 300,000 barrels per day with modest capital investment and minimal changes to the refinery's fixed cost structure. This capability, when coupled with LYONDELL-CITGO Refining's advantageous formula-priced long-term crude supply agreement with PDVSA, helps to stabilize earnings and cash flow. In addition to increasing processing capacity, LYONDELL-CITGO Refining is improving its profitability by increasing its yield of high value products produced per barrel of crude processed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--First Quarter of 1999 compared to Fourth Quarter 1998--Refining."

   Lyondell seeks to position the LYONDELL-CITGO Refining refinery in the top quartile of the industry in cost structure. LYONDELL-CITGO Refining continues to improve its low cost operations through:

  . aggressive energy conservation programs;

  . improving its yields to increase operational efficiency; and

  . improving equipment reliability to maximize processing rates and minimize downtime.

   LYONDELL-CITGO Refining has reduced its number of employees in connection with its new labor agreement and will outsource non-core activities.

Methanol (Lyondell Methanol)

   Lyondell Methanol's strategy is to achieve efficient, low cost operations. Lyondell Methanol intends to:

  . reduce raw materials costs;

  . increase contract sales;

  . implement cost reduction technologies and techniques;

  . maximize the chemical efficiency of its processes through research into alternative raw materials; and

  . achieve competitive raw material supply advantages with Lyondell's other businesses.

   You are cautioned that Lyondell's ability to undertake and fund the business strategies described above will be affected by a variety of factors, some of which are beyond Lyondell's control. See "Forward-Looking Information" on page 29.

             Business of Lyondell Worldwide and Lyondell Nederland

Lyondell Worldwide

   Lyondell Chemical Worldwide, Inc., a wholly owned subsidiary of Lyondell, is a Delaware corporation formerly known as ARCO Chemical Company before its acquisition by Lyondell in 1998. Lyondell Worldwide operates Lyondell's intermediate chemicals and derivatives business. In 1998, Lyondell Worldwide had total pro forma revenues of $3.6 billion. At December 31, 1998, Lyondell Worldwide had total tangible assets of $5.6 billion and long-term debt of $6.8 billion, including intercompany loans of $6.1 billion. Lyondell Worldwide is a guarantor of the new notes and a guarantor under the credit facility. For further description of the business of Lyondell Worldwide, see "Prospectus Summary--Intermediate Chemicals and Derivatives (Lyondell Worldwide)" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Intermediate Chemicals and Derivatives (Lyondell Worldwide)."

Lyondell Nederland

   Lyondell Chemical Nederland, Ltd., a wholly owned subsidiary of Lyondell Worldwide, is a Delaware corporation which operates a chemical production facility in Rotterdam, The Netherlands. In 1998, Lyondell Nederland had total revenues of $631 million. At December 31, 1998, Lyondell Nederland had total tangible assets of $1.4 billion and long-term debt, principally intercompany loans, of $270 million. Lyondell Nederland is a guarantor of the new notes and a guarantor under the credit facility.

                                    Products

   The following charts show the products produced by Lyondell, Equistar and LYONDELL-CITGO Refining, including:

  . the location of manufacturing facilities;

  . production capacity;

  . major competitors; and

  . primary uses.

   Unless otherwise specified, in the table below, production capacity was calculated by estimating the number of days in a typical year that a production unit of a plant is expected to operate, after allowing for downtime for regular maintenance, and multiplying that number by an amount equal to the unit's optimal daily output based on the current design raw material mix. Because production capacity of a production unit is an estimated amount, the actual production volumes may be more or less than the production capacity listed. Production capacity shown for Equistar is 100% of the production capacity of Equistar, of which Lyondell owns a 41% interest. Production capacity shown for LYONDELL-CITGO Refining is 100% of the production capacity of LYONDELL-CITGO Refining, of which Lyondell owns a 58.75% interest.

                  LYONDELL PRODUCTS AND PRODUCTION FACILITIES

----------------------------------------------------------------------------------------------------------------
                           Production                                                                 Major
     Key Products           Capacity       Primary Uses             Where Produced                 Competitors
----------------------------------------------------------------------------------------------------------------
Propylene Oxide (PO)     3.85 billion   PO is a key              Channelview, Texas               Dow Chemical
                         pounds per     component of             Bayport, Texas                   Shell Chemical
                         year           polyols, propylene       Fos-sur-Mer, France Rotterdam,   Huntsman
                                        glycol, propylene        The Netherlands Chiba, Japan
                                        glycol ethers and
                                        butanediol.
----------------------------------------------------------------------------------------------------------------
Polyols                  1.47 billion   Polyols are used to      Institute, West Virginia         Dow Chemical
                         pounds per     produce flexible         South Charleston, West Virginia  Bayer AG
                         year           foam for automotive      Channelview, Texas               BASF AG
                                        seating and home         Fos-sur-Mer, France              Shell Chemical
                                        furnishings,             Rieme, Belgium
                                        coatings,                Anyer, Indonesia
                                        adhesives, sealants      Kaohsiung, Taiwan
                                        and elastomers.
----------------------------------------------------------------------------------------------------------------
Toluene Diisocyanate     250 million    TDI is combined          Lake Charles, Louisiana          Bayer AG
 (TDI)                   pounds per     with polyols to          Pont de Claix, France            BASF AG
                         year/1/        produce flexible         Lille, France
                                        foam for automotive
                                        seating and home
                                        furnishings,
                                        coatings,
                                        adhesives, sealants
                                        and elastomers.
----------------------------------------------------------------------------------------------------------------
Propylene Glycol         960 million    Propylene glycol is      Bayport, Texas                   Dow Chemical
                         pounds per     used to produce          Fos-sur-Mer, France
                         year           unsaturated              Rotterdam, The Netherlands
                                        polyester resins
                                        for bathroom
                                        fixtures and boat
                                        hulls; lower
                                        toxicity
                                        antifreeze,
                                        coolants and
                                        aircraft deicers;
                                        and cosmetics and
                                        cleaners.
----------------------------------------------------------------------------------------------------------------
Propylene Glycol Ethers  300 million    Propylene glycol         Bayport, Texas                   Dow Chemical
                         pounds per     ethers are used as       Rotterdam, The Netherlands
                         year           a lower toxicity
                                        solvent for paints,
                                        coatings and
                                        cleaners.
----------------------------------------------------------------------------------------------------------------
Butanediol               120 million    Butanediol is used       Channelview, Texas               BASF AG
                         pounds per     in the manufacture                                        ISP
                         year           of engineering                                            SISAS
                                        resins, films,                                            DuPont
                                        personal care
                                        products,
                                        pharmaceuticals,
                                        coatings, solvents
                                        and adhesives.
----------------------------------------------------------------------------------------------------------------
Tertiary Butyl           58,500 barrels TBA is a key             Bayport, Texas                   Saudi Basic
 Alcohol (TBA)--  fuel   per day        component of MTBE.       Fos-sur-Mer, France               Industries
 oxygenates: Methyl                     MTBE is a gasoline       Rotterdam, The Netherlands       Corp.  (SABIC)
 tertiary butyl ether                   component for                                             Huntsman
 (MTBE)                                 reducing emissions                                        Shell Chemical
                                        in reformulated                                           Exxon
                                        gasolines and
                                        enhancing octane
                                        value.

                                 Petrochemicals

---------------------------------------------------------------------------------------
                    Production                                               Major
  Key Products       Capacity       Primary Uses       Where Produced     Competitors
---------------------------------------------------------------------------------------
Ethylene Glycol   1.0 billion    Ethylene glycol is  Beaumont, Texas     Union Carbide
                  pounds per     used to produce     Pasadena, Texas     Shell Chemical
                  year           polyester fibers                        Huntsman
                                 and film, resin,
                                 heat transfer
                                 fluids, paint and
                                 automobile
                                 antifreeze.
---------------------------------------------------------------------------------------
Ethylene Oxide    1.1 billion    Ethylene oxide is   Beaumont, Texas     Union Carbide
 and Equivalents  pounds per     used to produce     Pasadena, Texas     Shell Chemical
                  year as        surfactants,                            Huntsman
                  Ethylene Oxide industrial
                  equivalents;   cleaners,
                  400 million    cosmetics,
                  pounds per     emulsifiers, paint,
                  year as pure   heat transfer
                  Ethylene Oxide fluids and ethylene
                                 glycol (polyester
                                 fibers and film,
                                 polyethylene
                                 terephthalate resin
                                 and antifreeze).
---------------------------------------------------------------------------------------
Ethylene Oxide    225 million    Ethylene oxide      Pasadena, Texas     Dow Chemical
 Derivatives      pounds per     derivatives are                         Union Carbide
                  year           used to produce
                                 paint and coatings,
                                 polishes, solvents
                                 and chemical
                                 intermediates.
---------------------------------------------------------------------------------------

                                    Polymers

--------------------------------------------------------------------------------
High Density              3.4 billion    HDPE is used to      Clinton, Iowa       Exxon
 Polyethylene Alathon(R)  pounds/2/ per  manufacture grocery, Chocolate Bayou,    Phillips
 Petrothene(R)            year           merchandise and      Texas               Chemical
                                         trash bags; food     LaPorte, Texas      Solvay
                                         containers for items Matagorda County,   Polymers
                                         from frozen desserts Texas
                                         to margarine;        Port Arthur, Texas
                                         plastic caps and     Victoria, Texas
                                         closures; liners for
                                         boxes of cereal and
                                         crackers; plastic
                                         drink cups and toys;
                                         dairy crates; bread
                                         trays and pails for
                                         items from paint to
                                         fresh fruits and
                                         vegetables; safety
                                         equipment such as
                                         hard hats; house
                                         wrap for insulation;
                                         bottles for
                                         household/industrial
                                         chemicals and motor
                                         oil;
                                         milk/water/juice
                                         bottles; and large
                                         (rotomolded) tanks
                                         for storing liquids
                                         like agricultural
                                         and lawn care
                                         chemicals.
------------------------------------------------------------------------------------------------
Low Density Polyethylene  1.7 billion    LDPE is used to      Clinton, Iowa       Dow Chemical
 Petrothene(R)            pounds per     manufacture food     LaPorte, Texas      Chevron
 Acrythene(R)             year           packaging films;     Morris, Illinois    Westlake Group
 Ultrathene(R)                           plastic bottles for  Pasadena, Texas
                                         packaging food and   Port Arthur, Texas
                                         personal care items;
                                         dry cleaning bags;
                                         ice bags; pallet
                                         shrink wrap; heavy-
                                         duty bags for mulch
                                         and potting soil;
                                         boil-in-bag bags;
                                         coatings on flexible
                                         packaging products;
                                         and coatings on
                                         paper board such as
                                         milk cartons.
                                         Specialized forms of
                                         LDPE are Ethyl
                                         Methyl Acrylate,
                                         which provides
                                         adhesion in a
                                         variety of
                                         applications, and
                                         Ethylene Vinyl
                                         Acetate, which is
                                         used in foamed
                                         sheets, bag-in-box
                                         bags, vacuum cleaner
                                         hoses, medical
                                         tubing, clear sheet
                                         protectors and
                                         flexible binders.

                                    Polymers

---------------------------------------------------------------------------------------------
                          Production                                               Major
     Key Products          Capacity       Primary Users      Where Produced     Competitors
---------------------------------------------------------------------------------------------
Linear Low Density      1.1 billion    LLDPE is used to    LaPorte, Texas      Union Carbide
 Polyethylene           pounds per     manufacture garbage Morris, Illinois    Dow Chemical
 Petrothene(R)          year           and lawn-leaf bags;                     Exxon
                                       housewares; lids                        Mobil Chemical
                                       for coffee cans and
                                       margarine tubs; and
                                       large (rotomolded)
                                       toys like outdoor
                                       gym sets.
---------------------------------------------------------------------------------------------
Polypropylene           680 million    Polypropylene is    Morris, Illinois    Montell
 KromaLon(R)            pounds per     used to manufacture Pasadena, Texas     FINA
 Petrofil(R)            year           fibers for carpets,                     Huntsman
 Petrothene(R)                         rugs and                                Amoco
 KromaLux(R)                           upholstery;                             Chemicals
 KromaTex(R)                           housewares;
 Flexathene(R)                         automotive battery
                                       cases; automotive
                                       fascia, running
                                       boards and bumpers;
                                       grid-type flooring
                                       for sports
                                       facilities; fishing
                                       tackle boxes; and
                                       bottle caps and
                                       closures.


     Equistar's research facilities are located in Cincinnati, Ohio; Matagorda, Texas and Plano, Texas.
--------
1 Does not include refinery grade material or production from the product flexibility unit at Equistar's Channelview, Texas facility, which can convert ethylene and other light petrochemicals into propylene and has a current production capacity of 1.0 billion pounds per year of propylene.

2 Equistar increased its HDPE production capacity by approximately 125 million pounds in 1998. A 480 million pound HDPE resin expansion project at the Matagorda, Texas facility has a targeted start-up in the third quarter of 1999. The idling of the Port Arthur, Texas facility effective March 31, 1999 has resulted in a decrease in production capacity of 300 million pounds per year.

           LYONDELL-CITGO REFINING PRODUCTS AND PRODUCTION FACILITIES

--------------------------------------------------------------------------------------
     Key Products      Production Capacity        Primary Uses          Where Produced
--------------------------------------------------------------------------------------
  Gasoline/1/         120,000 barrels per    Automotive fuel.           Houston, Texas
                      day
--------------------------------------------------------------------------------------
  Diesel/1/           75,000 barrels per     Fuel for diesel cars       Houston, Texas
   (#2 Distillate)    day                    and trucks.
--------------------------------------------------------------------------------------
  Jet Fuel/1/         22,000 barrels per     Aviation fuel.             Houston, Texas
                      day
--------------------------------------------------------------------------------------
  Benzene/2/          50 million gallons     Nylon for clothing         Houston, Texas
                      per year               and consumer items;
                                             polystyrene for
                                             insulation, packaging
                                             and drink cups.
--------------------------------------------------------------------------------------
  Toluene/3/          37 million gallons     Gasoline component         Houston, Texas
                      per year               and chemical raw
                                             material for
                                             producing benzene.
--------------------------------------------------------------------------------------
  Paraxylene/3/       400 million pounds     Polyester fibers for       Houston, Texas
                      per year               clothing and fabrics,
                                             soft drink bottles
                                             and films for audio
                                             and video tape.
--------------------------------------------------------------------------------------
  Orthoxylene/3/      270 million pounds     Plasticizer in             Houston, Texas
                      per year               products such as
                                             rainwear, shower
                                             curtains, toys and
                                             auto upholstery and
                                             an intermediate in
                                             paints and
                                             fiberglass.
--------------------------------------------------------------------------------------
  Lube Oils/1/        4,000 barrels per day  Automotive and             Houston, Texas
                                             industrial engine and
                                             lube oils, railroad
                                             engine additives and
                                             white oils for food-
                                             grade applications.


--------
1  Produced by LYONDELL-CITGO Refining and sold to CITGO.
2  Produced by LYONDELL-CITGO Refining and sold to Equistar.
3 Produced by LYONDELL-CITGO Refining and marketed for LYONDELL-CITGO Refining by Equistar.

                       Description of Other Indebtedness

Credit Facility

   In July 1998, Lyondell acquired all the outstanding shares of common stock of Lyondell Worldwide for $6.5 billion, which included $5.6 billion for the purchase of common stock and the assumption or refinancing of approximately $870 million in debt, net of cash. Funding for the acquisition, the repayment of some Lyondell and Lyondell Worldwide debt and related fees and expenses was provided through the credit facility. In May 1999, the credit facility was amended, two of the original term loans were repaid and two new term loans were borrowed. The amended credit facility consists of a 5-year revolving credit facility of up to $500 million to be used for general corporate purposes and four separate term loans. No amounts to date have been funded under the revolving credit facility. As of May 31, 1999, the principal amounts outstanding, interest rates and maturity dates of the term loans were as follows:

                     Principal
                       Amount
     Term Loan      Outstanding    Interest Rate             Maturity
     ---------      ------------ -----------------           --------
Term loan A........ $1.1 billion LIBOR plus 3.25%         June 30, 2003
                                                     (amortized over 5 years)

Term loan B........ $1.2 billion LIBOR plus 3.75%         June 30, 2005
                                                     (amortized over 7 years)

Term loan E........ $850 million LIBOR plus 3.875%        June 30, 2006
                                                     (amortized over 7 years)

Term loan F........ $150 million  LIBOR plus 3.5%       December 31, 2003
                                                   (amortized over 4 1/2 years)

 Covenants

   The amended credit facility requires Lyondell to issue, in one or more transactions, not less than $470 million of additional subordinated notes (or more junior securities) by June 30, 2002. This requirement will be reduced by $2 for every $1 of common stock issued in the future and will be eliminated if Lyondell achieves either:

  . a total debt to adjusted EBITDA ratio, as defined in the credit facility, of 3.0 to 1.0; or

  . a rating for its senior unsecured debt of BB by Standard & Poor's and Ba2 by Moody's.

   Under the covenant provisions of the credit facility, as amended, Lyondell has agreed to, among other things:

  . maintain specified financial ratios and consolidated net worth;

  . not make some distributions with respect to Lyondell's capital stock;

  . not make some investments;

  . not allow its subsidiaries to incur some types and amounts of debt; and

  . use its best efforts to maintain specified ownership interests in some of its existing joint ventures and to ensure that some of its existing joint ventures maintain specified capital expenditure and debt levels and cash distribution policies.

Lyondell believes that it is in compliance with each of its financial covenants as of May 31, 1999.

 Security

   The credit facility is secured by:

  . personal property of Lyondell and Lyondell Worldwide;

  . rights to distributions from some existing joint ventures;

  . a pledge of the stock of substantially all domestic subsidiaries directly owned by Lyondell and Lyondell Worldwide;

  . a pledge of 65% of the stock of foreign subsidiaries directly owned by Lyondell and Lyondell Worldwide; and

  . the property, plant and equipment for some of Lyondell's and Lyondell
    Worldwide's facilities located in Texas and Louisiana.

Lyondell Worldwide (ARCO Chemical) Debentures

   Lyondell Worldwide has the following outstanding debentures:

  . $200 million of 9.90% debentures due 2000;

  . $100 million of 9.375% debentures due 2005;

  . $100 million of 10.25% debentures due 2010; and

  . $224 million of 9.80% debentures due 2020.

The debentures are secured by liens on Lyondell Worldwide's manufacturing plants located in Texas and Louisiana that are equal and ratable with the liens on those assets under the Senior Secured Notes and the loans under the credit facility. The indentures for these debentures contain customary covenant provisions pertaining to, among other things, limitations on liens and sale and leaseback transactions.

Joint Venture Debt

 Equistar Debt

   In February 1999, Equistar completed a $900 million private placement of 5- and 10-year notes, the proceeds of which were used to refinance existing Equistar debt. Proceeds were used to:

  . repay in its entirety Equistar's $205 million outstanding capital lease obligation relating to its Corpus Christi, Texas facility;

  . retire at maturity $150 million aggregate principal amount of 10.00%
    Notes due June 1, 1999, for which Lyondell was a co-obligor;

  . repay approximately $152 million remaining outstanding under Equistar's
    $500 million credit agreement, which was subsequently terminated; and

  . refinance a portion of the outstanding borrowings under its $1.25 billion
    5-year working capital facility.

   As of May 31, 1999, the principal amounts outstanding, interest rates and maturity dates of the Equistar debt obligations were as follows:

                          Principal
                            Amount
          Debt           Outstanding          Interest Rate              Maturity
          ----           ------------ ----------------------------  ------------------
Notes and medium-term
 notes(a)............... $713 million Fixed rates ranging from      Various dates from
                                      6.5% to 11.3%; weighted       June 1999 to
                                      average equal to 8.6%         February 2026
5-year revolving credit
 facility............... $750 million LIBOR plus 0.5%
Notes due 2004.......... $300 million 8.5%                          February 2004
Notes due 2009.......... $600 million 8.75%                         February 2009

--------
(a) Following the repayment at maturity of Equistar's 10% Notes due June 1, 1999, Lyondell currently remains liable on $563 million of debt assumed by Equistar in connection with its formation, though Equistar has agreed to be primarily liable for this debt.

 Equistar Covenants

   Under the covenant provisions of its 5-year revolving credit facility, Equistar has agreed, among other things, to:

  . maintain specified financial ratios;

  . not create specified liens on its property or assets;

  . not enter into some sale and leaseback transactions;

  . not allow its subsidiaries to incur some types of debt or issue some types of preferred stock;

  . not use the proceeds of its credit facility for some purposes;

  . not change its or its subsidiaries' line of business; and

  . not enter into agreements restricting the ability of some of its subsidiaries to pay distributions or dividends.

   Equistar believes that it is in compliance with each of its financial covenants as of May 31, 1999.

   The ability of Equistar to meet its debt service obligations and to comply with the covenants and financial requirements in its credit facility will largely depend on the future performance of Equistar and the availability of additional financing to repay and refinance bank debt. These obligations are affected by prevailing economic, market and competitive conditions and other factors beyond Equistar's control. The breach by Equistar of any of the covenants or financial requirements in its credit facility could result in a default, which would permit the lenders to declare the loans immediately payable and to terminate future lending commitments.

 LYONDELL-CITGO Refining Debt

   As of May 31, 1999, the principal amounts outstanding, interest rates and maturity dates of the LYONDELL-CITGO Refining debt obligations were as follows:

                           Principal
                             Amount
          Debt            Outstanding          Interest Rate            Maturity
          ----            ------------ ----------------------------  --------------
Construction loan
 payable to bank........  $450 million LIBOR plus 0.55%              May 5, 2000
Loans payable to
 Lyondell...............  $255 million LIBOR plus basis points       July 1, 2003
                                       consistent with a BBB+
                                       issuer
Loans payable to CITGO..  $ 53 million LIBOR plus basis points       July 1, 2003
                                       consistent with a BBB+
                                       issuer
$70 million revolving
 credit agreement.......  $ 15 million LIBOR plus 0.55%              April 28, 2000

   In late 1998, LYONDELL-CITGO Refining postponed a planned debt refinancing. The postponement was due to unfavorable bond market conditions and political change in Venezuela associated with the recent presidential elections. The proceeds of the refinancing would have been used to repay third-party construction loans and subordinated loans made to LYONDELL-CITGO Refining by Lyondell and CITGO, with any remaining cash distributed to the partners. LYONDELL-CITGO Refining intends to pursue the refinancing as soon as practical.

 LYONDELL-CITGO Refining Covenants

   Under the covenant provisions of its credit agreements, LYONDELL-CITGO Refining has agreed, among other things, to:

  . maintain specified financial ratios;

  . not enter into some transactions with affiliates;

  . not make some investments;

  . not create some liens;

  . not make some distributions or repurchases on its capital stock;

  . not allow its subsidiaries to incur some types and amounts of debt;

  . not enter into some asset sales; and

  . not take some specified actions with respect to its crude supply agreement, products purchase agreement or some of LYONDELL-CITGO Refining's formation documents.

LYONDELL-CITGO Refining believes that it is in compliance with each of its financial covenants as of May 31, 1999.

   The ability of LYONDELL-CITGO Refining to meet its debt service obligations and to comply with the covenants and financial requirements in its credit agreement will largely depend on the future performance of LYONDELL-CITGO Refining and the availability of additional financing to repay and refinance bank debt. These obligations are affected by prevailing economic, market and competitive conditions and other factors beyond LYONDELL-CITGO Refining's control. The breach by LYONDELL-CITGO Refining of any of the covenants or financial requirements in its credit agreement could result in a default, which would permit the lenders to declare the loans immediately payable and to terminate future lending commitments.

                            Description of New Notes

   We have summarized below the material provisions of the new notes and the indentures. This summary does not restate these documents in their entirety. The indentures, and not this summary, govern your rights as holders of the new notes. Copies of the indentures and the security documents are available as described below under "--Where You Can Find More Information."

   As used only in this "Description of New Notes," the terms "Lyondell", "us", or "we" refer to Lyondell Chemical Company and not to any of its subsidiaries. For definitions of some of the capitalized terms used in the following summary, see "--Definitions."

Brief Description of the New Notes

   The new notes will be issued under three separate indentures among Lyondell, Lyondell Worldwide and Lyondell Nederland, as guarantors, and The Bank of New York, as trustee. The same indentures also govern the outstanding notes. The terms of the new notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended. The new notes are subject to all these terms, and holders of new notes are referred to the indentures and the Trust Indenture Act for a statement of these terms.

 Senior Secured Notes.

  The new Senior Secured Notes:

  . are general secured obligations of Lyondell

  . rank equally in right of payment with the outstanding Senior Secured
    Notes

  . rank equally with all our existing and future unsecured senior debt and rank senior to this debt to the extent of the value of the collateral

  . effectively rank junior to all liabilities of our joint ventures and all liabilities of our subsidiaries that are not guarantors

  . are secured equally and ratably with debt under our credit facility and some debt of Lyondell Worldwide

  . are unconditionally guaranteed by our subsidiaries Lyondell Worldwide and Lyondell Nederland

  . are registered under the Securities Act and freely transferable

  . have substantially the same terms as the outstanding Senior Secured
    Notes, except that they do not have registration rights.

   At May 31, 1999:

  . approximately $5.8 billion in principal amount of outstanding unsubordinated Indebtedness of Lyondell, Lyondell Worldwide and Lyondell Nederland was secured, including the Senior Secured Notes and Indebtedness under the Existing Credit Facility;

  . approximately $725 million of outstanding Indebtedness of Lyondell, Lyondell Worldwide and Lyondell Nederland was pari passu with the Senior Secured Notes and unsecured and ranked effectively junior to the Senior Secured Notes to the extent of the value of the assets securing the Senior Secured Notes; of this Indebtedness, $713 million is Indebtedness of Equistar for which Lyondell remains contingently liable and the balance is primarily undrawn letters of credit;

  . the $500 million in principal amount of Senior Subordinated Notes, would have been, by their terms, subordinated to the Senior Secured Notes.

 Senior Subordinated Notes.

  The new Senior Subordinated Notes:

  . are general unsecured obligations of Lyondell

  . rank equally in right of payment with the outstanding Senior Subordinated
    Notes

  . rank junior to all our existing and future unsubordinated debt, including the Senior Secured Notes, debt under our credit facility and some debt of Lyondell Worldwide

  . effectively rank junior to all liabilities of our joint ventures and all liabilities of our subsidiaries that are not guarantors

  . are unconditionally guaranteed by our subsidiaries Lyondell Worldwide and Lyondell Nederland

  . are registered under the Securities Act and freely transferable

  . have substantially the same terms as the outstanding Senior Subordinated
    Notes, except that they do not have registration rights.

   At May 31, 1999, approximately $5.8 billion in principal amount of Senior Indebtedness of Lyondell, Lyondell Worldwide and Lyondell Nederland was outstanding (including Indebtedness under the Existing Credit Facility and the Senior Secured Notes and excluding $713 million of Equistar debt for which Lyondell is contingently liable).

   The Guarantees. The new notes are guaranteed by our subsidiaries Lyondell Worldwide and Lyondell Nederland.

  The guarantees of the Senior Secured Notes:

  . are general obligations of each guarantor

  . rank equally with all existing and future unsubordinated debt of each guarantor

  The guarantees of the Senior Subordinated Notes:

  . are general obligations of each guarantor

  . rank junior to all existing and future unsubordinated debt of each guarantor, including the guarantees of the Senior Secured Notes

   Structural Subordination. Many of Lyondell's operations are conducted through its Subsidiaries and Joint Ventures. For this reason, Lyondell is dependent upon the cash flow of its Subsidiaries and Joint Ventures to meet its obligations, including Lyondell's obligations under the new notes. The new notes will be effectively subordinated to all outstanding Indebtedness and other liabilities and commitments, including trade payables and operating lease obligations, of Lyondell's Subsidiaries and Joint Ventures, except to the extent they are Subsidiary Guarantors. At May 31, 1999, the new notes would have been effectively subordinated to approximately $4.0 billion of outstanding liabilities of Lyondell's Joint Ventures, including trade payables. See "Risk Factors--Most of the covenants under the new notes do not apply to Lyondell's joint ventures; our joint ventures could increase their debt leverage, default on their debt obligations or take other action limiting their ability to pay distributions to us for which you will have no recourse."

   Upon the liquidation, reorganization or insolvency of any of Lyondell's Subsidiaries or Joint Ventures that are not Subsidiary Guarantors, Lyondell's rights to receive assets of these companies and the rights of holders of the new notes to participate in those assets will be effectively subordinated to the claims of creditors and preferred stockholders of the Subsidiary or Joint Venture. However, in the event that Lyondell itself is recognized as a creditor of the Subsidiary or Joint Venture, then Lyondell's claims would not be subordinate to third party creditors and preferred stockholders, but would still be subordinate to any lien or security interest in the assets of the Subsidiary or Joint Venture and any Indebtedness of the Subsidiary or Joint Venture senior to that held by Lyondell.

   Under some circumstances, Lyondell will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries and Joint Ventures, so long as they are not Subsidiaries of Lyondell (and, if they are Subsidiaries, at any time that they are designated as Unrestricted Subsidiaries), will not be subject to many of the restrictive covenants specified in the indentures.

Principal, Maturity And Interest

   Senior Secured Notes. The Series A Senior Secured Notes will be secured, senior obligations of Lyondell initially limited in aggregate principal amount to $900 million and will mature on May 1, 2007. The Series B Senior Secured Notes will be secured, senior obligations of Lyondell initially limited in aggregate principal amount to $1 billion and will mature on May 1, 2007. Interest on the Series A Senior Secured Notes is 9 5/8% per annum. Interest on the Series B Senior Secured Notes is 9 7/8% per annum. Interest on both the Series A Senior Secured Notes and Series B Senior Secured Notes is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 1999, to holders of record on the immediately preceding April 15 and October 15, respectively. Interest on the Senior Secured Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.

   Senior Subordinated Notes. The Senior Subordinated Notes will be unsecured obligations of Lyondell initially limited in aggregate principal amount to $500 million and will mature on May 1, 2009. Interest on the Senior Subordinated Notes is 10 7/8% per annum. Interest is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 1999, to holders of record on the immediately preceding April 15 and October 15, respectively. Interest on the Senior Subordinated Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.

   Interest on the new notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, if any, and interest and liquidated damages, if any, on the new notes will be payable at the office or agency of Lyondell maintained for this purpose within The City and The State of New York. Lyondell may opt to pay interest and liquidated damages, if any, by check mailed to the holders of the new notes at their respective addresses listed in the register of holders of the new notes. All payments with respect to Global Notes, whose holders have given wire transfer instructions on or before the relevant record date to the paying agent, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders. Until otherwise designated by Lyondell, Lyondell's office or agency in New York will be the office of the relevant Trustee maintained for this purpose. The new notes will initially be issued in global form. In the event they are subsequently certificated, the new notes will be issued in denominations of $1,000 and integral multiples of $1,000.

   Subject to the covenants described below under "--Restrictive Covenants," Lyondell may issue additional Series A Senior Secured Notes, additional Series B Senior Secured Notes and additional Senior Subordinated Notes under the respective indentures having substantially the same terms in all material respects as the outstanding notes of each series, as the case may be. However, the aggregate principal amount of Senior Secured Notes outstanding at any time will not exceed $1.9 billion. Furthermore, before any issuance of additional notes, Lyondell must deliver to the Trustee an opinion of counsel confirming that the holders of the outstanding Series A Senior Secured Notes, Series B Senior Secured Notes or Senior Subordinated Notes, as the case may be, will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the additional notes were not issued. The outstanding Series A Senior Secured Notes, Series B Senior Secured Notes and Senior Subordinated Notes and any additional Series A Senior Secured Notes, Series B Senior Secured Notes or Senior Subordinated Notes, as the case may be, would each be treated as a single class for all purposes under the relevant indenture.

Security

   The Senior Secured Notes will be secured by a lien equally and ratably with all Senior Indebtedness owing under the Existing Credit Facility (and, with respect to some of Lyondell's manufacturing plants described below, equally and ratably with Existing ARCO Chemical Debt as well) under the security agreements and pledge agreements, as amended from time to time (collectively, the "Security Documents"), between Lyondell or some of its Restricted Subsidiaries and Morgan Guaranty Trust Company of New York, as collateral agent.

   The liens granted under the Security Documents constitute first-priority liens, with some exceptions and permitted liens described in the documents, on the following assets:

  . personal property of Lyondell and Lyondell Worldwide;

  . substantially all the stock of Lyondell's domestic subsidiaries directly owned by Lyondell or Lyondell Worldwide;

  . 65% of the stock of Lyondell's foreign subsidiaries directly owned by Lyondell or Lyondell Worldwide (other than the stock of some subsidiaries for which consent is required to permit a pledge to the extent this consent has not been obtained);

  . the rights of some of Lyondell's Joint Venture Subsidiaries to receive distributions from Joint Ventures in which they hold Equity Interests; and

  . mortgages on Lyondell Worldwide facilities located in Bayport, Texas, Channelview, Texas and Lake Charles, Louisiana (collectively and together with any other assets that may be pledged from time to time, the "Collateral").

   Holders of the Senior Secured Notes will be granted a lien equally and ratably with any lien granted on additional assets to secure the holders of Senior Indebtedness under the Existing Credit Facility subsequent to the issuance of the new notes.

   Any or all liens for the benefit of the holders of the Senior Secured Notes will be automatically released, without the consent of the holders, upon a release of the lien or liens under the terms of the Security Documents and the Existing Credit Facility or if the release is approved by the requisite lenders under the Existing Credit Facility. The Security Documents generally provide that liens will be automatically released if the assets subject to the liens are transferred or otherwise disposed of in compliance with the provisions of the Existing Credit Facility. The Existing Credit Facility specifically provides that liens will be automatically released from assets that are the subject of a Major Asset Sale and that are transferred to a Subject Asset Transferee according to the terms of the Existing Credit Facility.

   In addition, the collateral agent and Lyondell may amend the provisions of the Security Documents with the consent of the requisite lenders and without the consent of the holders of the Senior Secured Notes. The lenders under the Existing Credit Facility will have the sole ability to control remedies (including upon sale or liquidation after acceleration of the new notes or the debt under the Existing Credit Facility) with respect to the collateral. The Senior Secured Note Indentures will provide that Lyondell and its Restricted Subsidiaries which are party to any Security Documents will comply with all the covenants and agreements contained in such Security Documents the failure to comply with which would have a material and adverse effect on the Liens purported to be created thereby, unless such failure to comply is waived by the requisite lenders under the Existing Credit facility and, after that waiver, Lyondell is in compliance with the covenant described under "--Security." See "Risk Factors--Holders of the Senior Secured Notes may not be able to fully realize the value of their liens; in such case, holders of the Senior Secured Notes will have an unsecured claim against Lyondell to the extent that amounts due on the Senior Secured Notes exceed the proceeds from the sale of the secured assets."

   From and after the date when all liens granted in favor of the holders of Senior Indebtedness under the Existing Credit Facility are released, the provisions regarding security described above will no longer apply. The provisions of the covenant described below under "--Restrictive Covenants-- Liens--Senior Secured Notes" will, however, continue to apply.

Subsidiary Guarantees

   As of the date of these exchange offers, Lyondell Worldwide and Lyondell Nederland are the only subsidiary guarantors of the new notes. Any Restricted Subsidiary that Guarantees or secures the payment of any other Indebtedness of Lyondell or any of its Restricted Subsidiaries must also Guarantee the payment of the new notes, with some exceptions described below under "Limitation on Issuance of Guarantees of Indebtedness by Subsidiaries." Lyondell Worldwide and Lyondell Nederland will unconditionally guarantee the due and punctual payment of the principal of and premium, if any, and interest and liquidated damages, if any, on the new notes, when and as the same will become due and payable, whether at maturity, upon redemption, by declaration or otherwise (the "Subsidiary Guarantees").

   The obligations of the Subsidiary Guarantors will be limited so as not to constitute a fraudulent conveyance under applicable law. The Subsidiary Guarantees of the Senior Secured Notes will be general senior obligations of Lyondell Worldwide and Lyondell Nederland, secured to the extent described under "--Security." The Subsidiary Guarantees of the Senior Subordinated Notes will be general senior subordinated unsecured obligations of Lyondell Worldwide and Lyondell Nederland. See "--Subordination of Senior Subordinated Notes."

   No Subsidiary Guarantor may consolidate with or merge with or into (whether or not the Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with the Subsidiary Guarantor unless all of the following are true:

  (1) subject to the provisions of the following paragraph, the Person formed by or surviving any consolidation or merger, if other than Lyondell or a Subsidiary Guarantor, assumes all the obligations of the Subsidiary Guarantor under the new notes issued under the applicable indenture;

  (2) immediately after giving effect to the transaction, no Default or Event of Default exists; and

  (3) Lyondell would, at the time of the transaction and after giving pro forma effect thereto as if the transaction had occurred at the beginning of the applicable four-quarter period, both:

    (a) have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Lyondell immediately preceding the transaction; and

    (b) except with respect to a consolidation or merger with a Person that has no outstanding Indebtedness, be permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test stated in the covenant described under the caption "-- Restrictive Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

The requirements of conditions (1) and (2) listed above will not apply in the case of a consolidation with or the merger of a Subsidiary Guarantor with or into Lyondell and the requirements of condition (3) listed above will not apply in the case of a consolidation with or the merger of a Subsidiary Guarantor with or into another Subsidiary Guarantor.

   In the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all the Capital Stock of any Subsidiary Guarantor to any Person that is not an Affiliate of Lyondell, the Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee if the Net Proceeds of the sale or other disposition are applied in accordance with the applicable provisions of the applicable indenture. See "Repurchase at the Option of Holders--Asset Sales."

   Upon the release or discharge of the Guarantee which resulted in the creation of the Subsidiary Guarantee of the Subsidiary Guarantor or, in the case of Lyondell Worldwide and Lyondell Nederland, the release or discharge of its Guarantee of Indebtedness under the Existing Credit Facility, the Subsidiary Guarantors will be released and relieved of any obligations under its Subsidiary Guarantee. A Subsidiary Guarantor will not be released and relieved of its obligations, however, in the event of a discharge or release by or as a result of payment under the Subsidiary Guarantee.

   Upon the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary according to the terms of the indentures, the Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee. See "Restrictive Covenants--Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries."

Subordination of Senior Subordinated Notes

   The payment of principal of and premium, if any, and interest on the Senior Subordinated Notes will be subordinated in right of payment, as stated in the Senior Subordinated Note Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on or incurred after May 17, 1999.

   If Lyondell fails to make any payment on the Senior Subordinated Notes when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to below, the failure will constitute an Event of Default under the Senior Subordinated Note Indenture and will enable the holders to accelerate the maturity of the Senior Subordinated Notes. See "--Events of Default and Remedies."

   The obligations of each Subsidiary Guarantor under its Senior Subordinated Note Subsidiary Guarantee are unsecured senior subordinated obligations. As such, the rights of holders of Senior Subordinated Notes to receive payment by a Subsidiary Guarantor under its Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of that Subsidiary Guarantor, including its Senior Secured Note Subsidiary Guarantee and its Guarantee of the Existing Credit Facility. The terms of the subordination provisions described below with respect to Lyondell's obligations under the Senior Subordinated Notes apply equally to a Subsidiary Guarantor and the obligations of that Subsidiary Guarantor under its Senior Subordinated Note Subsidiary Guarantee.

   The terms of the subordination provisions described below will not apply to payments from money or the proceeds of U.S. Government obligations deposited in trust before the occurrence of an event prohibiting payment of or on the Senior Subordinated Notes and held in trust by the Senior Subordinated Note Trustee for the payment of principal of and interest on the Senior Subordinated Notes under the provisions described under "--Defeasance."

   Upon any distribution to creditors of Lyondell in a liquidation or dissolution of Lyondell or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Lyondell or its property, an assignment for the benefit of creditors or any marshaling of Lyondell's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of the Senior Indebtedness before the Holders of Senior Subordinated Notes will be entitled to receive any payment with respect to the Subordinated Note Obligations. Until all Obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the Holders of Senior Subordinated Notes would be entitled will be made to the holders of Senior Indebtedness, (except that Holders of Senior Subordinated Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Defeasance." Payment in full on all obligations that were due would include interest after the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness.

   Lyondell also may not make any payment upon or in respect of the Subordinated Note Obligations, except in Permitted Junior Securities or from the trust described under "--Defeasance," if:

  . a default in the payment of the principal of, or premium, if any, or interest on, or commitment fees relating to, Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace; or

  . any other default occurs and is continuing with respect to Designated
    Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which the default relates to accelerate its maturity and the Senior Subordinated Note Trustee receives a notice of the default (a "Payment Blockage Notice") from Lyondell or the holders of any Designated Senior Indebtedness. Payments on the Senior Subordinated Notes may and will be resumed including the payment of any amounts previously blocked by the Payment Blockage Notice:

    (1) in the case of a payment default, upon the date on which the default is cured or waived; and

    (2) in case of a nonpayment default, the earlier of the date on which the nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

   No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Senior Subordinated Note Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless the default will have been waived or cured for a period of not less than 90 days.

   "Designated Senior Indebtedness" means:

  . the Indebtedness, other than Hedging Obligations, outstanding under the Existing Credit Facility; and

  . any other Senior Indebtedness permitted under the Senior Subordinated
    Note Indenture the principal amount of which is $25.0 million or more and that has been designated by Lyondell in writing to the Senior
    Subordinated Note Trustee as "Designated Senior Indebtedness."

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

   "Permitted Junior Securities" means Equity Interests in Lyondell or debt securities of Lyondell that are subordinated to all Senior Indebtedness, and any debt securities issued in exchange for Senior Indebtedness, to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes are subordinated to Senior Indebtedness.

   "Senior Indebtedness" means, with respect to any Person:

  . all Obligations of that Person outstanding under the Existing Credit
    Facility and all Hedging Obligations payable to a lender or an Affiliate of a lender or to a Person that was a lender or an Affiliate of a lender at the time the contract was entered into under the Existing Credit Facility, including, without limitation, interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not the interest is an allowable claim in the bankruptcy proceeding;

  . any other Indebtedness, unless the instrument under which that Indebtedness is incurred expressly provides that it is subordinated in right of payment to any other Senior Indebtedness of that Person; and

  . all Obligations with respect to the foregoing.

Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

  . any liability for federal, state, local or other taxes;

  . any Indebtedness of that Person to any of its Subsidiaries or other
    Affiliates;

  . any trade payables;

  . any debt securities and guarantees issued to any trust, partnership or other entity affiliated with Lyondell which is a financing vehicle of Lyondell in connection with the issuance of preferred securities by the financing entity; or

  . any Indebtedness that is incurred in violation of the Senior Subordinated
    Note Indenture.

   "Subordinated Note Obligations" means all Obligations with respect to the Senior Subordinated Notes, including, without limitation, principal, premium of, if any, and interest and liquidated damages, if any, payable under the terms of the Senior Subordinated Notes (including upon the acceleration or redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of recision or other rights of action (including claims for damages) or otherwise.

   The Senior Subordinated Note Indenture will further require that Lyondell promptly notify holders of Designated Senior Indebtedness if payment of the Senior Subordinated Notes is accelerated because of an Event of Default. As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Senior Subordinated Notes may recover less ratably than our creditors who are holders of Senior Indebtedness.

Mandatory Redemption

   Except as described below under "--Repurchase at the Option of Holders," Lyondell will not be required to make any mandatory redemption or sinking fund payments with respect to the new notes.

Optional Redemption

 Series A Senior Secured Notes

   We can redeem the Series A Senior Secured Notes, in whole, at any time, or in part, from time to time, at our option upon not less than 30 nor more than 60 days' notice at a redemption price equal to the make-whole price described below.

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

   "Make-Whole Price" means an amount equal to the greater of:

  . 100% of the principal amount of the Series A Senior Secured Notes; and

  . as determined by an Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below);

plus, in each case, accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption.

   "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date, plus 0.5%.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Series A Senior Secured Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series A Senior Secured Notes.

   "Comparable Treasury Price" means, with respect to any redemption date:

  . the average of the bid and asked prices for the Comparable Treasury Issue on the third Business Day preceding the redemption date, as listed in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities"; or

  . if the release (or any successor release) is not published or does not contain the prices on the Business Day:

    (1) the average of the Reference Treasury Dealer Quotations for the redemption date after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

    (2) if the Series A Senior Secured Note Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all the quotations.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Series A Senior Secured Note Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Series A Senior Secured Note Trustee by the Treasury Reference Dealer at 5:00 p.m. on the third Business Day preceding the redemption date.

   "Independent Investment Banker" means a Reference Treasury Dealer appointed by Lyondell.

   "Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer") selected by Lyondell.

 Series B Senior Secured Notes

   We cannot redeem the Series B Senior Secured Notes before May 1, 2004. Thereafter, we may redeem the Series B Senior Secured Notes at our option, in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) described below plus accrued and unpaid interest and liquidated damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the following years:

      Year                                                            Percentage
      ----                                                            ----------
      2004...........................................................  104.938%
      2005...........................................................  102.469%
      2006...........................................................  100.000%


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

 Senior Subordinated Notes

   Except as provided below, we cannot redeem the Senior Subordinated Notes before May 1, 2004. Thereafter, we may redeem the Senior Subordinated Notes at our option, in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) described below plus accrued and unpaid interest and liquidated damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the following years:

      Year                                                            Percentage
      ----                                                            ----------
      2004...........................................................  105.438%
      2005...........................................................  103.625%
      2006...........................................................  101.812%
      2007...........................................................  100.000%

   Notwithstanding the foregoing, on or before May 1, 2002, we can redeem in the aggregate up to 35% of the aggregate principal amount of the Senior Subordinated Notes from time to time originally issued with the net cash proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of principal amount on the redemption date) of 110.875% plus accrued and unpaid interest and liquidated damages, if any, to the redemption date; provided that:

  . at least 65% of the aggregate principal amount of the Senior Subordinated
    Notes from time to time originally issued under the applicable indenture must remain outstanding and be held, directly or indirectly, by Persons other than Lyondell and its Affiliates, immediately after each redemption; and

  . the redemption occurs within 90 days of the closing of a Public Equity
    Offering.

Selection and Notice

   If less than all the new notes issued under an indenture are to be redeemed at any time, selection of the applicable new notes for redemption will be made by the applicable Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the new notes are listed. If the new notes are not so listed, selection of the applicable new notes for redemption will be on a pro rata basis, by lot or by a method that the applicable Trustee deems fair and appropriate. However, no new notes of $1,000 or less will be redeemed in part.

   Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of new notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any new note is to be redeemed in part only, the notice of redemption that relates to the applicable note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the applicable holder upon cancellation of the original note. New notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on new notes or portions of the new notes called for redemption.

Repurchase at the Option of Holders

 Change of Control

   Upon the occurrence of a Change of Control, each holder of new notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of its new notes under the Change of Control offer described below at an offer price in cash equal to 101% of the aggregate principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase (the "Change of Control Payment") on a date that is not more than 90 days after the occurrence of the Change of Control (the "Change of Control Payment Date"). Within 30 days following any Change of Control, Lyondell or the applicable

Trustee will mail a notice to each holder offering to repurchase the new notes held by a holder under the procedures specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the new notes as a result of a Change of Control.

   On the Change of Control Payment Date, we will, to the extent lawful:

  . accept for payment all new notes or portions of the new notes properly tendered and not withdrawn under the Change of Control offer;

  . deposit with the applicable Paying Agent an amount equal to the Change of Control Payment in respect of all new notes or portions thereof so tendered; and

  . deliver or cause to be delivered to the applicable Trustee the new notes so accepted together with an Officers' Certificate stating the aggregate principal amount of new notes or portions of new notes being purchased by Lyondell.

   The Paying Agent will promptly mail to each holder of new notes so tendered the Change of Control Payment for those new notes, and the applicable Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a note equal in principal amount to any unpurchased portion of the new notes surrendered, if any. However, each note will be in a principal amount of $1,000 or an integral multiple thereof.

   Before complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, we must either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness, to the extent necessary, to permit the repurchase of Senior Subordinated Notes required by this covenant.

   A failure by Lyondell to comply with the provisions of the preceding paragraphs will constitute an Event of Default under the applicable indenture. Except as described above with respect to a Change of Control, the indentures will not contain provisions that permit the holders of the new notes to require us to purchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction. See "--Events of Default and Remedies."

   There can be no assurance that Lyondell will have the financial resources to purchase the new notes, particularly if a Change of Control triggers a similar repurchase requirement for, or results in the acceleration of, other Indebtedness. The Existing Credit Facility provides that some events constituting a Change of Control will constitute a default under the Existing Credit Facility and could result in the acceleration of the maturity of the Existing Credit Facility. Future indebtedness might contain similar provisions. If a Change of Control occurs, Lyondell could try to refinance the Existing Credit Facility. If Lyondell does not refinance the Existing Credit Facility, Lyondell might not be allowed to purchase the Senior Subordinated Notes. As a result, Lyondell would be in default under the Senior Subordinated Note Indenture, which would also be a default under the Senior Secured Note Indenture and the Existing Credit Facility. If this occurs, the subordination provisions of the Senior Subordinated Note Indenture would restrict payments to the Senior Subordinated Noteholders. Accordingly, Lyondell might not be able to fulfill its obligation to repurchase any new notes if a Change of Control occurs. See "Risk Factors--Lyondell may not be able to repurchase your new notes upon a change of control."

   Lyondell will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer at the same or a higher purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control offer made by Lyondell and purchases all new notes validly tendered and not withdrawn under the Change of Control offer.

   "Change of Control" means the occurrence of any of the following:

  . the sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets of Lyondell and its Subsidiaries taken as a whole to any Person or group (as the term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to a Person or group who, before the transaction, held a majority of the voting power of the voting stock of Lyondell;

  . the acquisition by any Person or group (as defined above) of a direct or indirect interest in more than 50% of the voting power of the voting stock of Lyondell, by way of merger or consolidation or otherwise; or

  . the first day on which a majority of the members of the board of directors of Lyondell are not Continuing Directors.

   The phrase "all or substantially all" the assets of Lyondell will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" the assets of Lyondell has occurred, in which case a holder's ability to obtain the benefit of a Change of Control offer may be impaired.

 Asset Sales

   We cannot, and cannot permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

  . Lyondell and/or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value (as conclusively evidenced by a resolution of the board of directors of Lyondell listed in an Officers' Certificate delivered to the Trustees) of the assets or Equity Interests issued or sold or otherwise disposed of; and

  . at least 80% of the consideration therefor received by Lyondell and/or the Restricted Subsidiary is in the form of:

    (1) cash or Cash Equivalents; or

    (2) a controlling interest or a joint venture interest (to the extent otherwise permitted by the indentures) in a business engaged in a Permitted Business or long-term property or assets that are used or useful in a Permitted Business.

However, the amount of (x) any liabilities as shown on Lyondell's or the Restricted Subsidiary's most recent balance sheet of Lyondell or any Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the new notes or any guarantee of the new notes, that are assumed by the transferee of any assets under a customary novation agreement that releases Lyondell or the Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by Lyondell or any Restricted Subsidiary from the transferee that are promptly converted by Lyondell or the Restricted Subsidiary into cash (to the extent of the cash received) will be deemed to be cash for purposes of this provision.

   Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Lyondell may apply the Net Proceeds, at its option either to:

  (1) permanently repay Senior Indebtedness and correspondingly reduce commitments with respect thereto in the case of revolving borrowings of Lyondell or a Subsidiary Guarantor or repay Indebtedness and correspondingly reduce commitments with respect thereto in the case of revolving borrowings of any Restricted Subsidiary that is not a Subsidiary Guarantor. However, the Senior Secured Notes Indenture will provide that, so long as the Senior Secured Notes are secured, only repayment of Senior Indebtedness incurred under the Existing Credit Facility, but not any refinancing of this debt other than a credit facility with commercial banks and other lenders, or the 9.9% Debentures due 2000 of ARCO Chemical will constitute a repayment of Indebtedness permitted under this clause (1); or

  (2) acquire a controlling interest or a joint venture interest to the extent otherwise permitted by the Indentures in another business or, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business or enter into a binding commitment for any expenditure or acquisition; provided that the binding commitment will be treated as a permitted application of Net Proceeds from the date of the commitment until and only until the earlier of (x) the date on which the expenditure or acquisition is consummated and (y) the 180th day following the expiration of the aforementioned 360 day period. If the expenditure or acquisition contemplated by the binding commitment is not consummated on or before the 180th day and Lyondell has not applied the Net Proceeds under clause (1) above on or before the 180th day, the commitment will be deemed not to have been a permitted application of Net Proceeds at any time.

However, the Senior Secured Note Indentures will provide that, so long as the Senior Secured Notes are secured, Lyondell may not apply Net Proceeds of a Significant Asset Sale under option (2) above to satisfy its obligations under the first sentence of this paragraph except to the extent that the provisions of the Existing Credit Facility (but not any refinancing thereof other than a credit facility with commercial banks and other lenders) require a mandatory prepayment from the proceeds but the requisite lenders have waived mandatory prepayment. Pending the final application of any Net Proceeds, Lyondell may temporarily reduce the revolving Indebtedness under the Existing Credit Facility or otherwise invest the Net Proceeds in any manner that is not prohibited by the indentures.

Any Net Proceeds from Asset Sales that are not applied or invested as provided above will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds under an indenture exceeds $25 million, Lyondell will be required to make an offer to all holders of new notes issued under the applicable indenture (an "Asset Sale Offer") to purchase the maximum principal amount of new notes and if Lyondell:

  . is required to do so under the terms of any other Indebtedness ranking pari passu with the new notes, to purchase the other Indebtedness; and

  . elects to do so, to purchase any Existing ARCO Chemical Debt, on a pro rata basis with the new notes, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase, in accordance with the procedures described in the applicable indenture.

The Senior Subordinated Note Indenture will provide that, before complying with the provisions of this covenant, we must either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness, to the extent necessary, to permit the repurchase of Senior Subordinated Notes required by this covenant. To the extent that the aggregate amount of Senior Secured Notes and Senior Subordinated Notes, and, in each case, any other pari passu Indebtedness subject to the Asset Sale Offer, tendered under the Asset Sale Offer is less than the Excess Proceeds, we may, subject to the other terms of the indentures, use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of new notes surrendered by holders thereof in connection with any Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the new notes to be purchased on a pro rata basis. Upon completion of the offer to purchase made under each indenture, the amount of Excess Proceeds under the applicable indenture will be reset at zero.

Restrictive Covenants

 Restricted Payments

   Lyondell will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1) declare or pay any dividend or make any distribution on account of Lyondell's or any of its Restricted Subsidiaries' Equity Interests other than (x) dividends or distributions payable in Qualified

     Equity Interests of Lyondell and (y) dividends or distributions payable to Lyondell or any Restricted Subsidiary of Lyondell;

  (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Lyondell, any of its Restricted Subsidiaries or any Affiliate of Lyondell, other than any Equity Interests owned by Lyondell or any of its Restricted Subsidiaries;

  (3) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness ("Subordinated Debt") of Lyondell or any Restricted Subsidiary that is subordinated by its terms to the new notes or the Subsidiary Guarantees, as applicable, issued under the applicable indenture, other than Indebtedness owed to Lyondell or any Restricted Subsidiary, except, in each case, payment of interest or principal at Stated Maturity; or

  (4) make any Restricted Investment (all the payments and other actions described in clauses (1) through (4) being collectively referred to as "Restricted Payments");

unless, at the time of and after giving effect to the Restricted Payment:

  (a) no Default or Event of Default will have occurred and be continuing after giving effect to the Restricted Payment;

  (b) Lyondell would, at the time of the Restricted Payment and after giving pro forma effect to the Restricted Payment as if the Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarters for which financial statements have been filed with the SEC under the covenant described below under the caption "--Reports" immediately preceding the date of the Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test described in the first paragraph of the covenant in the applicable indenture described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (c) the Restricted Payment, together with the aggregate of all other Restricted Payments made by Lyondell and its Restricted Subsidiaries after May 17, 1999, excluding Restricted Payments permitted by clauses
      (b) to the extent paid to Lyondell or any of its Restricted Subsidiaries or to the extent the distributions are deducted as a minority interest in calculating Consolidated Net Income, (c), (d),
      (e), (g), (j), (n) and (p) of the next succeeding paragraph and 50% of any Restricted Payments permitted by clause (h) of the next succeeding paragraph, is less than the sum, without duplication, of:

    (1) 50% of the Consolidated Net Income of Lyondell for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing on April 1, 1999 to the end of Lyondell's most recently ended fiscal quarter for which financial statements have been filed with the SEC under the covenant described below under the caption "--Reports" at the time of the Restricted Payment or, if the Consolidated Net Income for the period is a deficit, less 100% of the deficit, plus

    (2) 100% of the aggregate net cash proceeds received by Lyondell or any of its Restricted Subsidiaries from the issue or sale, other than to a Subsidiary or Joint Venture of Lyondell, after May 17, 1999 of Qualified Equity Interests of Lyondell or of debt securities of Lyondell or any of its Restricted Subsidiaries that have been converted into or exchanged for Qualified Equity Interests of Lyondell, plus

    (3) to the extent that any Restricted Investment other than a Restricted Investment permitted to be made under clauses (g) or (h) below that was made after May 17, 1999 is sold for cash or otherwise liquidated, repaid or otherwise reduced, including by way of dividend, to the extent not included in calculating Consolidated Net Income, the lesser of (A) the cash return with respect to the Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of the Restricted Investment, plus

    (4) an amount equal to the sum of:

      (A) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or other transfers of assets to the extent not included in calculating Consolidated Net Income, in each case to Lyondell or any Restricted
          Subsidiary from Unrestricted Subsidiaries; and

      (B) the portion proportionate to Lyondell's equity interest in the Subsidiary of the fair market value of the net assets of an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary;

    provided, however, that the foregoing sum will not exceed, in the case of any Unrestricted Subsidiary, the amount of Restricted Investments, other than Restricted Investments permitted to be made under clauses
    (g) or (h) below, previously made after May 17, 1999 by Lyondell or any Restricted Subsidiary in the Unrestricted Subsidiary.

   The amount of any Restricted Payment, if other than cash, will be the fair market value (as conclusively evidenced by a resolution of the board of directors) of the asset(s) proposed to be transferred by Lyondell or the Restricted Subsidiary, as the case may be, under the Restricted Payment.

   If, other than with respect to payments made under clauses (a) and (n) below, no Default or Event of Default will have occurred and be continuing after giving effect to the Restricted Payment, the foregoing provisions will not prohibit the following Restricted Payments:

  (a) the payment of any dividend within 60 days after the date of the dividend declaration, if at said date of declaration the payment would have complied with the provisions of the applicable indenture;

  (b) dividends or distributions by any Restricted Subsidiary of Lyondell payable either:

    (1) to all holders of a class of Capital Stock of the Restricted Subsidiary on a pro rata basis or on a basis that is more favorable to Lyondell; provided that at least 50% of the class of Capital Stock is held by Lyondell and/or one or more of its Restricted Subsidiaries; or

    (2) to all holders of a class of Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor issued after May 17, 1999 in compliance with the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

  (c) the payment of cash dividends on any series of Disqualified Stock issued after May 17, 1999 in an aggregate amount not to exceed the cash received by Lyondell since May 17, 1999 upon issuance of the Disqualified Stock;

  (d) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Lyondell, any Restricted Subsidiary or any Joint Venture, or the acquisition of all the outstanding Equity Interests of any Person that conducts no operations and has no assets or liabilities other than the ownership of Equity Interests in a Joint Venture, in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary or Joint Venture of Lyondell) of, Qualified Equity Interests of Lyondell; provided that the amount of any net cash proceeds that are utilized for any redemption, repurchase, retirement or other acquisition will be excluded from clause (c)(2) of the preceding paragraph;

  (e) the defeasance, redemption or repurchase of Subordinated Debt with the net cash proceeds from an incurrence of Permitted Refinancing or in exchange for or out of the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary or Joint Venture of Lyondell) of Qualified Equity Interests of Lyondell; provided that the amount of any net cash proceeds that are utilized for any redemption, repurchase, retirement or other acquisition will be excluded from clause (c)(2) of the preceding paragraph;

  (f) the repurchase, redemption or other acquisition or retirement for value of (i) any Equity Interests of Lyondell or any Subsidiary of Lyondell held by any member of Lyondell's or any of its

      Subsidiaries' management under any management equity subscription agreement or stock option agreement or (ii) any Equity Interests of Lyondell which are or are intended to be used to satisfy issuances of Equity Interests upon exercise of employee or director stock options or upon exercise or satisfaction of other similar instruments outstanding under employee or director benefit plans of Lyondell or any Subsidiary of Lyondell; provided that the aggregate price paid for all the repurchased, redeemed, acquired or retired Equity Interests will not exceed $5.0 million in any fiscal year of Lyondell;

  (g) Restricted Investments in any of the Specified Joint Ventures, including without limitation, the purchase of Equity Interests of a Specified Joint Venture directly from another Person or the purchase of all the outstanding Equity Interests of any Person that conducts no operations and has no assets or liabilities other than the ownership of Equity Interests of a Specified Joint Venture, to the extent that the proceeds of these investments are used to purchase or redeem an interest of another Person in the Specified Joint Venture other than Lyondell, a Restricted Subsidiary or an Affiliate of Lyondell, except a Person that is deemed to be an Affiliate solely by virtue of its ownership of Equity Interests of Lyondell acquired in exchange for Equity Interests in the Specified Joint Venture; provided that after giving pro forma effect thereto as if the Restricted Payment and any related incurrence of Indebtedness had been made at the beginning of the most recently ended four full fiscal quarter period for which financial statements have been filed with the SEC under the covenant described below under the caption "--Reports" immediately preceding the date of the Restricted Payment, Lyondell would have been permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test described in the first paragraph of the covenant in the applicable indenture described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

  (h) Restricted Investments in any Joint Venture made during any fiscal year of Lyondell or within 45 days after the end of the fiscal year in amounts that, together with all other Restricted Investments made in the Joint Venture in respect of the fiscal year in reliance on this clause (h) during the fiscal year or within 45 days after the end of the fiscal year, do not exceed the amount of dividends or distributions previously paid in respect of the fiscal year to Lyondell or any Restricted Subsidiary by the Joint Venture;

  (i) the payment of dividends on Lyondell's common stock in an aggregate amount per annum not to exceed the product of (i) $0.90 and (ii) the sum, without duplication, of

         (x) 117,315,442 shares, which is the sum of the number of shares outstanding immediately before the May 17, 1999 common stock offering plus the number of shares issued in that offering; plus

         (y) if Lyondell issues shares of its common stock after May 17, 1999, to the extent (1) the shares are issued in exchange for or (2) the net cash proceeds therefrom are used substantially concurrently to acquire Equity Interests of a Specified Joint Venture held by a Person other than Lyondell, a Restricted Subsidiary or an Affiliate of Lyondell, except a Person that is deemed to be an Affiliate solely by virtue of its ownership of Equity Interests of Lyondell acquired in exchange for Equity Interests in the Specified Joint Venture, that immediately before the issuance was or as a result of the exchange or acquisition becomes a Restricted Subsidiary and the Specified Joint Venture is not subsequently designated as an Unrestricted Subsidiary, the number of shares of common stock; plus

         (z) the sum of (1) 1,000,000 and (2) the number of shares of common stock of Lyondell as are issued after May 17, 1999 under the exercise of employee or director stock options granted before May 17, 1999 or issued after May 17, 1999 under other employee or director benefit plans of Lyondell or any of its Restricted Subsidiaries or issuable under the exercise of employee or director stock options granted after May 17, 1999; provided that the aggregate number of shares includable under this subclause (z)(2) with respect to shares issued or issuable during any fiscal year of Lyondell will not exceed 1,000,000;


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     provided further that the number of shares referred to in subclauses
     (x), (y) and (z) will be adjusted to reflect any stock split or reverse stock split or stock dividend made after May 17, 1999 and before the date the shares were issued;

  (j) distributions or payments of Receivables Fees;

  (k)(1) Investments in any Joint Venture or Unrestricted Subsidiary organized to construct, own and/or operate a propylene oxide plant in the European Union in an aggregate amount that, together with all other Investments made under this clause (k), does not exceed $100.0 million; and

    (2) the pledge of the Capital Stock of the Joint Venture or Unrestricted Subsidiary or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding directly or indirectly of Equity Interests of the Joint Venture to secure Non-Recourse Debt of the Joint Venture or Unrestricted Subsidiary;

  (l)(1) (x) the transfer of the TDI Assets to a newly formed Joint Venture or Unrestricted Subsidiary or (y) the designation of any Restricted Subsidiary that has no assets or liabilities other than all or a portion of the TDI Assets as an Unrestricted Subsidiary, in each case, in connection with the incurrence of Indebtedness by the Joint Venture or Unrestricted Subsidiary or Rhodia or a wholly owned subsidiary of Rhodia to improve the Rhodia TDI Plant; and

    (2) the pledge of the Capital Stock of the Joint Venture or Unrestricted Subsidiary or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding directly or indirectly of Equity Interests of the Joint Venture to secure Non-Recourse Debt of the Joint Venture or Unrestricted Subsidiary or Rhodia or a wholly owned subsidiary of Rhodia;

  (m) the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a Change of Control under a provision no more favorable to the holders thereof than the provision of the applicable indenture described under "-- Repurchase at the Option of the Holders--Change of Control" or (y) an Asset Sale under a provision no more favorable to the holders thereof than the provision of the applicable indenture described under "-- Repurchase at the Option of the Holders--Asset Sales"; provided that, in each case, before the repurchase Lyondell has made a Change of Control offer or Asset Sale Offer, as applicable, and repurchased all new notes issued under the applicable indenture that were validly tendered for payment in connection with the Change of Control offer or Asset Sale Offer;

  (n) distributions by any Restricted Subsidiary or Joint Venture of chemicals to a holder of Capital Stock of the Restricted Subsidiary or Joint Venture if the distributions are made under a provision in a joint venture agreement or other arrangement entered into in connection with the establishment of the Joint Venture or Restricted Subsidiary that requires the holder to pay a price for the chemicals equal to that which would be paid in a comparable transaction negotiated on an arms-length basis or under a provision that imposes a substantially equivalent requirement;

  (o) any other Restricted Payment which, together with all other Restricted Payments made under this clause (o) on or after the date of the applicable indenture, does not exceed $25 million (after giving effect to any subsequent reduction in the amount of any Investments made under this clause (o) as a result of the repayment or other disposition thereof for cash as described in clause (3) of the first paragraph above, the amount of the reduction not to exceed the amount of the Investments previously made under this clause (o)); and

  (p) dividends or distributions by any Joint Venture other than a Specified Joint Venture to all holders of a class of Capital Stock of the Joint Venture permitted by clause (b)(1) above; provided that after giving effect to the dividends or distributions and any related transactions, the Joint Venture making the dividends or distributions to the holders is contractually entitled to receive, and receives within 180 days before or after the date of the dividends or distributions, directly or indirectly, an equivalent or larger cash payment from each holder, other than from a holder that is Lyondell or any Restricted

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     Subsidiary, or from an Affiliate of the holder, which cash payment has not been previously applied under this clause (p) to offset any other dividend or distribution by the Joint Venture to the holder and (y) the dividends or distributions do not exceed the holders' pro rata share of the Joint Venture's cash flows from operating activities, minus any non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period or amortization of a prepaid cash expense in any future period.

   The board of directors of Lyondell may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if this designation would not cause a Default. For purposes of making this determination, all outstanding Investments by Lyondell and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant, except to the extent the Investments were repaid in cash, and, in the case of a Joint Venture and any Subsidiary of a Joint Venture designated as an Unrestricted Subsidiary on the first day that it is a Subsidiary of Lyondell, and except to the extent that either:

  . the Investments were made after May 17, 1999; or

  . in the case of a Specified Joint Venture, the Investments were made before May 17, 1999.

All outstanding Investments deemed to be Restricted Payments as described in the preceding sentence will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of the designation (as conclusively determined by the board of directors). The designation will only be permitted if any Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In the case of any designation by Lyondell of a Person as an Unrestricted Subsidiary on the first day that the Person is a Subsidiary of Lyondell in accordance with the provisions of the indentures, the designation will be deemed to have occurred for all purposes of the indentures simultaneously with, and automatically upon, the Person becoming a Subsidiary.

   Not later than the date of making any Restricted Payment, other than those permitted by clauses (b)(1), (f), (j) and (n) above, and not later than the 120th day after making any Restricted Payment permitted by clause (f) above, Lyondell will deliver to the Trustee an Officers' Certificate stating that the Restricted Payment is permitted and stating the basis upon which the calculations required by the covenant described under the caption "-- Restricted Payments" were computed.

 Incurrence of Indebtedness and Issuance of Preferred Stock

   On or after May 17, 1999:

  . Lyondell will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt);

  . Lyondell will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock, including Acquired Disqualified Stock; and

  . Lyondell will not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to issue any shares of Preferred Stock, including Acquired Preferred Stock;

provided, however, that Lyondell and the Subsidiary Guarantors may incur Indebtedness, including Acquired Debt, and may issue shares of Disqualified Stock, including Acquired Disqualified Stock, if the Fixed Charge Coverage Ratio for Lyondell's most recently ended four full fiscal quarters for which financial statements have been filed with the SEC under the covenant described below under the caption "--Reports" immediately preceding the date on which the additional Indebtedness is incurred or the Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of the four-quarter period. Letters of credit and bankers'

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acceptances will be deemed to have an aggregate principal amount of
Indebtedness equal to the maximum amount available under these instruments.

   The foregoing provisions will not apply to:

  (a) the incurrence by Lyondell of Indebtedness under the Existing Credit Facility and by its Subsidiaries under Guarantees of the Existing Credit Facility thereof in an aggregate principal amount at any time outstanding not to exceed an amount equal to $3.87 billion less the aggregate amount of all mandatory repayments, other than mandatory prepayments triggered solely by the issuance of Indebtedness or Preferred Stock of a Finance Subsidiary to refinance the Existing Credit Facility, applied to:

    (1) repay loans outstanding, other than revolving credit loans; or

    (2) permanently reduce the revolving credit commitments;

  (b) the incurrence by Lyondell and the Subsidiary Guarantors of Indebtedness represented by the Senior Secured Notes, the Senior Subordinated Notes and the Subsidiary Guarantees;

  (c) the incurrence by Lyondell and its Restricted Subsidiaries of Existing Indebtedness other than Indebtedness of the type described in clauses
      (a), (b) or (e) through (l) of this covenant;

  (d) the incurrence by Lyondell or any of its Restricted Subsidiaries of any Permitted Refinancing in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted to be incurred under the Fixed Charge Coverage Ratio test described above or clauses (b) or (c) above or (m) or (n) below or this clause (d);

  (e) the incurrence by Lyondell or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Lyondell and any of its Restricted Subsidiaries; provided, however, that:

    (1) if Lyondell or any Subsidiary Guarantor is the obligor on the Indebtedness, the Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the new notes or the Subsidiary Guarantee, as the case may be; and

    (2)A. any subsequent issuance or transfer of Equity Interests that results in any Indebtedness being held by a Person other than Lyondell or a Restricted Subsidiary; and

      B. any sale or other transfer of any Indebtedness to a Person that is not either Lyondell or a Restricted Subsidiary;

    will be deemed, in each case, to constitute an incurrence of Indebtedness by Lyondell or the Restricted Subsidiary, as the case may be;

  (f) the incurrence by Lyondell or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of:

    (1) fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the applicable indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any Hedging Obligation does not exceed the principal amount of the Indebtedness to which the Hedging Obligation relates; or

    (2) fixing or hedging risk with respect to fluctuations in the cost of raw materials; provided that the obligation is entered into for valid business purposes other than speculative purposes, as determined by Lyondell's or the Restricted Subsidiary's principal financial officer in the exercise of his or her good faith business judgment;

  (g) the issuance by any of Lyondell's Restricted Subsidiaries of shares of Preferred Stock to Lyondell or a Wholly Owned Restricted Subsidiary; provided that:

    (1) any subsequent issuance or transfer of Equity Interests that results in the Preferred Stock being held by a Person other than Lyondell or a Wholly Owned Restricted Subsidiary; or

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    (2) the transfer or other disposition by Lyondell or a Wholly Owned
        Restricted Subsidiary of any shares to a Person other than Lyondell or a Wholly Owned Restricted Subsidiary will be deemed, in each case, to constitute an issuance of Preferred Stock by the Subsidiary on the date that is not permitted by this clause (g);

  (h) the incurrence by Lyondell or any of its Restricted Subsidiaries of Indebtedness represented by tender, bid, performance, government contract, surety or appeal bonds, standby letters of credit and warranty and contractual service obligations of like nature, trade letters of credit or documentary letters of credit, in each case to the extent incurred in the ordinary course of business of Lyondell or the Restricted Subsidiary and the incurrence by Lyondell of Indebtedness represented by letters of credit incurred in connection with the PBGC Settlement;

  (i) the incurrence by any Restricted Subsidiary of Lyondell of Indebtedness or the issuance by any Restricted Subsidiary of Preferred Stock, the aggregate principal amount or liquidation preference of which, together with all other Indebtedness and Preferred Stock of Lyondell's Restricted Subsidiaries at the time outstanding and incurred or issued in reliance upon this clause (i), does not exceed $50 million;

  (j) the issuance by any Finance Subsidiary of Preferred Stock with an aggregate liquidation preference not exceeding the amount of Indebtedness of Lyondell held by the Finance Subsidiary; provided that the Fixed Charge Coverage Ratio for Lyondell's most recently ended four full fiscal quarters for which financial statements have been filed with the SEC under the covenant described below under the caption "-- Reports" immediately preceding the date on which the Preferred Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the Preferred Stock had been issued at the beginning of the four-quarter period;

  (k) the incurrence of Indebtedness by Foreign Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding and incurred in reliance upon this clause (k) not to exceed $100 million;

  (l) the Guarantee by any Restricted Subsidiary of Indebtedness of Lyondell or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

  (m) Acquired Debt or Acquired Disqualified Stock; provided that the Indebtedness or Disqualified Stock was not incurred in connection with or in contemplation of the Person becoming a Restricted Subsidiary; and provided further that immediately after giving effect to the incurrence, the Fixed Charge Coverage Ratio for Lyondell's most recently ended four full fiscal quarters for which financial statements have been filed with the SEC under the covenant described below under the caption "--Reports" immediately preceding the date of the incurrence would have been at least 2.0 to 1.0, determined on a pro forma basis;

  (n) Indebtedness or Disqualified Stock of a Specified Joint Venture or a Subsidiary thereof existing at the time the Specified Joint Venture first becomes a Restricted Subsidiary; provided that the Indebtedness or Disqualified Stock was not incurred in connection with or in contemplation of the Specified Joint Venture becoming a Restricted Subsidiary; and provided further that immediately after giving effect to the Specified Joint Venture becoming a Restricted Subsidiary, the Fixed Charge Coverage Ratio for Lyondell's most recently ended four full fiscal quarters for which financial statements have been filed with the SEC under the covenant described below under the caption "-- Reports" immediately preceding the date on which the Specified Joint Venture became a Restricted Subsidiary would have been, determined on a pro forma basis:

    (i) at least 2.0 to 1.0; or

    (ii) equal to or greater than it was immediately before the Specified Joint Venture becoming a Restricted Subsidiary;


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  (o) with respect to any Specified Joint Venture that becomes a Restricted
      Subsidiary, the incurrence by that Specified Joint Venture of Indebtedness under any revolving credit facility in an aggregate principal amount at any time outstanding not to exceed the aggregate principal amount of committed financing under all revolving credit facilities of the Specified Joint Venture as in effect on May 17, 1999; and

  (p) the incurrence by Lyondell or any Subsidiary Guarantor of Indebtedness in an aggregate principal amount or accreted value, as applicable, at any time outstanding and incurred in reliance on this clause (p) not to exceed $25 million.

   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through
(p) above or is entitled to be incurred under the first paragraph of this covenant, Lyondell will, in its sole discretion, classify the item of Indebtedness or Preferred Stock in any matter that complies with this covenant and the Indebtedness or Preferred Stock will be treated as having been incurred under the clauses or the first paragraph hereof, as the case may be, designated by Lyondell. The amount of Indebtedness issued at a price which is less than the principal amount of the Indebtedness will be equal to the amount of the liability in respect of the Indebtedness determined in accordance with GAAP.

 Liens

   Senior Secured Notes

   Lyondell will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, except Permitted Liens, on any asset now owned or hereafter acquired, or any income or profits therefrom, unless all payments due under the Senior Secured
Note Indentures and the Senior Secured Notes or the Senior Secured Note Guarantees are secured on an equal and ratable basis with the obligations so secured or, if the obligations are subordinated by their terms to the Senior Secured Notes or the Senior Secured Note Guarantees, before the obligations so secured, until such time as the obligations are no longer so secured.

   Senior Subordinated Notes

   Lyondell will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, except Permitted Liens, to secure Indebtedness or other obligations that are pari passu with or subordinated by their terms in right of payment to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees on any asset now owned or hereafter acquired, or any income or profits therefrom, unless all payments due under the Senior Subordinated Note Indenture and the Senior Subordinated Notes or the Senior Subordinated Note Guarantees are secured on an equal and ratable basis with the obligations so secured or, if the obligations are subordinated by their terms to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, before the obligations so secured, until such time as the obligations are no longer so secured.

 Dividend and Other Payment Restrictions Affecting Subsidiaries and Joint
 Ventures

   Lyondell will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any Restricted Subsidiary to:

  (a)(1) pay dividends or make any other distributions to Lyondell or any of its Restricted Subsidiaries on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits; or

     (2) pay any Indebtedness owed to Lyondell or any of its Restricted Subsidiaries;


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

  (b) make loans or advances to Lyondell or any of its Restricted
      Subsidiaries; or

  (c) transfer any of its properties or assets to Lyondell or any of its Restricted Subsidiaries;

except for those restrictions existing under or by reason of:

    (1) existing agreements as in effect on May 17, 1999;

    (2) Indebtedness permitted by the indentures to be incurred containing restrictions on the ability of Restricted Subsidiaries to consummate transactions of the types described in clauses (a), (b) or (c) above not materially more restrictive than those contained in the indentures;

    (3) the indentures;

    (4) applicable law;

    (5) existing restrictions with respect to a Person acquired by Lyondell or any of its Restricted Subsidiaries, except to the extent the restrictions were put in place in connection with or in contemplation of the acquisition, which restrictions are not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

    (6) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business;

    (7) construction loans and purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so constructed or acquired;

    (8) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent the restrictions restrict the transfer of the property subject to the security agreements or mortgages;

    (9) a Permitted Refinancing, provided that the restrictions contained in the agreements governing the Permitted Refinancing are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as conclusively evidenced by a resolution of the board of directors);

    (10) customary restrictions on a Finance Subsidiary imposed in the Finance Subsidiary's organizational documents or by the terms of its Preferred Stock;

    (11) any restriction with respect to shares of Capital Stock of a Restricted Subsidiary imposed under an agreement entered into for the sale or disposition of the shares of Capital Stock or any restriction with respect to the assets of a Restricted Subsidiary imposed under an agreement entered into for the sale or disposition of the assets or all or substantially all the Capital Stock of the Restricted Subsidiary pending the closing of the sale or disposition;

    (12) in the case of any Restricted Subsidiary that is a Joint Venture, customary restrictions on the Restricted Subsidiary contained in its joint venture agreement, which restrictions are consistent with the past practice of Lyondell and its Restricted Subsidiaries (as conclusively evidenced by a resolution of the board of directors);

    (13) existing restrictions with respect to a Specified Joint Venture or the property or assets of the Specified Joint Venture or a Subsidiary of a Specified Joint Venture or the property or assets of the Subsidiary, in each case, at the time the Specified Joint Venture first becomes a Restricted Subsidiary, except to the extent the restrictions were put in place in connection with or in contemplation of the Specified Joint Venture becoming a Restricted Subsidiary, which restrictions are not applicable to any Person, or the properties or assets of any Person, other than

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       the Specified Joint Venture or the property or assets of the
       Specified Joint Venture or a Subsidiary of the Specified Joint Venture or the property or assets of the Subsidiary; and

    (14) the Existing Credit Facility and related documentation as the same is in effect on May 17, 1999 and as amended, modified, extended, renewed, refunded, refinanced, restated or replaced from time to time; provided that the Existing Credit Facility and related documentation as so amended, modified, extended, reviewed, refunded, refinanced, restated or replaced is not materially more restrictive, taken as a whole, as to the matters enumerated above than the Existing Credit Facility and related documentation as in effect on May 17, 1999 (as conclusively evidenced by a resolution of the board of directors).

   For purposes of determining compliance with this covenant, in the event that a restriction meets the criteria of more than one of the categories of permitted restrictions described in clauses (1) through (14) above, Lyondell will, in its sole discretion, classify the restriction in any matter that complies with this covenant and the restriction will be treated as existing under the clauses designated by Lyondell.

   In addition, Lyondell will use its best efforts consistent with its contractual obligations and fiduciary duties to any Joint Venture, in each case, as in effect on May 17, 1999 not to permit any of its Joint Ventures that are not Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of the Joint Venture to:

  (a)(1) pay dividends or make any other distributions to Lyondell or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; or

    (2) pay any Indebtedness owed to Lyondell or any of its Restricted Subsidiaries;

  (b) make loans or advances to Lyondell or any of its Restricted
      Subsidiaries; or

   (c) transfer any of its properties or assets to Lyondell or any of its Restricted Subsidiaries;

except for those restrictions existing under or by reason of:

  (a) the Joint Venture's joint venture agreement or its credit facility (provided that in each case the restrictions are consistent with the past practice of Lyondell);

  (b) in the case of any Joint Venture existing on May 17, 1999, its existing agreements as in effect on the date of the applicable indenture and as amended, modified, extended, restated or replaced from time to time; provided that no amendment, modification, extension, restatement or replacement results in agreements that are materially more restrictive, taken as a whole, as to the matters enumerated above than the existing agreements as in effect on the date of the applicable indenture (as conclusively evidenced by a resolution of the board of directors);

  (c) in the case of LYONDELL-CITGO Refining, any instrument governing its Indebtedness; and

  (d) the restrictions described in clauses (4), (5), (6), (7), (8), (10),
      (11) and (14) of the first sentence of this covenant (assuming that references in clauses (8) and (11) to Restricted Subsidiary were references to a Joint Venture).

 Sale and Leaseback Transactions

   Lyondell will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that Lyondell or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

  (a) Lyondell or the Restricted Subsidiary, as the case may be, could have:

    (1) incurred Indebtedness in an amount equal to the Attributable Debt relating to the Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test described in the first

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       paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" (whether or not the covenant has ceased to be otherwise in effect as described below under "Limitation on Applicability of Covenants in Notes Rated Investment Grade"); and

    (2) incurred a Lien to secure such Indebtedness under the covenant described under the caption "--Liens" without securing the new notes; and

  (b) the gross cash proceeds of the Sale and Leaseback Transaction are at least equal to the fair market value (as conclusively determined by the board of directors) of the property that is the subject of the Sale and Leaseback Transaction.

 Line of Business

   Lyondell will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to the extent as would not be material to Lyondell and its Subsidiaries taken as a whole.

 Merger, Consolidation or Sale of Assets

   Lyondell may not consolidate or merge with or into, whether or not Lyondell is the surviving corporation, or sell, assign, transfer, convey or otherwise dispose of all or substantially all its assets in one or more related transactions, to another corporation, Person or entity unless:

  (1) Lyondell is the surviving corporation or the entity or the Person formed by or surviving any consolidation or merger (if other than Lyondell) or to which the sale, assignment, transfer, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (2) the corporation formed by or surviving any consolidation or merger (if other than Lyondell) or the corporation to which the sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of Lyondell under the new notes issued under the applicable indenture and the applicable indenture under a supplemental indenture in form reasonably satisfactory to the Trustee under that indenture;

  (3) immediately after the transaction no Default or Event of Default exists; and

  (4) Lyondell or the entity or Person formed by or surviving any consolidation or merger (if other than Lyondell), or to which the sale, assignment, transfer, lease, conveyance or other disposition will have been made:

    (a) will have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Lyondell immediately preceding the transaction; and

    (b) except with respect to a consolidation or merger of Lyondell with or into a Person that has no outstanding Indebtedness, will, at the time of the transaction and after giving pro forma effect thereto as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test described in the first paragraph of the covenant in the applicable indenture described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

The foregoing restrictions will not prohibit the merger or consolidation of a Wholly Owned Restricted Subsidiary with Lyondell; provided that, in connection with the merger or consolidation, no consideration other than common stock in the surviving Person or Lyondell will be issued or distributed to the stockholders of Lyondell.


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

   The sale, assignment, transfer, lease, conveyance or other disposition by Lyondell of all or substantially all its property or assets taken as a whole to one or more of Lyondell's Subsidiaries will not relieve Lyondell from its obligations under the indentures and the new notes. In addition, Lyondell may not lease all or substantially all its assets to another Person.

 Transactions with Affiliates

   Lyondell will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

  (1) the Affiliate Transaction is on an arms-length basis; and

  (2) Lyondell delivers to the Trustee:

    (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10 million, a resolution of the board of directors described in an Officers' Certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; and

    (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $25 million, an opinion as to the fairness to Lyondell or the Restricted Subsidiary of the Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing;

provided that:

  (1) transactions or payments under any employment arrangements or employee, officer or director benefit plans or arrangements entered into by Lyondell or any of its Restricted Subsidiaries in the ordinary course of business;

  (2) transactions between or among Lyondell and/or its Restricted
      Subsidiaries;

  (3) any Restricted Payment permitted by the provisions of the applicable indenture described under the caption "--Restricted Payments," of the type described in clause (1) or (2) of the first paragraph under this caption;

  (4) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Lyondell or any of its Restricted Subsidiaries;

  (5) transactions entered into on an arms-length basis in the ordinary course of business between Lyondell or any of its Restricted Subsidiaries and any Joint Venture;

  (6) sales, including a sale in exchange for a promissory note of or Equity Interest in an Accounts Receivable Subsidiary, of accounts receivable and the provision of billing, collection and other services in connection therewith, in each case, to an Accounts Receivable Subsidiary in connection with any Receivables Facility; and

  (7) transactions under any contract or agreement in effect on the date of the applicable indenture as the same may be amended, modified or replaced from time to time so long as any contract or agreement as so amended, modified or replaced is, taken as a whole, no less favorable to Lyondell and its Restricted Subsidiaries than the contract or agreement as in effect on the date of the applicable indenture (as conclusively evidenced by a resolution of the board of directors);

in each case, will not be deemed to be Affiliate Transactions and therefore not subject to the requirements of clauses (1) and (2) of the initial paragraph above.

 Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries

   Lyondell will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to Guarantee or secure the payment of any other Indebtedness of Lyondell or any of its Restricted Subsidiaries, except Indebtedness of the Restricted Subsidiary or a Restricted Subsidiary of the Restricted Subsidiary, unless the Restricted Subsidiary:

  (1) simultaneously executes and delivers a supplemental indenture to the applicable indenture providing for the Guarantee of the payment of the notes issued under the applicable indenture by the Restricted Subsidiary; and

  (2) waives and agrees not in any manner whatsoever to claim or take the benefit or advantage of, either:

    (a) any right to receive payment by way of subrogation against Lyondell or against any direct or indirect security for the obligation, or any right to be reimbursed, indemnified or exonerated by or for the account of Lyondell in respect thereof; or

    (b) any right to receive payment, in the nature of contribution or for any other reason, from any other Subsidiary Guarantor with respect to the payment, in each case so long as any amount payable by Lyondell under the applicable indenture or under the new notes remains unpaid;

provided that this paragraph will not be applicable to (x) any Guarantee of any Restricted Subsidiary that existed at the time the Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, the Person becoming a Restricted Subsidiary, (y) Guarantees of Indebtedness of a Restricted Subsidiary that is a Foreign Subsidiary by a Restricted Subsidiary that is a Foreign Subsidiary or (z) the granting of Liens by a Joint Venture Subsidiary to secure Indebtedness under the Existing Credit Facility and the Senior Secured Notes.

   In the case of the Senior Subordinated Notes, if the new notes are subordinated by their terms to the Guaranteed Indebtedness, then the Subsidiary Guarantee will be subordinated to the guarantee of the Guaranteed Indebtedness. If the new notes are pari passu with the Guaranteed Indebtedness, then the Subsidiary Guarantee will be pari passu with, or senior to, the guarantee of the Guaranteed Indebtedness. If the new notes are senior to the Guaranteed Indebtedness, then the Subsidiary Guarantee will be senior to the guarantee of the Guaranteed Indebtedness at least to the extent that the new notes are senior to the Guaranteed Indebtedness.

Notwithstanding the foregoing, each Subsidiary Guarantee by a Restricted Subsidiary will provide by its terms that it will be automatically and unconditionally released and discharged upon:

  (1) any sale, exchange or transfer, to any Person not an Affiliate of Lyondell, of all Lyondell's and each Restricted Subsidiary's Capital Stock in the Restricted Subsidiary, which sale, exchange or transfer is not prohibited by the indentures;

  (2) the release or discharge of the Guarantee which resulted in the creation of the Subsidiary Guarantee or, in the case of the Subsidiary Guarantee of Lyondell Nederland issued on May 17, 1999, the release or discharge of its Guarantee of Indebtedness under the Existing Credit Facility, except a discharge or release by or as a result of payment under the Guarantee; and

  (3) the designation of the Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the indentures.

 Accounts Receivable Facilities

   Lyondell may, and any of its Restricted Subsidiaries may, sell at any time and from time to time, accounts receivable to any Accounts Receivable Subsidiary. However, the aggregate consideration received in each sale must be at least equal to the aggregate fair market value of the receivables sold. The term "sell" includes a sale in exchange for a promissory note of or Equity Interest in the Accounts Receivable Subsidiary.

 No Amendment to Subordination Provisions

   Under the Senior Secured Note Indentures, Lyondell may not amend, modify or alter the Senior Subordinated Note Indenture in any way that would:

  (1) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Senior
      Subordinated Notes such that the final maturity date of the Senior Subordinated Notes is earlier than the 91st day following the final maturity date of the Senior Secured Notes; or

  (2) amend the subordination provisions of the Senior Subordinated Note Indenture or any of the defined terms used in the Senior Subordinated
      Note Indenture in a manner that would be adverse to the holders of the Senior Secured Notes.

 No Senior Subordinated Debt

   Under the Senior Subordinated Note Indenture, Lyondell and the Subsidiary Guarantors each may not incur any Indebtedness that under its terms is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees. However, this limitation will not apply to distinctions between categories of Senior Indebtedness of Lyondell or a Subsidiary Guarantor that exist by reason of any Liens or Guarantees arising or created in respect of some but not all the Senior Indebtedness.

Limitation of Applicability of Covenants if New Notes Rated Investment Grade

   Notwithstanding the covenants summarized above, Lyondell's and its Restricted Subsidiaries' obligations to comply with the covenants described under the captions "Restrictive Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Dividend and other Payment Restrictions Affecting Subsidiaries," "--Line of Business," "--Limitation on Issuance of Guarantees of Indebtedness by Subsidiaries," "--Transactions with Affiliates," "--Accounts Receivable Facilities" and "Repurchase at the Option of the Holders--Asset Sales" will terminate and cease to have any further effect from and after the first date when the new notes issued under the applicable indenture are rated Investment Grade.

Reports

   Whether or not required by the rules and regulations of the SEC, so long as any new notes issued thereunder are outstanding, Lyondell will furnish to each Trustee and the holders of the new notes:

  . all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Lyondell were required to file those forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Lyondell's certified independent accountants; and

  . all current reports that would be required to be filed with the SEC on Form 8-K if Lyondell were required to file those reports.

   In addition, whether or not required by the rules and regulations of the SEC, Lyondell will file a copy of all information and reports with the SEC for public availability and make this information available to securities analysts and prospective investors upon request. In addition, Lyondell has agreed that, for so long as any new notes remain outstanding, it will furnish to the holders, securities analysts and prospective investors, upon their request, the information required to be delivered under Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

   Each of the following constitutes an Event of Default with respect to the new notes:

  (1) default for 30 days in the payment when due of interest or liquidated damages, whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture;

  (2) default in payment when due of the principal of or premium, if any, on the new notes, at maturity or otherwise, whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture;

  (3) failure by Lyondell to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Asset Sales" or "--Restrictive Covenants--Merger, Consolidation or Sale of Assets";

  (4) failure by Lyondell for 60 days after notice by the Trustee or holders of at least 25% in principal amount of the new notes then outstanding and issued to comply with any of its other agreements in the applicable indenture or the new notes;

  (5) any default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Lyondell or any of its Significant Subsidiaries or any Indebtedness for money borrowed Guaranteed by Lyondell or any of its Significant Subsidiaries if Lyondell or a Significant Subsidiary does not perform its payment obligations under the Guarantee within any grace period provided for in the documentation governing the Guarantee and, whether the Indebtedness or Guarantee exists on the date of the applicable indenture or is thereafter created, which default:

    (a) constitutes a Payment Default; or

    (b) results in the acceleration of the Indebtedness before its Stated Maturity;

    and in each case, the principal amount of any Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or that has been so accelerated, aggregates $50 million or more;

  (6) failure by Lyondell or any of its Significant Subsidiaries to pay a final judgment or final judgments aggregating in excess of $50 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

  (7) specified events of bankruptcy or insolvency with respect to Lyondell or any of its Significant Subsidiaries;

  (8) except as permitted by the applicable indenture:

    (a) any Subsidiary Guarantee will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Subsidiary Guarantor; or

    (b) any Person acting on behalf of any Subsidiary Guarantor, will deny or disaffirm its obligations under the Subsidiary Guarantees; and

  (9) in the case of the Senior Secured Notes:

    (a) any of the Security Documents ceases to be in full force and effect;

    (b) any of the Security Documents ceases to give the holders of the Senior Secured Notes any of the Liens purported to be created thereby;

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

    (c) any of the Security Documents is declared null and void; or

    (d) Lyondell or any Restricted Subsidiary denies in writing that it has any further liability under any Security Document or gives written notice to that effect;

    However, it will not be an Event of Default if the event described in clause (9) above occurs in accordance with the terms of the applicable indenture or the terms of the Existing Credit Facility or the Security Documents, including the cessation of effectiveness of any Security Document in connection with the release of all collateral covered thereby according to the terms of the applicable indenture, the Existing Credit Facility and the Security Document, or if an event occurs that is waived by the requisite lenders under the Existing Credit Facility and, after that waiver, Lyondell is in compliance with the covenant described under "--Security." However, if a failure of the sort described in this clause (9) is susceptible of cure, no Event of Default will arise under this clause (9) with respect thereto until 30 days after notice of the failure will have been given to Lyondell by the applicable Senior Secured Note Trustee or holders of at least 25% in principal amount of the then outstanding notes issued under the applicable indenture.

   If an Event of Default other than an Event of Default specified in clause
(7) above that occurs with respect to Lyondell or any Subsidiary Guarantor occurs and is continuing under any indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Series A Senior Secured Notes, or Senior Subordinated Notes, as the case may be, then outstanding, by written notice to Lyondell and to the applicable Trustee if the notice is given by the holders (the "Acceleration Notice"), may, and the applicable Trustee at the request of the holders will, declare the principal of and premium, if any, and accrued interest and liquidated damages, if any, on the new notes to be immediately due and payable. Upon a declaration of acceleration, the principal, premium, if any, and accrued interest and liquidated damages, if any, will be immediately due and payable. If an Event of Default specified in clause (7) above occurs with respect to Lyondell or any Subsidiary Guarantor, the principal of and premium, if any, and accrued interest and liquidated damages, if any, on the new notes then outstanding will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

   The holders of at least a majority in principal amount of the then outstanding Series A Senior Secured Notes, Series B Senior Secured Notes or Senior Subordinated Notes, as the case may be, by written notice to Lyondell and to the applicable Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences under the Series A Senior Secured Notes, Series B Senior Secured Notes or Senior Subordinated Notes, as the case may be, if:

  (1) all existing Events of Default, other than the nonpayment of the principal of and premium, if any, and interest and liquidated damages, if any, on the new notes that have become due solely by the declaration of acceleration, have been cured or waived; and

  (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

   For information as to the waiver of defaults, see "--Modification and Waiver."

   The holders of at least a majority in aggregate principal amount of the then outstanding Series A Senior Secured Notes, Series B Senior Secured Notes or Senior Subordinated Notes, as the case may be, may direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on the applicable Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the applicable indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of the Series A Senior Secured Notes, Series B Senior Secured Notes or Senior Subordinated Notes, as the case may be, not joining in the giving of the direction and may take any other action it deems proper that is not inconsistent with any direction received from holders of the Series A Senior Secured Notes, Series B Senior Secured Notes or Senior Subordinated Notes, as the case may be.


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

   A holder may not pursue any remedy with respect to the applicable indenture or the Series A Senior Secured Notes, Series B Senior Secured Notes or Senior Subordinated Notes, as the case may be, unless:

  (1) the holder gives the Trustee written notice of a continuing Event of Default;

  (2) the holders of at least 25% in aggregate principal amount of outstanding Series A Senior Secured Notes, Series B Senior Secured Notes or Senior Subordinated Notes, as the case may be, make a written request to the Trustee to pursue the remedy;

  (3) the holder or holders offer the applicable Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

  (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

  (5) during the 60-day period, the holders of at least a majority in aggregate principal amount of the outstanding Series A Senior Secured Notes, Series B Senior Secured Notes or Senior Subordinated Notes, as the case may be, do not give the Trustee a direction that is inconsistent with the request.

However, these limitations do not apply to the right of any holder of a Series A Senior Secured Note, Series B Senior Secured Note or Senior Subordinated Note, as the case may be, to receive payment of the principal of or premium, if any, interest or liquidated damages, if any, on the new notes or to bring suit for the enforcement of the payment, on or after the due date expressed in the new notes, which right will not be impaired or affected without the consent of the holder.

   Specified officers of Lyondell must certify, on or before a date not more than 120 days after the end of each fiscal year, that they have conducted or supervised a review of the activities of Lyondell and its Restricted Subsidiaries and Lyondell's and its Restricted Subsidiaries' performance under the applicable indenture and that, to the best of the officer's knowledge, based upon this review, Lyondell has fulfilled all obligations under the indenture. If there has been a default in the fulfillment of any obligation under the applicable indenture, the certifying officers must specify each default and the nature and status of any default. Lyondell will also be obligated to notify the applicable Trustee promptly of any default or defaults in the performance of any covenants or agreements under any indenture.

Modification and Waiver

   Modifications and amendments of the indentures may be made by Lyondell, the Subsidiary Guarantors and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Series A Senior Secured Notes, Series B Senior Secured Notes or Senior Subordinated Notes, as the case may be. However, without the consent of each holder affected thereby, no modification or amendment may:

  (1) change the Stated Maturity of the principal of, or any installment of interest on, any new note;

  (2) reduce the principal amount of or premium, if any, or interest or liquidated damages, if any, on any new note;

  (3) reduce any amount payable on redemption of the new notes or upon the occurrence of an Event of Default or reduce the Change of Control Payment or the amount to be paid in connection with an Asset Sale Offer;

  (4) change the place or currency of payment of principal of or premium, if any, or interest or liquidated damages, if any, on any new note;

  (5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity or, in the case of a redemption, on or after the Redemption Date, of any new note;

  (6) reduce the above-stated percentage of the then outstanding notes the consent of whose holders is necessary to modify or amend an indenture;

  (7) waive a default in the payment of principal of or premium, if any, or interest or liquidated damages, if any, on the new notes, except as stated in the penultimate sentence of the second paragraph under the caption "--Events of Default and Remedies";

  (8) reduce the percentage or aggregate principal amount of the then outstanding notes the consent of whose holders is necessary for waiver of compliance with provisions of an indenture or for waiver of defaults;

  (9) modify or change any provision of an indenture affecting the ranking of the new notes or the Subsidiary Guarantees in a manner adverse to the holders of the new notes;

  (10) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or an indenture other than in accordance with the provisions of the indenture, or amend or modify any provision relating to the release; or

  (11) in the case of the Senior Secured Notes Indentures, directly or indirectly release the Liens created by the Security Documents on all or substantially all the Collateral, other than in accordance with the terms of the Existing Credit Facility or the Security Documents or with the consent of the requisite lenders under the Existing Credit Facility if, after the consent, Lyondell is in compliance with the covenant described under "--Security".

   Neither Lyondell nor any of its Subsidiaries or Affiliates will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any new notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of any indenture or the new notes issued thereunder unless the consideration is offered to be paid or agreed to be paid to all holders of the new notes that consent, waive or agree to amend the term or provision in the time frame stated in the solicitation documents relating to the consent, waiver or agreement.

Defeasance

   Defeasance and Discharge. Lyondell will be deemed to have paid and will be discharged from any and all obligations in respect of the new notes issued under any indenture, and any Subsidiary Guarantor will be discharged from any and all obligations in respect of its Subsidiary Guarantee on the 123rd day after the deposit referred to below. Thereafter the provisions of the applicable indenture will no longer be in effect with respect to the new notes and the Subsidiary Guarantees except for, among other matters, obligations to register the transfer or exchange of the new notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust, if, among other things:

  (1) Lyondell has deposited with the Trustee, in trust, money and/or U.S. Government obligations that through the payment of interest and principal in respect of which obligations in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and accrued interest and liquidated damages, if any, on the new notes on the Stated Maturity of the payments in accordance with the terms of the applicable indenture and the new notes to redemption or maturity, as the case may be;

  (2) Lyondell has delivered to the Trustee:

    (a) either (x) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of Lyondell's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon and accompanied by a copy of a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after May 17, 1999 such that a ruling is no longer required or (y) a ruling directed to the Trustee or Lyondell received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel; and

    (b) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, or any comparable provision or applicable law;

  (3) immediately after giving effect to the deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, will have occurred and be continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Lyondell is a party or by which Lyondell is bound; and

  (4) if at such time the new notes are listed on a national securities exchange, Lyondell has delivered to the Trustee an opinion of counsel to the effect that the new notes will not be delisted as a result of the deposit, defeasance and discharge.

   Defeasance of Covenants and Events of Default. The provisions of an indenture will no longer be in effect with respect to the provision described under "--Security," clause (4) under "--Merger, Consolidation and Sale of Assets" and all the covenants described under "--Restrictive Covenants," and clauses (3) and (4) under "--Events of Default" with respect to the covenants and clause (4) under "--Merger, Consolidation and Sale of Assets," and clauses
(5), (6) and (9) under "--Events of Default" will be deemed not to be Events of Default, upon, among other things, the deposit with the applicable Trustee, in trust, of money and/or U.S. Government obligations that through the payment of interest and principal in respect of which obligations in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and accrued interest and liquidated damages, if any, on the new notes on the Stated Maturity of the payments in accordance with the terms of the applicable indenture and the new notes, the satisfaction of the provisions described in clauses (2)(b), (3) and (4) of the preceding paragraph and the delivery by Lyondell to the Trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance of some covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred.

   Defeasance and Other Events of Default. In the event Lyondell exercises its option to omit compliance with some covenants and provisions of any indenture with respect to the new notes issued thereunder as described in the immediately preceding paragraph and the new notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government obligations on deposit with the applicable Trustee will be sufficient to pay amounts due on the new notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the new notes at the time of the acceleration resulting from the Event of Default. However, Lyondell will remain liable for these payments.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator, stockholder or other holder of Equity Interests of Lyondell or the Subsidiary Guarantors, as such, will have any liability for any obligations of Lyondell or the Subsidiary Guarantors under the new notes, the Subsidiary Guarantees, the indentures or for any claim based on, in respect of, or by reason of, the obligations or their creation. Each holder of new notes by accepting a new note waives and releases all liability with respect to these persons. The waiver and release are part of the consideration for the issuance of the new notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that this waiver is against public policy.

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Transfer and Exchange

   A holder may transfer or exchange new notes in accordance with the indentures. The Registrar and the Trustees may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Lyondell may require a holder to pay any taxes and fees required by law or permitted by the indentures.

   The registered holder of a new note will be treated as the owner of the new note for all purposes.

Concerning the Trustee

   Each indenture contains limitations on the rights of the applicable Trustee, should it become a creditor of Lyondell, to obtain payment of claims in some cases, or to realize on some property received in respect of any claim as security or otherwise. Each Trustee will be permitted to engage in other transactions. However, if a Trustee acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

   The holders of a majority in principal amount of the then outstanding notes issued under an indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to some exceptions. In case an Event of Default occurs (which will not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the Trustees will not be under any obligation to exercise any rights or powers under the indentures at the request of any holder of new notes, unless the holder will have offered to the applicable Trustee security and indemnity satisfactory to it against any loss, liability or expense.

   The Bank of New York will act as trustee for each series of the new notes and is also the transfer agent for Lyondell's stock and a lender under its credit facility.

Definitions

   We have provided below a summary of capitalized terms used in this summary description of the new notes. Please refer to the indentures for full definitions of these terms as well as any other capitalized terms used in this prospectus for which no definition is provided.

   "Accounts Receivable Subsidiary" means any Wholly Owned Subsidiary of
Lyondell:

  (1) which is formed solely for the purpose of, and which engages in no activities other than activities in connection with, financing accounts receivable of Lyondell and/or its Restricted Subsidiaries;

  (2) which is designated by Lyondell as an Accounts Receivables Subsidiary under an Officers' Certificate delivered to the Trustee;

  (3) no portion of Indebtedness or any other obligation, contingent or otherwise, of which is at any time recourse to or obligates Lyondell or any Restricted Subsidiary in any way, or subjects any property or asset of Lyondell or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than under:

    (a) representations, warranties and covenants or any indemnity with respect to those representations, warranties and covenants entered into in the ordinary course of business in connection with the sale of accounts receivable to the Accounts Receivable Subsidiary; or

    (b) any guarantee of any accounts receivable financing by Lyondell or any Restricted Subsidiary that is permitted to be incurred under the covenant described under the caption entitled "--Restrictive Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

  (4) with which neither Lyondell nor any Restricted Subsidiary of Lyondell has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings

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     entered into in the ordinary course of business in connection with the sale of accounts receivable in accordance with the covenant described under the caption "--Restrictive Covenants--Accounts Receivable Facilities" and fees payable in the ordinary course of business in connection with servicing accounts receivable; and

  (5) with respect to which neither Lyondell nor any Restricted Subsidiary of Lyondell has any obligation:

    (a) to subscribe for additional shares of Capital Stock or other Equity Interests or make any additional capital contribution or similar payment or transfer thereto other than in connection with the sale of accounts receivable to the Accounts Receivable Subsidiary in accordance with the covenant described under "--Restrictive Covenants--Accounts Receivable Facilities"; or

    (b) to maintain or preserve the solvency, any balance sheet term, financial condition, level of income or results of operations thereof.

   The references above to sales of accounts receivable to the Accounts Receivable Subsidiary include a sale in exchange for a promissory note of or Equity Interest in the Accounts Receivable Subsidiary.

   "Acquired Debt" means, with respect to any specified Person:

  (1) Indebtedness of any other Person existing at the time the other Person is merged with or into or became a Subsidiary of the specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Subsidiary of the specified Person; and

  (2) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

   "Acquired Disqualified Stock" means, with respect to any specified Person, Disqualified Stock of any other Person existing at the time the other Person is merged with or into or became a Subsidiary of the specified Person, including, without limitation, Disqualified Stock incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Subsidiary of the specified Person.

   "Acquired Preferred Stock" means, with respect to any specified Person, Preferred Stock of any other Person existing at the time the other Person is merged with or into or became a Subsidiary of the specified Person, including, without limitation, Preferred Stock incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Subsidiary of the specified Person.

   "Acquiring Person" means a Person other than a Subject Assets Transferee which acquires:

  (1) all or a portion of the Subject Assets; or

  (2) an interest in a Subject Assets Transferee in connection with a Major Asset Sale.

   "Adjusted Consolidated Cash Flow" means, for any period, the sum of Consolidated Cash Flow of Lyondell for that period plus the aggregate Distributable Joint Venture Cash Flow of Lyondell and its Restricted Subsidiaries, determined on a consolidated basis, for that period.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person. For purposes of this definition, "control", as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control; provided further that the foregoing proviso will not apply for purposes of clauses (g) and (i) of the covenant described under "--Restricted Payments" or clause (d) of the definition of "Unrestricted Subsidiaries." The terms "controlling," "controlled by" and "under common control with" have the correlative meanings to the term "control."


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   "Asset Sale" means:

  (1) the sale, lease, conveyance or other disposition, other than the creation of a Lien, of any assets other than the disposition of inventory, equipment or Cash Equivalents in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all the assets of Lyondell and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indentures described above under the caption "Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "Restrictive Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant;

  (2) the sale by Lyondell or any of its Restricted Subsidiaries of Equity Interests of any of Lyondell's Restricted Subsidiaries, Unrestricted Subsidiaries or Joint Ventures; and

  (3) the issuance by any of Lyondell's Restricted Subsidiaries of Equity Interests of the Restricted Subsidiary, in the case of clauses (1), (2) or (3), whether in a single transaction or a series of related transactions:

    (a) that have a fair market value in excess of $25 million; or

    (b) for Net Proceeds in excess of $25 million.

   Notwithstanding the foregoing:

  (1) a transfer of assets by Lyondell to a Restricted Subsidiary or by a Restricted Subsidiary to Lyondell or to another Restricted Subsidiary;

  (2) an issuance of Equity Interests by a Restricted Subsidiary to Lyondell or to another Restricted Subsidiary;

  (3) a Restricted Payment that is permitted by the covenant described under the caption "--Restrictive Covenants--Restricted Payments";

  (4) an issuance of Preferred Stock by a Finance Subsidiary that is permitted by the covenant described under the caption "--Restrictive Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

  (5) sales, including a sale in exchange for a promissory note of or Equity Interest in the Accounts Receivable Subsidiary, of accounts receivable to an Accounts Receivable Subsidiary in connection with any Receivables Facility; and

  (6) Sale and Leaseback Transactions

   will not be deemed to be an Asset Sale.

   "Asset Sale Lien" means a Lien on the Subject Assets, including as a Lien for this purpose contractual rights with respect to the operation of the Subject Assets, arising in connection with a Major Asset Sale in favor of the Acquiring Person or an Affiliate thereof which Lien does not secure any Indebtedness.

   "Attributable Debt" in respect of a Sale and Leaseback Transaction that is treated as a capital lease in accordance with GAAP means, at the time of determination, the present value discounted at the rate of interest implicit in the transaction, determined in accordance with GAAP of the obligation of the lessee for net rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction, including any period for which the lease has been extended or may, at the option of the lessor, be extended.

   "Capital Stock" means:

  (1) in the case of a corporation, corporate stock;


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  (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3) in the case of a partnership, partnership interests, whether general or limited; and

  (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means:

  (1) United States dollars;

  (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government, provided that the full faith and credit of the United States is pledged in support of the securities having maturities of not more than one year from the date of acquisition;

  (3) demand deposits, time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any bank or trust Lyondell organized or licensed under the laws of the United States or any State having capital, surplus and undivided profits in excess of $500 million;

  (4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5) commercial paper rated as least P-1 or A-1 by Moody's or S&P, respectively, and in each case maturing within six months after the date of acquisition;

  (6) any fund investing exclusively in investments of the type described in clauses (1) through (5) above; and

  (7) in the case of a Foreign Subsidiary, substantially similar investments denominated in foreign currencies (including similarly capitalized foreign banks).

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of that Person for that period, less the Net Income of any Joint Venture to the extent included therein under clause (1) of the definition of "Consolidated Net Income," plus, in each case, without duplication:

  (1) provision for taxes based on income or profits of the Person and its Restricted Subsidiaries for the period, including any provision for taxes on the Net Income of any Joint Venture that is a pass-through entity for federal income tax purposes, to the extent the taxes are paid or payable by the Person or any of its Restricted Subsidiaries, to the extent that the provision for taxes was included in computing the Consolidated Net Income;

  (2) the Fixed Charges of the Person and its Restricted Subsidiaries for the period, to the extent that the Fixed Charges were deducted in computing the Consolidated Net Income;

  (3) depreciation and amortization, including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period, of the Person and its Restricted Subsidiaries for the period to the extent that the depreciation and amortization were deducted in computing the Consolidated Net Income; and

  (4) any non-cash charges reducing Consolidated Net Income for the period, excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period; minus

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  (5) any non-cash items increasing Consolidated Net Income for the period;

in each case, on a consolidated basis and determined in accordance with GAAP.

   Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary of the Person will be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that the Net Income of the Restricted Subsidiary was included in calculating the Consolidated Net Income of the Person.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1) the Net Income of any Person that is not a Restricted Subsidiary will be included only to the extent of the lesser of (x) the amount of dividends or distributions paid in cash but not by means of a loan to that Person or a Restricted Subsidiary thereof or (y) that Person's or a Restricted Subsidiary of that Person's proportionate share of the Net Income of the other Person;

  (2) the Net Income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

  (3) the Net Income of any Person acquired in a pooling of interests transaction for any period before the date of the acquisition will be excluded; and

  (4) the cumulative effect of a change in accounting principles will be excluded.

   "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of:

  (1) the consolidated equity of the common stockholders of the Person and its Restricted Subsidiaries as of the date; plus

  (2) the respective amounts reported on the Person's balance sheet as of the date with respect to any series of Preferred Stock (other than Disqualified Stock);

less all write-ups, other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made in accordance with GAAP as a result of the acquisition of the business, subsequent to the date of the applicable indenture in the book value of any asset owned by the Person or a consolidated Restricted Subsidiary of the Person, and excluding the cumulative effect of a change in accounting principles, all as determined in accordance with GAAP.

   "Disqualified Stock" means any Capital Stock that, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or redeemable at the option of the holder, in whole or in part, on or before the date on which the notes mature; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions giving holders the right to require the Person to repurchase or redeem the Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring before the date on which the new notes mature will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to the Capital Stock are no more favorable to the holders of the Capital Stock than the provisions contained in "Repurchase at the Option of the Holders--Asset Sales" with respect to the Senior Subordinated Notes and "--Change of Control" covenants described above and the Capital Stock specifically provides that the Person will not repurchase or redeem any stock under the provision before Lyondell's repurchase of the new notes as are required under the covenants.

   "Distributable Joint Venture Cash Flow" means, with respect to any Person for any period, in the case of each Joint Venture that is not a Restricted Subsidiary of that Person, the sum of:

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  (1) the lesser of:

    (a) the amount of dividends or distributions paid in cash but not by means of a loan by the Joint Venture to that Person or a Restricted Subsidiary; or

    (b) the Person's or a Restricted Subsidiary of that Person's proportionate share of:

      (i) the Net Income of the Joint Venture for the period, plus

      (ii) to the extent deducted therefrom, depreciation and amortization, including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period, of the Joint Venture for the period, plus

      (iii) any non-cash charges reducing Net Income of the Joint Venture for the period, excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, less

      (iv) any non-cash items increasing Net Income of the Joint Venture for the period, minus

  (2) the aggregate amount of all Investments made by Lyondell or any of its Restricted Subsidiaries in the Joint Venture during the period under clause (h) of the covenant described under "--Restrictive Covenants-- Restricted Payments," in each case determined on a consolidated basis and in accordance with GAAP.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

   "Equistar Assumed Debt" means:

  (1) the 10.00% Notes Due 1999 issued by Lyondell under the Indenture dated as of May 31, 1989 between Lyondell and Texas Commerce Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of May 31, 1989 and the Second Supplemental Indenture dated as of December 1, 1997;

  (2) the 9.125% Notes Due 2002 issued by Lyondell under an Indenture dated as of March 10, 1992 between Lyondell and First Trust National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of March 10, 1992 and the Second Supplemental Indenture dated as of December 1, 1997;

  (3) the 6.5% Notes Due 2006 and 7.55% Notes Due 2026, each issued by Lyondell under an Indenture dated as of January 29,1996 between Lyondell and Texas Commerce Bank National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of February 15, 1996 and the Second Supplemental Indenture dated as of December 1, 1997; and

  (4) Indebtedness under the medium term notes issued by Lyondell, maturing at various dates from 1998 to 2005; in each case outstanding as of May 17, 1999 and with respect to which, as between Lyondell and Equistar, Equistar is the primary obligor and Lyondell is an obligor;

in each case, as may be amended from time to time, provided that any amendment does not increase the principal amount or interest rate applicable or shorten the Weighted Average Life to Maturity or Stated Maturity thereof or add any Restricted Subsidiary as an obligor with respect to the debt.

   "Existing ARCO Chemical Debt" means the 9.9% Debentures Due 2000, the 9.375% Debentures Due 2005, the 10.25% Debentures Due 2010 and the 9.8% Debentures Due 2020, all issued by ARCO Chemical under the Indenture dated June 15, 1988 among ARCO Chemical and The Bank of New York, as Trustee.

   "Existing Credit Facility" means the Credit Agreement dated as of July 23, 1998 by and among Lyondell and Morgan Guaranty Trust of New York, as administrative agent, DLJ Capital Funding, Inc., as syndication

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agent, and the other lenders that are party thereto, including any related notes, instruments, and agreements executed in connection therewith, as amended, restated, modified, extended, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, whether or not with the same lenders or agents.

   "Existing Indebtedness" means Indebtedness of Lyondell and its Restricted Subsidiaries in existence, and considered Indebtedness of Lyondell or any of its Restricted Subsidiaries, on May 17, 1999, until these amounts are repaid, including all reimbursement obligations with respect to letters of credit outstanding as of the date of the applicable indenture.

   "Finance Subsidiary" means a Restricted Subsidiary of Lyondell, all the Capital Stock of which (other than Preferred Stock) is owned by Lyondell that does not engage in any activity other than:

  (1) holding of Indebtedness of Lyondell;

  (2) the issuance of Capital Stock; and

  (3) any activity necessary, incidental or related to the foregoing.

   "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Adjusted Consolidated Cash Flow of that Person for that period to the Fixed Charges of that Person for that period. In the event that Lyondell or any of its Restricted Subsidiaries incurs, assumes or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but before the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to the incurrence, assumption or redemption of Indebtedness, or the issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

   In addition, for purposes of making the computation referred to above:

  (1) acquisitions that have been made by Lyondell or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to the reference period and on or before the Calculation Date will be deemed to have occurred on the first day of the four-quarter reference period;

  (2) the Adjusted Consolidated Cash Flow and Fixed Charges attributable to operations or businesses disposed of before the Calculation Date, will be excluded, but, in the case of the Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the Person or any of its Restricted Subsidiaries following the Calculation Date; and

  (3) if since the beginning of the four-quarter reference period any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, the event will be deemed to have occurred on the first day of the four-quarter reference period.

   "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1) the consolidated interest expense of the Person and its Restricted Subsidiaries for the period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings and net payments or receipts (if any) under Hedging Obligations;

  (2) the consolidated interest expense of the Person and its Restricted Subsidiaries that was capitalized during the period;

  (3) any interest expense on Indebtedness of another Person, other than Non-Recourse Debt of a Joint Venture or Unrestricted Subsidiary secured by a pledge by Lyondell or any Restricted Subsidiary of

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     Capital Stock which pledge is permitted by clause (k) or (l) of the covenant described under the caption "--Restrictive Covenants-- Restricted Payments", that is Guaranteed by the Person or one of its Restricted Subsidiaries or secured by a Lien on assets of the Person or one of its Restricted Subsidiaries (whether or not Guarantee or Lien is called upon); and

  (4) the product of:

    (a) all dividend payments other than any payments to the Person or any of its Restricted Subsidiaries on any series of Preferred Stock of the Person and its Restricted Subsidiaries; times

    (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP; provided that interest payments by Equistar on the Equistar Assumed Debt and interest payments on Indebtedness of a Joint Venture will, in each case, not be deemed Fixed Charges of Lyondell as of any date of determination when the Indebtedness is not considered Indebtedness of Lyondell or any Restricted Subsidiary of Lyondell.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness or Disqualified Stock of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of the Person:

  (1) to purchase or pay or advance or supply funds for the purchase or payment of the Indebtedness or Disqualified Stock of the other Person, including those arising by virtue of partnership arrangements other than, in the case of Lyondell or a Restricted Subsidiary of Lyondell, with respect to the obligations of a Joint Venture, solely by virtue of a Restricted Subsidiary of Lyondell being the General Partner of the Joint Venture if, as of the date of determination, no payment on the Indebtedness or obligation has been made by the General Partner of the Joint Venture and the arrangement would not be classified and accounted for, in accordance with GAAP, as a liability on a consolidated balance sheet of Lyondell; or

  (2) entered into for purposes of assuring in any other manner the obligee of the Indebtedness or Disqualified Stock of payment or to protect the obligee against loss in whole or in part, including by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise; provided that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

   "Hedging Obligations" means, with respect to any Person, the obligations of that Person under:

  (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

  (2) forward foreign exchange contracts or currency swap agreements;

  (3) other agreements or arrangements designed to protect the Person against fluctuations in interest rates or currency values; and

  (4) agreements designed to protect the Person against fluctuations in raw material prices.

   "Indebtedness" means, with respect to any Person, any indebtedness of that Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit or reimbursement agreements in respect of the indebtedness or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing net Hedging Obligations, except any balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than letters of credit and Hedging Obligations, would appear as a liability on a balance sheet of the Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of the Person whether or not the indebtedness

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is assumed by the Person (provided that, for purposes of determining the amount of any Indebtedness of the type described in this clause, if recourse with respect to the Indebtedness is limited to the asset, the amount of the Indebtedness will be limited to the lesser of the fair market value of the asset or the amount of the Indebtedness) and, to the extent not otherwise included, the Guarantee by the Person of any indebtedness of the types described above of any other Person; provided that Indebtedness will not include the pledge by Lyondell or any of its Restricted Subsidiaries of the Capital Stock of a Joint Venture Subsidiary, Unrestricted Subsidiary or Joint Venture permitted by clauses (k) or (l) of the covenant described above under the caption "Restrictive Covenants--Restricted Payments" to secure Non-Recourse Debt of the Unrestricted Subsidiary or Joint Venture.

   The Equistar Assumed Debt will not constitute Indebtedness of Lyondell as of any date of determination if Lyondell has not made any principal or interest payments on the Indebtedness after May 17, 1999; provided that, the payment by Lyondell of any principal or interest thereon will be deemed to be an incurrence of the Indebtedness on the day of the payment.

   The amount of any Indebtedness outstanding as of any date will be (i) the accreted value of the Indebtedness, in the case of any Indebtedness that does not require current payments of interest and (ii) the principal amount of the Indebtedness, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Investment Grade" means a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of the ratings by S&P or Moody's. In the event that Lyondell will select any other Rating Agency under the provisions of the definition of "Rating Agency", the equivalent of the ratings by the Rating Agency will be used.

   "Investments" means, with respect to any Person, all investments by the Person in another Person, including an Affiliate of the Person, in the form of direct or indirect loans, advances or extensions of credit to the other Person, including any Guarantee by the Person of the Indebtedness or Disqualified Stock of the other Person, or capital contributions or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of the other Person, together with all items that are or would be classified as investments of the investing Person on a balance sheet prepared in accordance with GAAP; provided that (x) trade credit and accounts receivable in the ordinary course of business, (y) commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees and (z) reimbursement obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds, in each case solely with respect to obligations of Lyondell or any of its Restricted Subsidiaries will not be considered Investments. If Lyondell or any Restricted Subsidiary of Lyondell sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Lyondell such that, after giving effect to any sale or disposition, the Person is no longer a Restricted Subsidiary of Lyondell, Lyondell will be deemed to have made an Investment on the date of any sale or disposition equal to the fair market value of the Equity Interests of the Restricted Subsidiary not sold or disposed of in an amount determined as provided in the first paragraph of the covenant described above under the caption "--Restrictive Covenants--Restricted Payments."

   "Joint Venture Subsidiary" means a Subsidiary of Lyondell or any of its Subsidiaries that has no assets and conducts no operations other than its ownership of Equity Interests of a Joint Venture.

   "Major Asset Sale" means an Asset Sale designated by Lyondell by prior notice to the Trustees as a Major Asset Sale, so long as in connection therewith:

  (1) Lyondell receives Net Proceeds in an aggregate amount not less than $1,000,000,000 which will be deemed Net Proceeds of the Major Asset Sale for purposes of the covenant described under the caption "--Asset Sales";

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  (2) at the time of the Major Asset Sale and after giving effect thereto, no
      Default will exist;

  (3) the sum of the gross cash proceeds received by Lyondell in respect of the Major Asset Sale plus the value of the interest of Lyondell in the Subject Assets Transferee (if any) after giving effect to the Major Asset Sale is not less than the value (as conclusively determined by the board of directors of Lyondell) of the portion of the Subject Assets transferred by Lyondell in connection with the Major Asset Sale; and

  (4) Lyondell directly or indirectly is the operator of the Subject Assets in which it or a Subject Assets Transferee retains an interest.

For purposes of clause (1) above of this definition:

  (1) a transaction which produces substantially the same economic result as a sale of a partial interest in an asset, as might be achieved, for instance, through contractual arrangements allocating future revenues and costs attributable to the asset, will be deemed an Asset Sale even though there may be no change in title to the asset or in the ownership of the Person which has title to the asset; and

  (2) a subsequent related transaction with the same Acquiring Person or an Affiliate of the Acquiring Person contemplated by the terms of the initial Major Asset Sale with the Person will, for purposes of determining the applicability of and compliance with this definition, be deemed a single cumulative transaction.

   "Net Income" means, with respect to any Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

  (1) any gain or loss, together with any related provision for taxes on the gain or loss, realized in connection with:

    (a) any Asset Sale or any disposition under a Sale and Leaseback Transaction; or

    (b) the disposition of any securities by the Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of the Person or any of its Restricted Subsidiaries; and

  (2) any extraordinary gain or loss, together with any related provision for taxes on the extraordinary gain or loss.

   "Net Proceeds" means the aggregate cash proceeds, excluding any proceeds deemed to be "cash" under the covenant described above under "--Repurchase at the Option of the Holders--Asset Sales," received by Lyondell or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to the Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions and any relocation expenses incurred as a result, taxes paid or payable as a result (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be paid to holders of minority interests in Restricted Subsidiaries as a result of the Asset Sale, amounts required to be applied to the repayment of Indebtedness other than Indebtedness under the Existing Credit Facility or Existing ARCO Chemical Debt secured by a Lien on any asset sold in the Asset Sale and any reserves for adjustment in respect of the sale price of the asset or assets established in accordance with GAAP and any reserve for future liabilities established in accordance with GAAP; provided that the reversal of any reserve that reduced Net Proceeds when issued will be deemed a receipt of Net Proceeds in the amount of the proceeds on the day.

   "Non-Recourse Debt" means Indebtedness as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets, in each case, other than the stock of a Joint Venture or Unrestricted Subsidiary or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding, directly or indirectly, of Equity Interests of the Joint Venture pledged by Lyondell or any of its Restricted Subsidiaries to secure debt of the Joint Venture or Unrestricted Subsidiary, of Lyondell or any of its Restricted Subsidiaries.

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   "Permitted Business" means the petrochemical, chemical and petroleum refining businesses and any business reasonably related, incidental, complementary or ancillary to these businesses.

   "Permitted Investments" means:

  (1) any Investment in Lyondell or in a Restricted Subsidiary of Lyondell that is engaged in a Permitted Business;

  (2) any Investment in Cash Equivalents;

  (3) any Investment by Lyondell or any Subsidiary of Lyondell in a Person, if as a result of that Investment:

    (a) the Person becomes a Restricted Subsidiary of Lyondell engaged in a Permitted Business; or

    (b) the Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, Lyondell or a Restricted Subsidiary of Lyondell engaged in a Permitted Business;

  (4) any non-cash consideration, other than a joint venture interest received in full or partial satisfaction of the 80% requirement in clause (2) of the first paragraph of the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," received as consideration in an Asset Sale that was made under and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

  (5) any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Lyondell;

  (6) Hedging Obligations entered into in the ordinary course of business and otherwise permitted under the applicable indenture;

  (7) Investments in an Accounts Receivable Subsidiary that, as conclusively determined by the board of directors, are necessary or advisable to effect a Receivables Facility;

  (8) Investments in Unrestricted Subsidiaries and Joint Ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause (8), not to exceed at any time outstanding $25 million, after giving effect to any reductions in the amount of any Investments as a result of the repayment or other disposition of the Investments for cash, the amount of the reduction not to exceed the amount of the Investments previously made under this clause (8); and

  (9) any Investment received by Lyondell or any Restricted Subsidiary as consideration for the settlement of any litigation, arbitration or claim in bankruptcy or in partial or full satisfaction of accounts receivable owned by a financially troubled Person to the extent reasonably necessary to prevent or limit any loss by Lyondell or any of its Restricted Subsidiaries in connection with the accounts receivable.

   "Permitted Liens" means:

  (1) Liens in favor of Lyondell or any Subsidiary Guarantor;

  (2) Liens securing the Senior Secured Notes and the Subsidiary Guarantees;

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

  (3) Liens on property of a Person existing at the time the Person is merged into or consolidated with Lyondell or any Restricted Subsidiary of Lyondell or becomes a Subsidiary of Lyondell; provided that the Liens were in existence before the contemplation of the merger, consolidation or acquisition and do not extend to any assets of Lyondell or its Restricted Subsidiaries other than those of the Person merged into or consolidated with Lyondell or that becomes a Restricted Subsidiary of Lyondell;

  (4) Liens on property existing at the time of acquisition by Lyondell or any Restricted Subsidiary of Lyondell; provided that the Liens were in existence before the contemplation of the acquisition;

  (5) Liens, including the interest of a lessor under a capital lease, on any asset existing at the time of acquisition or incurred within 180 days of the time of acquisition or completion of construction, whichever is later, to secure or provide for the payment of all or any part of the purchase price (or construction price) thereof;

  (6) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation under Section 103(b) of the Internal Revenue Code;

  (7) Liens imposed by law, such as laborers' or other employees', carriers', warehousemen's, mechanics', materialmen's and vendors' Liens and Liens imposed by law on pipelines or pipeline facilities;

  (8) Liens arising by reason of deposits necessary to qualify Lyondell or any Restricted Subsidiary to conduct business, maintain self insurance or comply with any law and Liens securing the PBGC Settlement;

  (9) Liens to secure the performance of statutory obligations, tender, bid, performance, government contract, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business;

  (10) Liens existing on May 17, 1999 other than Liens securing Indebtedness under the Existing Credit Facility or the Existing ARCO Chemical Debt;

  (11) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, prejudgment Liens that are being contested in good faith by appropriate proceedings and Liens arising out of judgments or awards against Lyondell or any Restricted Subsidiary with respect to which Lyondell or the Restricted Subsidiary at the time will be prosecuting an appeal or proceedings for review and with respect to which it will have secured a stay of execution pending the appeal or proceedings for review; provided that in each case any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

  (12) easements, rights-of-ways, restrictions, irregularities of title and other similar charges or encumbrances, not interfering in any material respect with the ordinary conduct of the business of Lyondell or any of its Restricted Subsidiaries;

  (13) Liens securing reimbursement obligations with respect to commercial letters of credit obtained in the ordinary course of business which encumber documents and other property or assets relating to the letters of credit and products and proceeds thereof;

  (14) Liens securing assets under construction arising from progress or partial payments by a customer of Lyondell or its Restricted Subsidiaries relating to the property or assets;

  (15) licenses or leases by Lyondell or any of its Restricted Subsidiaries as licensor or lessor in the ordinary course of business and otherwise permitted by the applicable indenture for patents, copyrights, trademarks, tradenames and other intellectual property;

  (16) leases or subleases by Lyondell or any of its Restricted Subsidiaries as lessor or sublessor in the ordinary course of business and otherwise permitted by the indenture;

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

  (17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

  (18) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of (A) defeasing Indebtedness of Lyondell or any of its Restricted Subsidiaries, which defeasance is otherwise permitted under the applicable indenture, having an aggregate principal amount at any one time outstanding not to exceed $25 million or (B) defeasing Indebtedness ranking pari passu with the notes issued under the applicable indenture; provided that the new notes issued under the indenture are defeased concurrently with the Indebtedness;

  (19) from and after the first date when the new notes issued under the applicable indenture are rated Investment Grade, Liens on any asset of Lyondell other than any of Lyondell's or any of its Restricted Subsidiary's manufacturing plants or Liens on any Equity Interests of any Restricted Subsidiary that owns a manufacturing plant;

  (20) the pledge of Equity Interests of an Unrestricted Subsidiary or Joint Venture or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding, directly or indirectly, of Equity Interests of the Joint Venture organized or designated as an Unrestricted Subsidiary and holding no other assets and conducting no other operations to construct, own and/or operate a propylene oxide plant in the European Union to secure Non-Recourse Debt of the Joint Venture or Unrestricted Subsidiary;

  (21) the pledge of Equity Interests of an Unrestricted Subsidiary or Joint Venture or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding, directly or indirectly, of Equity Interests of the Joint Venture organized or designated as an Unrestricted Subsidiary and holding no other assets and conducting no other operations to participate in the improvement of the Rhodia TDI Plant to secure Non-Recourse Debt of the Joint Venture or Unrestricted Subsidiary or Rhodia or a wholly owned subsidiary of Rhodia;

  (22) Liens on equipment of Lyondell or any Restricted Subsidiary arising as a result of a sale and leaseback with respect to equipment; provided that the proceeds from the sale and leaseback are applied under the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

  (23) Asset Sale Liens;

  (24) customary Liens for the fees, costs and expenses of trustees and escrow agents under any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement, and Liens under merger agreements, stock purchase agreements, asset sale agreements, option agreements and similar agreements in respect of the disposition of property or assets of Lyondell or any Restricted Subsidiary, to the extent the dispositions are permitted under the applicable indenture;

  (25) netting provisions and setoff rights in favor of counterparties to agreements creating Hedging Obligations;

  (26) other Liens on assets of Lyondell or any Restricted Subsidiary of Lyondell securing Indebtedness that is permitted by the terms of the applicable indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $100 million; and

  (27) Liens to secure a Permitted Refinancing incurred to refinance Indebtedness that was secured by a Lien permitted under the applicable indenture and that was incurred in accordance with the provisions of the applicable indenture; provided that the Liens do not extend to or cover any property or assets of Lyondell or any Restricted Subsidiary other than assets or property securing the Indebtedness so refinanced.

   "Permitted Refinancing" means any Indebtedness of Lyondell or any of its Subsidiaries or Preferred Stock of a Finance Subsidiary issued in exchange for, or the net proceeds of which are used solely to extend,

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refinance, renew, replace, defease or refund, other Indebtedness of Lyondell or any of its Restricted Subsidiaries; provided that:

  (1) the principal amount, or liquidation preference in the case of Preferred Stock, of the Permitted Refinancing, or if the Permitted Refinancing is issued at a discount, the initial issuance price of the Permitted Refinancing, does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums paid and reasonable expenses incurred in connection therewith);

  (2) the Permitted Refinancing or, in the case of Preferred Stock of a Finance Subsidiary, the Indebtedness issued to the Finance Subsidiary, has a Stated Maturity date later than the Stated Maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated by its terms in right of payment to the new notes or the Subsidiary Guarantees, the Permitted Refinancing, or, in the case of Preferred Stock, the Indebtedness issued to the Finance Subsidiary, has a Stated Maturity date later than the Stated Maturity date of, and is subordinated in right of payment to, the new notes on subordination terms at least as favorable to the holders of new notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (4) the Indebtedness is incurred by Lyondell or a Subsidiary Guarantor or the Preferred Stock is issued by a Finance Subsidiary, if Lyondell or a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (5) the Indebtedness is incurred by Lyondell or a Restricted Subsidiary or the Preferred Stock is issued by a Finance Subsidiary, if a Restricted Subsidiary that is not a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Qualified Equity Interests" will mean all Equity Interests of a Person other than Disqualified Stock of the Person.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of that Person which is not an Unrestricted Subsidiary.

   "Significant Asset Sale" means an Asset Sale of (x) any of Lyondell's or its Restricted Subsidiaries' plants that (a) has a fair market value in excess of $50 million or (b) for Net Proceeds in excess of $50 million (a "Significant Asset") or (y) a controlling interest in any Restricted Subsidiary that owns a Significant Asset, other than, in each case, an involuntary disposition, to the extent that the Existing Credit Facility, but not any refinancing thereof other than a credit facility with commercial banks and other lenders, permits the proceeds to be reinvested before any mandatory prepayment of amounts outstanding under the Existing Credit Facility.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Act, as the Regulation is in effect on May 17, 1999.

   "Specified Joint Ventures" means (i) Equistar Chemicals, LP, (ii) LYONDELL-CITGO Refining LP and (iii) Lyondell Methanol Company, L.P.

   "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing the Indebtedness or any later date established by any amendment to the original documentation and will not include any contingent obligations to repay, redeem or repurchase the interest or principal before the date originally scheduled for the payment.

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   "Subject Assets" means, with respect to any Major Asset Sale, the assets which are the subject of that Major Asset Sale.

   "Subject Assets Transferee" means any Restricted Subsidiary or Joint Venture which becomes the owner of Subject Assets in connection with a Major Asset Sale.

   "Subsidiary" means, with respect to any Person:

  (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled to vote, without regard to the occurrence of any contingency, in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2) any partnership:

    (a) the sole general partner or the managing general partner of which is the Person or a Subsidiary of the Person; or

    (b) the only general partners of which are the Person or of one or more Subsidiaries of the Person or any combination thereof; or

    (c) that is a Specified Joint Venture and as to which:

      (i) a general partner of which is such Person or a subsidiary of such Person;

      (ii) the Person owns, directly or indirectly, 50% or more of the partnership interests of the Specified Joint Venture; and

      (iii) the board of directors of the Person has designated the Specified Joint Venture to be a "subsidiary," which designation will be irrevocable for so long as the Specified Joint Venture satisfies the foregoing requirements;

As of May 17, 1999, none of the Specified Joint Ventures are Subsidiaries of Lyondell.

   "Subsidiary Guarantor" means (i) Lyondell Worldwide and Lyondell Nederland and (ii) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indentures, in each case, until the Subsidiary Guarantee of such Person is released in accordance with the provisions of the indentures.

   "Unrestricted Subsidiary" means:

  (1) any Subsidiary of Lyondell that is designated by the board of directors of Lyondell as an Unrestricted Subsidiary under a board resolution;

  (2) any Subsidiary of an Unrestricted Subsidiary; and

  (3) any Accounts Receivable Subsidiary.

The board of directors may designate any Subsidiary of Lyondell, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary unless the Subsidiary or any of its Subsidiaries owns any Equity Interest or Indebtedness of, or holds any Lien on any property of, Lyondell or any other Subsidiary of Lyondell that is not a Subsidiary of the Subsidiary to be so designated; provided that:

  (a) any Guarantee, other than as a co-obligor of the Equistar Assumed Debt so long as the Equistar Assumed Debt is not considered Indebtedness of Lyondell under the definition in the applicable indenture, by Lyondell or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed an "Incurrence" of the Indebtedness and an "Investment" by Lyondell or the Restricted Subsidiary or both, if applicable, at the time of the designation;


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  (b) either (i) the Subsidiary to be so designated has total assets of
      $1,000 or less or (ii) if the Subsidiary has assets greater than $1,000, the designation would be permitted under the covenant described above under the caption "--Restrictive Covenants--Restricted Payments";

  (c) if applicable, the Investment and the incurrence of Indebtedness referred to in clause (a) of this proviso would be permitted under the covenants described above under the captions "--Restricted Payments" and "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (d) in the case of any Subsidiary that is a Joint Venture as of the date of its designation as an Unrestricted Subsidiary, the Subsidiary has an aggregate of 15% or more of its outstanding Capital Stock or other voting interests other than directors' qualifying shares held by another Person other than Lyondell or any Restricted Subsidiary or any Affiliate of Lyondell.

   Any designation by the board of directors of Lyondell under clause (1) above will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to the designation and an Officers' Certificate certifying that the designation complied with the foregoing conditions and was permitted by the covenants described above under the captions "--Restrictive Covenants--Restricted Payments" and "--Incurrence of Indebtedness and Issuance of Preferred Stock."

   If:

  (1) at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements of clause (d) because Lyondell has acquired more than 85% of the outstanding Capital Stock or other voting interests of any Subsidiary that was a Joint Venture on the date of its designation as an Unrestricted Subsidiary; or

  (2) at any time Lyondell or any Restricted Subsidiary Guarantees any Indebtedness of the Unrestricted Subsidiary or makes any other Investment in the Unrestricted Subsidiary and the incurrence of Indebtedness or Investment would not be permitted under the covenants described above under the caption "--Restrictive Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Restrictive Covenants--Restricted Payments";

it will thereafter cease to be an Unrestricted Subsidiary for purposes of the applicable indenture and any Indebtedness of the Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Lyondell as of the date and, if the Indebtedness is not permitted to be incurred as of the date under the covenant described above under the caption "--Restrictive Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Lyondell will be in default of the covenant. The board of directors of Lyondell may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Lyondell of any outstanding Indebtedness of the Unrestricted Subsidiary and the designation will only be permitted if:

  (1) the Indebtedness is permitted under the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (2) no Default or Event of Default would be in existence following the designation.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1) the sum of the products obtained by multiplying:

    (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

    (b) the number of years calculated to the nearest one-twelfth that will elapse between the date and the making of the payment;

     by:

  (2) the then outstanding principal amount of the Indebtedness.

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                United States Federal Income Tax Considerations

   The following summary describes the material United States federal income tax consequences expected to apply to the exchange of the outstanding notes for new notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, the final, temporary and proposed regulations promulgated under the Internal Revenue Code, and administrative rulings and judicial decisions now in effect. All of the above are subject to change or to different interpretations, possibly with retroactive effect. This discussion is for general information only and does not purport to address all of the possible federal income tax consequences or any other federal, state, local or foreign tax consequences of the acquisition, ownership and disposition of the new notes. It is limited to investors who hold the new notes as capital assets. This summary does not address the federal income tax consequences that may be relevant to particular investors in light of their unique circumstances or to some types of investors, such as dealers in securities, insurance companies, financial institutions, foreign corporations, partnerships or trusts, nonresident alien individuals and tax-exempt entities, who may be subject to special treatment under federal income tax law.

   An exchange of the outstanding notes for new notes under the exchange offers will not constitute a taxable event for federal income tax purposes. As a result, holders who exchange their outstanding notes for new notes will not recognize as income any accrued and unpaid interest on the new notes by reason of the exchange. An exchanging holder will have the same adjusted basis and holding period in the new notes as it had in the outstanding notes immediately before the exchange.

   Holders should consult their own tax advisor as to the particular tax consequences to them of exchanging their outstanding notes for new notes in the exchange offers, including the applicability and effect of any state, local or foreign tax laws and or recent or possible future changes in the tax laws.

                         Registration Rights Agreement

   The description of the registration rights agreement set forth below is a summary of the material provisions of the registration rights agreement. The registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Exchange Offer Registration Statement

   In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. Under the registration rights agreement, we agreed to:

  . file a registration statement with the SEC on or before 90 days after issuance of the outstanding notes;

  . use our best efforts to cause the registration statement to be declared effective at the earliest possible date but no later than 210 days after the date of issuance of the outstanding notes;

  . use our best efforts to consummate the exchange offers no later than 30 business days after the registration statement is declared effective;

  . keep the exchange offers open for acceptance of tenders for a period of not less than 20 business days after the date notice of the exchange offers is mailed to holders of the outstanding notes; and

  . accept for exchange all outstanding notes duly tendered and not validly withdrawn under the exchange offers according to the terms of the registration statement and letter of transmittal.

   To participate in an exchange offer, each holder must represent that:

  . it is not an "affiliate," as defined in Rule 405 of the Securities Act, of Lyondell or a broker-dealer tendering outstanding notes acquired directly from Lyondell to its own account;

  . if it is not a broker-dealer or is a broker-dealer but will not receive new notes for its own account in exchange for outstanding notes, it is not engaged in and does not intend to participate in a distribution of the new notes;


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  . it has no arrangement or understanding with any person to participate in a distribution of the outstanding notes or the new notes within the meaning of the Securities Act;

  . it is acquiring the new notes in the ordinary course of its business; and

  . if it is a broker-dealer that will receive new notes for its own account in exchange for outstanding notes, it will represent that the outstanding notes to be exchanged for new notes were acquired by it as a result of market-making activities or other trading activities and it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of any new notes. It is understood that the holder is not admitting that it is an "underwriter" within the meaning of the Securities Act by acknowledging that it will deliver, and by delivering, a prospectus.

   As soon as practicable after the exchange offer registration statement becomes effective, but not more than 30 business days later, we will offer the holders of outstanding notes who are not prohibited by any law or policy of the SEC from participating in these exchange offers the opportunity to exchange their outstanding notes for new notes registered under the Securities Act that are substantially identical to the outstanding notes, except that the new notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages.

   The registration rights agreement also provides that we will:

  . make available for a period of 180 days after the consummation of the exchange offers a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of the new notes; and

  . pay all expenses incident to the exchange offers, including the expense of one counsel to the holders of the new notes, and indemnify some holders of the new notes, including any broker-dealer, against specified liabilities, including liabilities under the Securities Act.

Shelf Registration Statement

   We will use our reasonable best efforts to file with the SEC a shelf registration statement to cover resales of the outstanding notes by those holders who provide required information in connection with the shelf registration statement under the following circumstances:

  . if the exchange offers as contemplated by the registration rights agreement are not permitted by applicable law; or

  . any holder of outstanding notes notifies us before the 20th business day following the consummation of the applicable exchange offer that it:

    (1) is prohibited by law or SEC policy from participating in the exchange offers;

    (2) may not resell the new notes to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for resales by the holder; or

    (3) is a broker-dealer and holds outstanding notes acquired directly from Lyondell or any of Lyondell's affiliates.

   A holder who sells outstanding notes under the shelf registration statement generally will be:

  . required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers;

  . subject to some of the civil liability provisions under the Securities
    Act in connection with resales of the outstanding notes; and

  . bound by the applicable provisions of the registration rights agreement, including some of the indemnification obligations.

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   If filed, we will use our reasonable best efforts to keep the shelf registration statement effective for a period of two years after May 17, 1999.

Liquidated Damages

   If a registration default under the registration rights agreement occurs, we will be obligated to pay liquidated damages to each holder of outstanding notes at an amount equal to $0.05 per week per $1000 in principal amount of outstanding notes affected. If a registration default is not cured within 90 days, the amount of liquidated damages will increase by an additional $0.05 per week per $1000 in principal amount of outstanding notes affected with respect to each subsequent 90-day period during which a registration default continues, up to a maximum amount of liquidated damages of $0.50 per week per $1000 of principal amount of outstanding notes.

   A registration default occurs if:

  . a registration statement is not timely filed with the SEC;

  . a registration statement is not declared effective on or before the applicable deadline;

  . one or more of the exchange offers are not consummated within 30 business days after the exchange offer registration statement is declared effective; or

  . a registration statement is filed and declared effective but ceases to be effective or usable.

Following the cure of all registration defaults, the accrual of liquidated damages will cease. We are not required to pay liquidated damages for more than one registration default at a given time. We are not required to pay liquidated damages to a holder who has not furnished to Lyondell the information specified in the registration rights agreement.

   We will pay all accrued but unpaid liquidated damages to the entitled holders in the manner provided for payment of interest under the applicable indenture.

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                         Book-entry; Delivery and Form

Description of DTC

   The description of the operations and procedures of DTC set forth below is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

   DTC has advised us that it is a:

  .  limited purpose trust organized under the laws of the State of New York;

  .  "banking organization" within the meaning of the New York Banking Law;

  .  member of the Federal Reserve System;

  .  "clearing corporation" within the meaning of the Uniform Commercial
     Code; and

  . "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

   DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates.

   DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

   The new notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form that will be registered in the name of Cede & Co., as nominee of DTC. The global notes will be deposited with a custodian for DTC for credit to the respective accounts of the acquirors of the new notes or to the other accounts as the acquirors may direct at DTC. See "The Exchange Offers--Book-entry Transfer."

The Global Notes

   We expect that under procedures established by DTC:

  . upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the portion of the global notes corresponding to the respective amounts of the global notes registered to the respective accounts of persons who have accounts with the depository;

  . ownership of the new notes will be shown on records maintained by DTC or its nominee; and

  . transfers of ownership of the new notes will be effected only through records maintained by DTC or its nominee.

   So long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global notes for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in global notes will not:

  . be entitled to have new notes represented by global notes registered in their names;

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  . receive or be entitled to receive physical delivery of certificated new notes; and

  . be considered the owners or holders of the global notes under the applicable indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee.

   Payments of the new notes represented by global notes will be made to DTC, or its nominee, as the registered owner. None of Lyondell, Lyondell Worldwide, Lyondell Nederland, the trustee or the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any records relating to beneficial ownership interest under the applicable indenture.

   We expect that DTC or its nominees, upon receipt of any payment on the new notes represented by the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the global notes as shown in the records of DTC or its nominee. We also expect that participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for the customers. Payment will be the responsibility of the participants.

   Transfers between participants in DTC will be effected according to DTC's procedures and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell new notes to persons in states that require physical delivery of the security or to pledge the security, a holder must transfer its interest in the global notes according to the normal procedures of DTC and the procedures in the applicable indenture.


   Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC is under no obligation to perform or to continue to perform procedures, and procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

   Interests in the global notes may be exchanged for certificated securities if:

  . we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of notice or cessation;

  . we, at our option, notify the trustee in writing that we elect to cause the issuance of the new notes in certificated form under the applicable indenture; or

  . other events occur as provided in the applicable indenture.

Upon the occurrence of any of the events described in the preceding sentence, we will cause the appropriate certificated securities to be delivered.

   Neither Lyondell, Lyondell Worldwide, Lyondell Nederland, nor the trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes. Each person is protected in conclusively relying on instructions from DTC for all purposes, including with respect to the registration and delivery of the new notes, and the respective principal amounts of the new notes.

                              Plan of Distribution

   Based on interpretations by the staff of the SEC in "no action letters" issued to third parties, we believe that you may transfer new notes issued under an exchange offer in exchange for the outstanding notes if:

  . you acquire the new notes in the ordinary course of your business; and

  . you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes.

Broker-dealers receiving new notes in the exchange offers will be subject to a prospectus delivery requirement with respect to resales of the new notes. Each letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the new notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

   We believe that you may not transfer the new notes issued under an exchange offer in exchange for the outstanding notes if you are either:

  . our "affiliate" within the meaning of Rule 405 under the Securities Act;

  . a broker-dealer that acquired the outstanding notes directly from us; or

  . a broker-dealer that acquired the outstanding notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

   The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as these exchange offers, other than a resale of an unsold allotment from the original sale of the outstanding notes, by delivering the prospectus contained in the exchange offer registration statement. Broker-dealers who acquired the outstanding notes from Lyondell may not rely on SEC staff interpretations. They must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as selling noteholders, in order to resell the outstanding notes or the new notes. In the registration rights agreement, we agreed to permit participating broker-dealers to use this prospectus in connection with the resale of the new notes. We have agreed that we will make this prospectus, and any amendment or supplement to this prospectus, available for a period up to 180 days after the expiration of each exchange offer to any broker-dealer that requests these documents in the applicable letter of transmittal.

   If you wish to exchange your outstanding notes for new notes in an exchange offer, you will be required to make representations to us as described in "The Exchange Offers--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering--Your Representations to Us" of this prospectus and in the applicable letter of transmittal. In addition, if you are a broker-dealer who receives the new notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of the new notes.

   We will not receive any proceeds from any sale of the new notes by broker-dealers. Broker-dealers who receive new notes for their own account in an exchange offer may sell them from time to time in one or more transactions either:

  . in the over-the-counter market;

  . in negotiated transactions;

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

  . through the writing of options on the new notes or a combination of methods of resale;

  . at market prices prevailing at the time of resale; or

  . at prices related to prevailing market prices or negotiated prices.

   Any resale of the new notes may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells the new notes it received for its own account in an exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of the new notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. Each broker-dealer that receives the new notes for its own account using a registered exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Each letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   We have agreed to pay all expenses incidental to each exchange offer other than commissions and concessions of any brokers or dealers. We will indemnify holders of the outstanding notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

                                 Legal Matters

   Baker & Botts, L.L.P., Houston, Texas, counsel for Lyondell, Lyondell Worldwide and Lyondell Nederland, has issued an opinion about the legality of the new notes.

                                    Experts

   The consolidated financial statements of Lyondell Chemical Company as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated in this prospectus by reference to the Lyondell Chemical Company Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Equistar Chemicals, LP as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and the period from December 1, 1997 (inception) to December 31, 1997, incorporated in this prospectus by reference to the Lyondell Chemical Company Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of LYONDELL-CITGO Refining LP as of December 31, 1998 and for the year ended December 31, 1998 incorporated in this registration statement by reference from Lyondell's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of LYONDELL-CITGO Refining LP as of December 31, 1997 and for each of the two years in the period ended December 31, 1997, incorporated in this prospectus by reference to the Lyondell Chemical Company Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      Where You Can Find More Information

   Lyondell files annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Lyondell's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Lyondell files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, because Lyondell's common stock is listed on the New York Stock Exchange, reports and other information concerning Lyondell can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                    Incorporation of Documents by Reference

   Lyondell has "incorporated by reference" information in this prospectus. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede the information in this prospectus. Lyondell incorporates by reference the documents listed below and any future filings made with the SEC (file no. 1-10145) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, until each exchange offer expires or is terminated.

  1. Annual Report on Form 10-K . . . Year Ended December 31, 1998
  2. Current Reports on Form 8-K . . . Filed on April 19, 1999, April 21, 1999, May 12, 1999 and June 29, 1999
  3. Quarterly Report on Form 10-Q . . . Filed on May 12, 1999

   You may request a copy of these filings at no cost by writing or telephoning us the following address:

                              Corporate Secretary
                           Lyondell Chemical Company
                            1221 McKinney, Suite 700
                              Houston, Texas 77010
                           Telephone: (713) 652-7200

   Whether or not required by the rules and regulations of the SEC, so long as any new notes are outstanding, we have agreed to furnish to the trustees, within 15 days after we are or would have been required to file with the SEC, and to furnish to the holders of the new notes thereafter:

  . all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file these forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants; and

  . all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file these reports.

   In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all this information and reports with the SEC for public availability and make the information available to securities analysts and prospective investors upon request.

   In addition, we have agreed that, for so long as any new notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered under Rule 144A(d)(4) under the Securities Act. Any request and requests for the agreements summarized in this prospectus should be directed to the address referred to above.

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

--------------------------------------------------------------------------------

PROSPECTUS dated July   , 1999

                           Lyondell Chemical Company

                                 $2,400,000,000

                               Offers to Exchange

                                ALL OUTSTANDING

                9 5/8% Senior Secured Notes, Series A, due 2007
                9 7/8% Senior Secured Notes, Series B, due 2007
                   10 7/8% Senior Subordinated Notes due 2009

                                      for

                                 ALL REGISTERED

                9 5/8% Senior Secured Notes, Series A, due 2007
                9 7/8% Senior Secured Notes, Series B, due 2007
                   10 7/8% Senior Subordinated Notes due 2009

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not offering to exchange notes in any jurisdiction where the offer is not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

 By-Law Provisions

Lyondell

   Lyondell's By-Laws provide that Lyondell will indemnify each of its officers and directors to the fullest extent authorized by Section 145 of the General Corporation Law of the State of Delaware. Article V of the By-Laws reads as follows:

     (a) Indemnification of Officers and Directors. Lyondell will indemnify the officers and directors of Lyondell with respect to all matters to which
  Section 145 of the General Corporation Law of the State of Delaware may in any way relate, to the fullest extent permitted or allowed by the laws of the State of Delaware, whether or not specifically required, permitted or allowed by said Section 145. Any repeal or modification of this Section will not in any way diminish any rights to indemnification of such person or the obligations of Lyondell that may have previously arisen hereunder.

     (b) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section will not be exclusive of any other right which any person may have or hereafter acquire under any statute, Lyondell's Certificate of Incorporation, any By-Law, any agreement, a vote of Company stockholders or of disinterested Company directors or otherwise, both as to action in that person's official capacity and as to action in any other capacity by holding such office, and will continue after the person ceases to serve Lyondell as a director or officer or to serve another entity at the request of Lyondell.

     (c) Insurance. Lyondell may maintain insurance, at its expense, to protect itself and any director or officer of Lyondell or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Lyondell would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

     (d) Indemnity Agreements. Lyondell may from time to time enter into indemnity agreements with the persons who are members of its board of directors, its elected officers and with such other persons as the board of directors may designate, the form of such indemnity agreements to be approved by a majority of the Board then in office.

     (e) Indemnification of Employees and Agents of Lyondell. Lyondell may, under procedures authorized from time to time by the board of directors, grant rights to indemnification, and to payment by Lyondell of the expenses incurred in defending any proceeding in advance of its final disposition to any employee or agent of Lyondell to the fullest extent of the provisions of this Article V.

 Delaware General Corporation Law Provisions

   Section 145 of the General Corporation Law of the State of Delaware provides:

     (a) A corporation will have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation will have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court will deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) will be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination will be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it will ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers and other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation will have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" will include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" will include employee benefit plans; references to "fines" will include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" will include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan will be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

 Certificate of Incorporation Provisions

Lyondell

   Lyondell's Certificate of Incorporation limits the personal liability of directors to Lyondell and its stockholders for monetary damages resulting from some breaches of the directors' fiduciary duties. Article VII of the Certificate of Incorporation provides as follows:

   To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director of Lyondell will not be liable to Lyondell or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Lyondell will be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this
Article VII by the stockholders of Lyondell will not adversely affect any right or protection of a director of Lyondell existing at the time of such repeal or modification or with respect to events occurring prior to such time. Notwithstanding anything contained in Lyondell's Certificate of Incorporation to the contrary, the affirmative vote of the holders of not less than 66 2/3 percent of all votes entitled to be cast by the holders of stock of Lyondell will be required to amend or repeal this Article VII or to adopt any provision inconsistent herewith.

   Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation's Certificate of Incorporation may contain the following:

   (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision will not eliminate or limit the liability of a director:

    . for any breach of the director's duty of loyalty to the corporation or its stockholders;

    . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    . under section 174 of this title; or

    . for any transaction from which the director derived an improper personal benefit.

No such provision will eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director will also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with section 141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

Lyondell Worldwide

   Lyondell Worldwide's Certificate of Incorporation limits the personal liability of directors for monetary damages resulting from some breaches of directors' fiduciary duties. Article IX of the Certificate of Incorporation provides as follows:

     To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article IX by the stockholders of the Company will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification or with respect to events occurring prior to such time. Notwithstanding anything contained in this Certificate to the contrary, the affirmative vote of the holders of not less than 66 2/3 percent of all votes entitled to be cast by the holders of stock of the Company will be required to amend or repeal this Article IX or to adopt any provision inconsistent herewith.

ITEM 21. Exhibits

 Exhibit No. Exhibit
  **3.1      Amended and Restated Certificate of Incorporation of Lyondell
             Chemical Worldwide, Inc.

  **3.2      Amended and Restated By-Laws of Lyondell Chemical Worldwide, Inc.

  **3.3      Amended and Restated Certificate of Incorporation of Lyondell
             Chemical Nederland, Ltd.

  **3.4      Amended and Restated By-Laws of Lyondell Chemical Nederland, Ltd.

  **4.1      Registration Rights Agreement by and among Lyondell Chemical
             Company, Lyondell Chemical Worldwide, Inc., Lyondell Chemical
             Nederland, Ltd. and Donaldson, Lufkin & Jenrette Securities
             Corporation, J.P. Morgan Securities Inc., Salomon Smith Barney,
             Inc., Chase Securities Inc. and NationsBanc Montgomery Securities
             LLC, dated as of May 17, 1999


   **4.2 Indenture among Lyondell Chemical Company, the Subsidiary Guarantors party thereto and The Bank of New York, as Trustee, dated as of May
          17, 1999, for 9 5/8% Senior Secured Notes, Series A, due 2007

   **4.3 Indenture among Lyondell Chemical Company, the Subsidiary Guarantors party thereto and The Bank of New York, as Trustee, dated as of May
          17, 1999, for 9 7/8% Senior Secured Notes, Series B, due 2007

   **4.4 Indenture among Lyondell Chemical Company, the Subsidiary Guarantors party thereto and The Bank of New York, as Trustee, dated as of May
          17, 1999, for 10 7/8% Senior Subordinated Notes due 2009

  **5     Opinion of Baker & Botts, L.L.P.

   *12 Statement Setting Forth Detail for Computation of Ratio of Earnings to Fixed Charges (Filed as an exhibit to Lyondell's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference)

    23.1  Consent of PricewaterhouseCoopers LLP

    23.2  Consent of Deloitte & Touche LLP

    23.3  Consent of Baker & Botts, L.L.P. (included in Exhibit 5)

    24.1  Powers of Attorney for Lyondell Chemical Company

    24.2  Powers of Attorney for Lyondell Chemical Worldwide, Inc.

    24.3  Powers of Attorney for Lyondell Chemical Nederland, Ltd.

  **25.1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture relating to the Series A
          Senior Secured Notes

  **25.2 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture relating to the Series B
          Senior Secured Notes

  **25.3 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture relating to the Senior
          Subordinated Notes

    99.1  Form of Letter to DTC Participants for 9 5/8% Senior Secured Notes,
          Series A, due 2007

    99.2  Form of Letter to DTC Participants for 9 7/8% Senior Secured Notes,
          Series B, due 2007

    99.3  Form of Letter to DTC Participants for 10 7/8% Senior Subordinated
          Notes due 2009

    99.4 Form of Letter to Clients for 9 5/8% Senior Secured Notes, Series A, due 2007

    99.5 Form of Letter to Clients for 9 7/8% Senior Secured Notes, Series B, due 2007

    99.6  Form of Letter to Clients for 10 7/8% Senior Subordinated Notes due
          2009

    99.7  Form of Notice of Guaranteed Delivery for 9 5/8% Senior Secured
          Notes, Series A, due 2007

    99.8  Form of Notice of Guaranteed Delivery for 9 7/8% Senior Secured
          Notes, Series A, due 2007

    99.9  Form of Notice of Guaranteed Delivery for 10 7/8% Senior Secured
          Notes, Series A, due 2009

    99.10 Form of Letter of Transmittal for 9 5/8% Senior Secured Notes,
          Series A, due 2007

    99.11 Form of Letter of Transmittal for 9 7/8% Senior Secured Notes,
          Series B, due 2007

    99.12 Form of Letter of Transmittal for 10 7/8% Senior Subordinated Notes due 2009

--------
 * Incorporated by reference from the filing indicated.

** Previously filed.

ITEM 22. Undertakings

  1. The undersigned co-registrants hereby undertake:

    . to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to

      --include any prospectus required by section 10(a)(3) of the Securities Act of 1933

      --include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to information in the registration statement

      --reflect in the prospectus any facts or events arising after the effective date of the registration statement or its most recent post-effective amendment which, individually or in the aggregate, represent a fundamental change in the information shown in the registration statement.

       Any increase or decrease in volume of securities offered if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC under Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price stated in the "Calculation of Registration Fee" table in the effective registration statement

    . that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time will be deemed to be the initial bona fide offering

    . to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

  2. The undersigned co-registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report under section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering.

  3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  4. The undersigned co-registrants hereby undertake

    . to respond to requests for information that is incorporated by reference into the prospectus under items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of a request, and to send the incorporated documents by first-class mail or other equally prompt means. This undertaking includes information contained in documents filed after the effective date of the registration statement through the date of responding to the request

  5. The undersigned co-registrants hereby undertake to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Lyondell Chemical Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on July 12, 1999.

                                          LYONDELL CHEMICAL COMPANY

                                          By:
                                                  /s/ Dan F. Smith
                                             ----------------------------------
                                              Dan F. Smith
                                              President and Chief Executive
                                               Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities indicated on July 12, 1999.

Signature                                Title


       */s/ William T. Butler            Chairman of the Board
-------------------------------------

         William T. Butler



        /s/ Dan F. Smith                 President, Chief Executive Officer
-------------------------------------    and Director
            Dan F. Smith
    (Principal Executive Officer)


         */s/ Carol Anderson             Director
-------------------------------------
            Carol Anderson



          */s/ Travis Engen              Director
-------------------------------------
             Travis Engen

   */s/ Stephen F. Hinchliffe, Jr.       Director
-------------------------------------
      Stephen F. Hinchliffe, Jr.

       */s/ Dudley C. Mecum II           Director
-------------------------------------
          Dudley C. Mecum II

          */s/ Frank Savage              Director
-------------------------------------
             Frank Savage

         */s/ Paul R. Staley             Director
-------------------------------------
            Paul R. Staley


      */s/ Joseph M. Putz                Senior Vice President, Special
-------------------------------------    Assignments and Acting Chief
           Joseph M. Putz                Financial Officer
    (Principal Financial Officer)


     */s/ Kelvin R. Collard              Controller and Principal Accounting
-------------------------------------    Officer
          Kelvin R. Collard
   (Principal Accounting Officer)


   /s/ Jeffrey R. Pendergraft
*By: ________________________________
Jeffery R. Pendergraft, as Attorney-
               in-fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Lyondell Chemical Worldwide, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on July 12, 1999.

                                          LYONDELL CHEMICAL WORLDWIDE, INC.

                                          By:
                                                  /s/ Dan F. Smith
                                             ----------------------------------
                                              Dan F. Smith
                                              President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities indicated on July 12, 1999.

Signature                               Title



       /s/ Dan F. Smith                 President
------------------------------------
            Dan F. Smith
   (Principal Executive Officer)



   */s/ Robert J. Millstone             Director
------------------------------------
        Robert J. Millstone

      */s/ Edward W. Rich               Director and Treasurer
------------------------------------
           Edward W. Rich

      */s/ Joseph M. Putz               Chief Financial Officer
------------------------------------
           Joseph M. Putz
   (Principal Financial Officer)

    */s/ Kelvin R. Collard              Controller
------------------------------------
         Kelvin R. Collard
   (Principal Accounting Officer)

*By:     /s/ Jeffrey R. Pendergraft

------------------------------------

     Jeffrey R. Pendergraft, as
       Attorney-in-fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Lyondell Chemical Nederland, Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on July 12, 1999.

                                          LYONDELL CHEMICAL NEDERLAND, LTD.

                                          By:
                                                  /s/ Morris Gelb
                                             ----------------------------------
                                              Morris Gelb
                                              President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities indicated on July 12, 1999.

Signature                                Title



        /s/ Morris Gelb                  President
-------------------------------------
             Morris Gelb
    (Principal Executive Officer)



     */s/ T. Kevin DeNicola              Director
-------------------------------------
          T. Kevin DeNicola

    */s/ Robert J. Millstone             Director
-------------------------------------
         Robert J. Millstone

      */s/ Edward W. Rich                Director and Vice President and
-------------------------------------    Treasurer
           Edward W. Rich

      */s/ Joseph M. Putz                Chief Financial Officer
-------------------------------------
           Joseph M. Putz
    (Principal Financial Officer)

     */s/ Kelvin R. Collard              Controller
-------------------------------------
          Kelvin R. Collard
   (Principal Accounting Officer)

*By:    /s/ Edward W. Rich
-------------------------------------

 Edward W. Rich, as Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit No. Description of Exhibit
   **3.1     Amended and Restated Certificate of Incorporation of Lyondell
             Chemical Worldwide, Inc.

   **3.2     Amended and Restated By-Laws of Lyondell Chemical Worldwide, Inc.

   **3.3     Amended and Restated Certificate of Incorporation of Lyondell
             Chemical Nederland, Ltd.

   **3.4     Amended and Restated By-Laws of Lyondell Chemical Nederland, Ltd.

   **4.1     Registration Rights Agreement by and among Lyondell Chemical
             Company, Lyondell Chemical Worldwide, Inc., Lyondell Chemical
             Nederland, Ltd. and Donaldson, Lufkin & Jenrette Securities
             Corporation, J.P. Morgan Securities Inc., Salomon Smith Barney,
             Inc., Chase Securities Inc. and NationsBanc Montgomery Securities
             LLC, dated as of May 17, 1999

   **4.2     Indenture among Lyondell Chemical Company, the Subsidiary
             Guarantors party thereto and The Bank of New York, as Trustee, dated as of May 17, 1999, for 9 5/8% Senior Secured Notes,
             Series A, due 2007

   **4.3     Indenture among Lyondell Chemical Company, the Subsidiary
             Guarantors party thereto and The Bank of New York, as Trustee, dated as of May 17, 1999, for 9 7/8% Senior Secured Notes,
             Series B, due 2007

   **4.4     Indenture among Lyondell Chemical Company, the Subsidiary
             Guarantors party thereto and The Bank of New York, as Trustee, dated as of May 17, 1999, for 10 7/8% Senior Subordinated Notes due 2009

   **5       Opinion of Baker & Botts, L.L.P.

   *12       Statement Setting Forth Detail for Computation of Ratio of
             Earnings to Fixed Charges (Filed as an exhibit to Lyondell's
             Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference)

    23.1     Consent of PricewaterhouseCoopers LLP

    23.2     Consent of Deloitte & Touche LLP

    23.3     Consent of Baker & Botts, L.L.P. (included in Exhibit 5)

    24.1     Powers of Attorney for Lyondell Chemical Company

    24.2     Powers of Attorney for Lyondell Chemical Worldwide, Inc.

    24.3     Powers of Attorney for Lyondell Chemical Nederland, Ltd.

  **25.1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture relating to the Series
             A Senior Secured Notes

  **25.2 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture relating to the Series
             B Senior Secured Notes

  **25.3 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture relating to the Senior
             Subordinated Notes

    99.1     Form of Letter to DTC Participants for 9 5/8% Senior Secured
             Notes, Series A, due 2007

    99.2     Form of Letter to DTC Participants for 9 7/8% Senior Secured
             Notes, Series B, due 2007

    99.3     Form of Letter to DTC Participants for 10 7/8% Senior Subordinated
             Notes due 2009

    99.4     Form of Letter to Clients for 9 5/8% Senior Secured Notes, Series
             A, due 2007

--------
*  Incorporated by reference from the filing indicated.

** Previously filed.

 Exhibit No. Description of Exhibit

  99.5       Form of Letter to Clients for 9 7/8% Senior Secured Notes, Series
             B, due 2007

  99.6 Form of Letter to Clients for 10 7/8% Senior Subordinated Notes due 2009

  99.7       Form of Notice of Guaranteed Delivery for 9 5/8% Senior Secured
             Notes, Series A, due 2007

  99.8       Form of Notice of Guaranteed Delivery for 9 7/8% Senior Secured
             Notes, Series A, due 2007

  99.9       Form of Notice of Guaranteed Delivery for 10 7/8% Senior Secured
             Notes, Series A, due 2009

  99.10      Form of Letter of Transmittal for 9 5/8% Senior Secured Notes,
             Series A, due 2007

  99.11      Form of Letter of Transmittal for 9 7/8% Senior Secured Notes,
             Series B, due 2007

  99.12      Form of Letter of Transmittal for 10 7/8% Senior Subordinated
             Notes due 2009